   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1996



                                                      REGISTRATION NO. 333-14975

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                        SWISHER INTERNATIONAL GROUP INC.

             (Exact name of registrant as specified in its charter)

                DELAWARE                                    2121                                   13-3857632
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                            ------------------------

                              459 EAST 16TH STREET
                             JACKSONVILLE, FL 32206
                                 (904) 353-4311
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                              WILLIAM ZIEGLER, III
                            CHIEF EXECUTIVE OFFICER
                        SWISHER INTERNATIONAL GROUP INC.
                              459 EAST 16TH STREET
                             JACKSONVILLE, FL 32206
                                 (904) 353-4311
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

             DONALD E. MCNICOL, ESQ.                            ROHAN S. WEERASINGHE, ESQ.
        SCHNADER, HARRISON, SEGAL & LEWIS                          SHEARMAN & STERLING
                330 MADISON AVENUE                                 599 LEXINGTON AVENUE
             NEW YORK, NEW YORK 10017                            NEW YORK, NEW YORK 10022
                  (212) 973-8000                                      (212) 848-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent offering outside the United States and Canada (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical except that they contain different front and back cover pages and different descriptions of the plan of distribution (contained under the caption "Underwriting" in both prospectuses). The form of U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus which differ from, or are in addition to, those used in the U.S. Prospectus. Each of the alternate pages for the International Prospectus included herein is labeled "Alternate Page for International Prospectus." Final forms of each Prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION


                 PRELIMINARY PROSPECTUS DATED NOVEMBER 14, 1996


PROSPECTUS

                                          SHARES

                        SWISHER INTERNATIONAL GROUP INC.

                              CLASS A COMMON STOCK
                              --------------------

    Of the       shares of Class A Common Stock, par value $.01 per share (the
"Class A Common Stock"), of Swisher International Group Inc. being offered
hereby,       shares are initially being offered in the United States and Canada
by the U.S. Underwriters and       shares are initially being offered in a
concurrent international offering outside the United States and Canada by the International Managers. The initial public offering price and the aggregate underwriting discount per share will be identical for each of the Offerings. See "Underwriting."

    Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), of the Company entitles its holder to ten votes. All of the shares of Class B Common Stock are owned by Hay Island Holding Corporation ("Hay Island"), a corporation controlled directly and indirectly by William Ziegler, III. Immediately after consummation of the Offerings (assuming no exercise of the over-allotment options granted to the Underwriters), Hay Island will beneficially own shares of
Class B Common Stock representing approximately    % of the combined voting
power of the outstanding shares of Common Stock. The net proceeds from the Offerings will be paid as a dividend to Hay Island. See "Use of Proceeds."

    Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price
per share of Class A Common Stock will be between $   and $   . For a discussion
of the factors that will be considered in determining the initial public offering price of the Class A Common Stock, see "Underwriting."

    The Company intends to make application to list the Class A Common Stock on the New York Stock Exchange.

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                             PRICE TO          UNDERWRITING        PROCEEDS TO
                                                              PUBLIC           DISCOUNT (1)        COMPANY (2)
Per Share.............................................          $                   $                   $
Total (3).............................................          $                   $                   $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $         .

(3) The Company has granted the U.S. Underwriters and International Managers options, exercisable within 30 days after the date of this Prospectus, to
    purchase up to an additional       and       shares of Class A Common Stock,
    respectively, solely to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $         , $         and
    $         , respectively. See "Underwriting."

                           --------------------------

    The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in New York, New
York, on or about       , 1996.

                           --------------------------

MERRILL LYNCH & CO.

               SALOMON BROTHERS INC

                                                      FORUM CAPITAL MARKETS L.P.
                                ---------------

               The date of this Prospectus is            , 1996.

                  [PICTURE OF VARIOUS OF THE COMPANY'S CIGARS
                       ARRANGED ON A NEUTRAL BACKGROUND.]

    IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED OR UNLESS THE CONTEXT OTHERWISE REQUIRES, THE INFORMATION SET FORTH IN THIS PROSPECTUS (I) GIVES EFFECT TO THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE COMPANY'S AUTHORIZED CAPITAL STOCK TO CLASS A COMMON STOCK AND CLASS B COMMON STOCK, TO BE EFFECTED SIMULTANEOUSLY WITH THE CONSUMMATION OF THE OFFERINGS; (II) GIVES EFFECT TO THE CONVERSION OF EACH OF THE 100 OUTSTANDING SHARES OF THE COMPANY'S CURRENT COMMON STOCK, PAR VALUE $1.00 PER SHARE,
INTO      SHARES OF ITS NEWLY CREATED CLASS B COMMON STOCK, PAR VALUE $0.01 PER
SHARE (TOTALING       SHARES OF CLASS B COMMON STOCK), TO BE EFFECTED
SIMULTANEOUSLY WITH THE CONSUMMATION OF THE OFFERINGS (SEE "DESCRIPTION OF CAPITAL STOCK"); AND (III) ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTIONS HAVE NOT BEEN EXERCISED. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" OR "SWISHER" MEAN SWISHER INTERNATIONAL GROUP INC. AND ITS SUBSIDIARIES AND, UNLESS OTHERWISE INDICATED, ALL MARKET SHARE DATA REFERS TO THE UNITED STATES CIGAR AND SMOKELESS TOBACCO MARKET.

                                  THE COMPANY

GENERAL

    Founded in 1861, the Company is the largest manufacturer and marketer of cigars in the world with a 8% market share and in the United States with a 30% market share, as measured by units sold in 1995. The Company, which has a strong market position in each of the cigar categories in which it competes, offers a broad product line of cigars, including mass market large cigars, such as its SWISHER SWEETS, KING EDWARD and OPTIMO brands, premium cigars, such as the BERING, LA PRIMADORA and PLEIADES brands, and little cigars, which the Company markets under its SWISHER SWEETS LITTLE CIGARS and KING EDWARD LITTLE CIGARS brands. The Company believes its SWISHER SWEETS cigar brand is the largest selling cigar brand in the United States as measured by both units and dollars. The Company also manufactures and markets a wide range of smokeless tobacco products, including moist and dry snuff and loose leaf chewing tobacco, under such brand names as MAIL POUCH, a 100-year old brand, and SILVER CREEK. During 1995, over 70% of the Company's net sales were derived from the sale of cigars. The Company's net sales have increased from $156.5 million in 1993 to $216.8 million for the twelve months ended September 30, 1996, representing a compound annual growth rate of 12.6%. During the same period, the Company's operating profit increased from $16.9 million (before restructuring expenses) to $47.7 million, representing a compound annual growth rate of 45.8%.

    Since 1993, after a long period of decline, cigar smoking has experienced a resurgence resulting in an increase in consumption and retail sales of cigars across all major categories. Led by growth in mass market large cigars and premium cigars, the overall unit volume in the cigar market has increased at a compound annual rate of 7.7%, and has increased at over twice that rate in retail dollar sales from 1993 to 1995. This growth produced overall cigar market retail dollar sales of approximately one billion dollars in 1995, the largest sales in the industry's history. Unit sales of mass market and premium cigars have increased at a compound annual rate of 7.2% and 22.3%, respectively, from 1993 to 1995, while retail dollar sales of both categories have increased more rapidly due to pricing increases. The Company believes that the growth of the cigar market has been due to the improved image of cigar smoking. Factors contributing to this improved image include (i) popularization of cigar smoking through the use of cigars in television programs, movies and by celebrities,
(ii) favorable media publicity, such as the launching of CIGAR AFICIONADO magazine and other publications, (iii) increasing acceptance of cigars as reflected by the return of "cigar friendly" restaurants and the emergence and growth of cigar bars and (iv) changing demographics, including an expanding base of younger adult men and women who have recently started smoking cigars and an increase in the number of adults over the age of 50 (a demographic group believed to smoke more cigars than any other segment of the population). Mass market cigars, which typically retail for less than one dollar, include natural-wrapper and reconstituted tobacco sheet-wrapper large cigars and little cigars and represented approximately 96% of the cigars sold in the United States in 1995. Premium cigars, which are generally defined as cigars that are hand-made and retail for one dollar or more, represented approximately 4% of the total cigars sold in the United States in 1995 and a larger percentage of total retail dollar sales.

    Consumption of all smokeless tobacco products has remained relatively stable since the late 1980s, while retail dollar sales have increased from $1.0 billion in 1985 to $2.3 billion in 1995, representing a compound annual growth rate of 8.4%. This growth was primarily due to retail dollar sales of moist snuff, which represented approximately 75% of the smokeless tobacco market in 1995, and which increased from $579.6 million in 1985 to $1.7 billion in 1995, representing a compound annual growth rate of 11.6%.


    The Company believes the strength of its brand names led by its SWISHER SWEETS brand, its strong sales and marketing organization, and its new product developments have enabled the unit sales of many of the Company's products to grow faster than their respective markets, in some cases through periods of market decline as well as periods of market growth. For example, from 1985 to 1993, when the unit sales for mass market large cigars declined at a compound annual rate of 4.8%, the Company increased its overall share of units sold in such market, led by the SWISHER SWEETS brand mass market large cigars which increased its market share from approximately 14% in 1985 to approximately 20% in 1993. Since 1993, the SWISHER SWEETS brand of mass market large cigars has grown in unit market share. Additionally, due to the Company's increasing focus on the premium segment, unit sales of the Company's premium cigars increased at a compound annual rate of 27.9% from 1993 to 1995 while the premium market increased 22.3% in terms of units sold. During the same period, the Company's unit sales of little cigars grew at a compound annual rate of approximately 8.5%, a rate almost twice the unit growth rate of 4.3% for the little cigar market. The Company's moist snuff products have also outperformed the market with unit sales increasing at a compound annual rate of 12.9% from 1985 to 1995, or almost four times the growth rate of the moist snuff market.


COMPETITIVE STRENGTHS

    The Company attributes its historical growth and strong competitive position in the cigar and smokeless tobacco industry to a number of factors, including the following:

    STRONG BRAND NAMES AND BRAND RECOGNITION. The Company believes that its cigar and smokeless tobacco brands are among the most well-recognized in their industry. SWISHER SWEETS, the largest selling cigar brand in the United States, is one of the most widely-recognized cigar brands in the United States and, due to its distinctive taste, has developed a large and loyal customer base. The KING EDWARD cigar brand has a history of almost 80 years and is among the most widely known United States cigar brands sold worldwide. In addition, the BERING and PLEIADES premium brands have been highly rated in taste tests and surveys conducted and published by CIGAR AFICIONADO magazine. Many of the Company's smokeless tobacco brands, such as MAIL POUCH, CHATTANOOGA CHEW, SILVER CREEK and several of its other brands, some of which have been in existence for over 100 years, are well-recognized in the smokeless tobacco industry.

    SIGNIFICANT MARKET POSITIONS IN ALL MAJOR CIGAR CATEGORIES. The Company produces and markets cigars in all major product categories--mass market large cigars, premium cigars and little cigars. The Company has the leading market share in mass market large cigars, with approximately a 26% share, and in little cigars, with approximately a 41% share, in terms of 1995 units sold. The Company believes its SWISHER SWEETS brand mass market large and little cigars have the leading market shares in their respective categories in terms of both dollars and units in 1995 and during the first nine months of 1996. In addition, with an approximate 12% market share in terms of 1995 units sold, the Company believes that it is one of the major producers of premium cigars.

    STRONG SALES AND MARKETING ORGANIZATION. The strength of the Company's sales and marketing lies in its national sales force, which the Company believes is the largest in the cigar industry. This sales force covers not only the Company's direct buying accounts, such as tobacco distributors, wholesale grocers and retail chains, but also retailers who purchase from such direct buying accounts. Direct retail account contact enables the Company to introduce new products and improve shelf presence and placement of point-of-sale materials for the Company's products. In addition, through its national account organization the Company has become the category manager for the "other tobacco" category with several of its national and regional retail chain accounts, allowing the Company to better market its products. The Company utilizes extensive market research to develop a highly targeted and regionalized marketing strategy.

    PROVEN ABILITY TO DEVELOP NEW PRODUCTS. The Company has a history of successfully developing and introducing new cigar and smokeless tobacco products in an industry historically characterized by few new product introductions. During the first nine months of 1996, the Company derived 27% of its net sales from products introduced since 1985 and 12% from products introduced since 1991. In 1986, the Company entered the little cigar market with SWISHER SWEETS LITTLE CIGARS and increased its unit share of the little cigar market from zero in 1986 to approximately 38% in 1995. Recently the Company successfully introduced SWISHER SWEETS BLUNTS, SWISHER SWEETS OUTLAWS rough-cut cigars and BLACKSTONE pipe tobacco cigars. In the premium cigar category, the Company has been successful in developing line extensions under the BERING and PLEIADES brands and introducing new brands such as SIGLO 21, FLOR DE JALAPA, LA DILIGENCIA and SABROSO. Smokeless tobacco products recently introduced by the Company include SILVER CREEK FINE CUT and SILVER CREEK CHERRY moist snuff line extensions, EARL CAULFIELD'S flavored loose leaf chewing tobacco, as well as several private label moist snuff and loose leaf chewing tobacco products.

    GROWTH OPPORTUNITIES AND STRONG CASH FLOW FROM MOIST SNUFF. The Company manufactures a wide range of smokeless tobacco products and focuses on the growing moist snuff category, from which it derives significant cash flow. Through the use of competitive pricing and promotions, including a value pricing promotional strategy, the Company has increased its sales of moist snuff at a compound annual rate of 12.9% from 1985 to 1995, or approximately four times the growth rate of the market.

    LOW COST MANUFACTURING. The Company focuses on improving manufacturing efficiencies and reducing manufacturing costs per unit, which have been a significant factor in enabling the Company to increase operating margins from 10.8% (before restructuring expenses) in 1993 to 22.0% in the twelve months ended September 30, 1996. Over the past several years, the Company has increased the degree of automation and improved the efficiency of its principal manufacturing facilities, as evidenced by its sales per employee which has increased from approximately $109,000 in 1991 to approximately $187,000 for the twelve months ended September 30, 1996. The Company believes that its Jacksonville facility, which manufactures on average four million cigars daily, is currently the most automated cigar manufacturing facility in the United States.

    EXPERIENCED MANAGEMENT TEAM. The senior management of the Company has extensive experience, with an average of 18 years of service with the Company and an average of 23 years of experience in the tobacco industry.

BUSINESS STRATEGY

    The Company believes that its competitive strengths, together with the following business strategy, will enable it to continue to increase its sales and profitability and improve its market share.

    CAPITALIZE ON LEADING POSITIONS IN ALL MAJOR CATEGORIES OF THE MASS MARKET FOR CIGARS. The Company intends to further expand its leading positions in each major category of the cigar mass market by (i) utilizing its marketing expertise to introduce new products, such as the CAZADORES high-end mass market cigar, and developing product line extensions of its existing well-known SWISHER SWEETS and KING EDWARD brands and (ii) utilizing a targeted marketing strategy to strengthen the Company's position in existing distribution channels and to increase access to new distribution channels.

    EXPAND PREMIUM CIGAR PRODUCT OFFERINGS. The Company will seek to grow its position in the premium cigar market by (i) introducing new premium and super-premium cigars, such as the PLEIADES RESERVE and

SIGLO 21 MADURO, (ii) increasing the market's awareness and recognition of its premium cigars through targeted marketing programs, (iii) securing additional off-shore production capacity in key cigar producing areas such as the Dominican Republic, Honduras and Nicaragua, and (iv) expanding the breadth of distribution for its premium cigars.

    INCREASE SALES OF MOIST SNUFF PRODUCTS. The Company will seek to increase sales of its moist snuff products (i) through its value pricing promotional strategies, which emphasize the comparable quality of its moist snuff products at lower retail prices than offered by its competitors, (ii) by expanding its private label moist snuff business, (iii) by increasing the distribution of its products, particularly within the convenience store channel, and (iv) by investing in additional marketing support, including advertising and promotion.

    CONTINUE TO PURSUE EFFICIENT MANUFACTURING PROCESSES. The Company will continue to seek to reduce manufacturing unit costs, improve its manufacturing efficiencies and increase manufacturing capacity to support its growth by (i) reducing reliance on third party manufacturers by increasing its own manufacturing capacity to produce a portion of its premium cigars and all of its little cigars, (ii) making additional capital expenditures to improve plant efficiency and (iii) actively seeking employee participation in improving manufacturing processes.

                                 THE OFFERINGS

    Of the       shares of Class A Common Stock to be sold in the Offerings shares are initially being offered in the United States and Canada by
the U.S. Underwriters (the "U.S. Offering") and          shares are initially
being offered outside the United States and Canada by the International Managers (the "International Offering," and together with the U.S. Offering, the "Offerings").

Class A Common Stock offered by the
  Company..........................  shares

Common Stock to be outstanding
  after the Offerings:               shares of Class A Common Stock(a)
                                     shares of Class B Common Stock(b)
                                     shares of Common Stock(a)
                                     ----------

Voting rights......................  The Class A Common Stock and Class B Common Stock vote as a single class on all matters, except as otherwise required by law, with each share of Class A Common Stock entitling its holder to one vote and each share of Class B Common Stock
                                     entitling its holder to ten votes. All of the outstanding shares of Class B Common Stock will be owned by Hay Island. Immediately after consummation of the Offerings, Hay Island will own shares
                                     of Class B Common Stock representing approximately    % of the
                                     combined voting power of the outstanding shares of Common Stock
                                     (approximately    % if the Underwriters' over-allotment options
                                     are exercised in full).

Use of Proceeds....................  The net proceeds from the Offerings will be paid as a dividend to Hay Island. See "Use of Proceeds."

Listing............................  The Company intends to make application to list the Class A
                                     Common Stock on the New York Stock Exchange ("NYSE").

------------------------

(a) Excludes       shares of Class A Common Stock reserved for issuance under the Swisher International Group Inc. 1996 Stock Option Plan (the "1996 Stock
    Option Plan"), including       shares of Class A Common Stock subject to
    outstanding options granted at the initial public offering price of the Class A Common Stock. See "Management--1996 Stock Option Plan."

(b) Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock and converts automatically into one share of Class A Common Stock upon a transfer to any person other than a Permitted Transferee (as defined herein) of Hay Island. See "Description of Capital Stock--Class A Common Stock and Class B Common Stock."

                             SUMMARY FINANCIAL DATA


    The summary consolidated financial data set forth in the following table have been derived from the consolidated financial statements of the Company and the related notes thereto, included elsewhere in this Prospectus. As a result of the Acquisition (as defined herein, see "The Company") of the Company on November 6, 1995, the Company's consolidated financial position, results of operations and cash flows for the periods after November 6, 1995 are not comparable to prior periods. The pro forma statement of operations data gives pro forma effect to the Acquisition of the Company as if it had occurred on January 1, 1995 and to the Management Services Agreement between Hay Island and the Company to be entered into upon consummation of the Offerings (the "Services Agreement") as if it had been in effect as of January 1, 1995. The pro forma as adjusted balance sheet data as of September 30, 1996 gives pro forma effect to
(i) the Offerings, and (ii) the payment to Hay Island of the estimated net proceeds from the Offerings, as if such transactions had been consummated as of September 30, 1996. Such pro forma data is for information purposes and does not purport to be representative of results of operations or financial position of the Company had the Acquisition actually taken place as of January 1, 1995, the Services Agreement been in effect as of January 1, 1995, the Offerings been consummated as of September 30, 1996 or the payment of the estimated net proceeds from the Offerings to Hay Island taken place as of September 30, 1996. The following summary financial data should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of the Company and pro forma condensed financial data of the Company included elsewhere in this Prospectus. See "Index to Financial Statements."

                             SUMMARY FINANCIAL DATA


                                                          PREDECESSOR
                                                      --------------------                      SUCCESSOR
                                                                            -------------------------------------------------
                                                      YEAR ENDED DECEMBER    PRO FORMA      NINE MONTHS ENDED SEPTEMBER 30,
                                                              31,            YEAR ENDED   -----------------------------------
                                                      --------------------  DECEMBER 31,   PRO FORMA               PRO FORMA
                                                        1993       1994       1995(A)       1995(A)      1996       1996(A)
                                                      ---------  ---------  ------------  -----------  ---------  -----------
                                                             (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...........................................  $ 156,485  $ 163,285   $  186,386    $ 138,358   $ 168,779   $ 168,779
Cost of sales.......................................     89,193     88,720      100,036       74,097      85,883      85,883
                                                      ---------  ---------  ------------  -----------  ---------  -----------
Gross profit........................................     67,292     74,565       86,350       64,261      82,896      82,896
Selling, general and administrative expenses........     50,366     47,208       52,306       38,206      44,515(b)     42,265(b)
Restructuring expenses..............................      5,200      5,400       --           --          --          --
                                                      ---------  ---------  ------------  -----------  ---------  -----------
Operating profit....................................     11,726     21,957       34,044       26,055      38,381      40,631
Interest expense, net...............................      9,081      5,503        8,445        6,062       7,088       7,088
Other (income) expense, net.........................     (1,995)    (2,706)      --           --              86          86
                                                      ---------  ---------  ------------  -----------  ---------  -----------
Income before income taxes, minority interest and
  accounting changes................................      4,640     19,160       25,599       19,993      31,207      33,457
Provision for income taxes..........................      1,570      7,461       10,132        7,241      12,258      13,136
                                                      ---------  ---------  ------------  -----------  ---------  -----------
Income before minority interest and accounting
  changes...........................................      3,070     11,699       15,467       12,752      18,949      20,321
Minority interest...................................     (1,010)      (997)      --           --          --          --
                                                      ---------  ---------  ------------  -----------  ---------  -----------
Income before accounting changes....................      2,060     10,702       15,467       12,752      18,949      20,321
Accounting changes (c)..............................     (6,898)    --           --           --          --          --
                                                      ---------  ---------  ------------  -----------  ---------  -----------
Net income (loss)...................................  $  (4,838) $  10,702   $   15,467    $  12,752   $  18,949   $  20,321
                                                      ---------  ---------  ------------  -----------  ---------  -----------
                                                      ---------  ---------  ------------  -----------  ---------  -----------
Pro forma earnings per share (d)....................                         $             $           $           $
Pro forma weighted average shares outstanding (d)...

OTHER DATA:
Gross margin........................................       43.0%      45.7%        46.3%        46.4%       49.1%       49.1%
Operating margin....................................        7.5       13.5         18.3         18.8        22.7(b)       24.1(b)
EBITDA margin.......................................       11.6       17.9         21.2         21.1        25.3(b)       26.6(b)
EBITDA (e)..........................................  $  18,201  $  29,176   $   39,453    $  29,130   $  42,679(b)  $  44,929(b)



                                                                                                        SEPTEMBER 30, 1996
                                                                                                     ------------------------
                                                                                                                  PRO FORMA
                                                                                                                     AS
                                                                                                      ACTUAL     ADJUSTED(F)
                                                                                                     ---------  -------------
                                                                                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital....................................................................................  $  54,329
Total assets.......................................................................................    201,544
Total debt.........................................................................................    124,765
Total stockholders' equity.........................................................................     41,224


------------------------

(a) Pro forma results of operations presents the results of operations as if the Acquisition of the Company had taken place as of January 1, 1995 and as if the Services Agreement had been in effect as of January 1, 1995. (See Note 1 to the consolidated financial statements as of December 31, 1995 and the pro forma condensed financial data.)


(b) Selling, general and administrative expenses for the nine months ended September 30, 1996 includes an accrual of approximately $3.4 million for one-time, special bonuses to management, which will total approximately $4.7 million for the year. Excluding the $3.4 million from historical results, operating margin, EBITDA margin and EBITDA would have been 24.7%, 27.3% and $46.1 million, respectively. Excluding the $3.4 million from pro forma results, operating margin, EBITDA margin and EBITDA would have been 26.1%, 28.6% and $48.3 million, respectively.

(c) Represents cumulative effect of change in method of accounting for postretirement benefits other than pensions and other postemployment benefits.
(d) Pro forma earnings per share is calculated based on the aggregate number of shares of the Company's Class A and Class B Common Stock which will be outstanding upon the completion of the Offerings.
(e) EBITDA is defined as earnings before interest expense, net, provision for income taxes and depreciation and amortization. The Company believes that EBITDA is a measure commonly used by analysts and investors. Accordingly, this information has been disclosed herein to permit a more complete analysis of the Company's operating performance. EBITDA should not be considered in isolation or as a substitute for net income or other consolidated statement of operations or cash flow data prepared in accordance with generally accepted accounting principles as a measure of the profitability or liquidity of the Company. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.
(f) The pro forma as adjusted balance sheet data as of September 30, 1996 gives pro forma effect to (i) the Offerings, and (ii) the payment of the estimated net proceeds from the Offerings to Hay Island, as if such transactions had been consummated as of September 30, 1996.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION SET FORTH IN THIS PROSPECTUS AND, IN PARTICULAR, SHOULD EVALUATE THE FOLLOWING RISKS IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK.

LONG-TERM DECLINING MARKET FOR CIGARS THROUGH 1993

    According to the Cigar Association of America, the cigar industry experienced declining consumption between 1964 and 1993 at a compound annual rate of 3.6% (and, with respect to large cigar consumption, at a compound annual rate of 4.8%). The decrease in cigar sales as well as the general decline in smoking followed the 1964 report of the United States Surgeon General, which study was followed by numerous other studies stressing the link between cigarette smoking, including secondary smoke, and cancer, heart, respiratory and other diseases and medical ailments. Furthermore, "no smoking" laws, ordinances and prohibitions on cigar smoking in certain cases have adversely affected the sale of cigar products. While the cigar industry has experienced an increase in unit consumption since 1993, there can be no assurance that the recent positive trend will continue. A resumption of the long-term decline in cigar unit consumption, could have a material adverse effect on the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Industry Overview."

EXTENSIVE AND INCREASING REGULATION OF TOBACCO PRODUCTS

    Cigar and smokeless tobacco product manufacturers, like other producers of tobacco products, are subject to regulation in the United States by federal, state and local governments. Such regulations include labeling requirements, limitations on advertising, prohibition on sales to minors and restriction of smoking in both public places and in offices, office buildings and restaurants. Recently, the United States Food and Drug Adminstration ("FDA") issued regulations relating to the sale of cigarettes and smokeless tobacco products. The trend in recent years has been toward increased regulation of the tobacco industry. There can be no assurance as to the ultimate content, timing or effect of any additional regulation of tobacco products by any federal, state, local or regulatory body, and there can be no assurance that any such legislation or regulation would not have a material adverse effect on the Company's business. See "Business--Regulation."

TOBACCO INDUSTRY LITIGATION

    The tobacco industry has experienced and is experiencing significant health-related litigation. Plaintiffs in such litigation are seeking compensation and, in some cases, punitive damages, for various injuries allegedly resulting from the use of tobacco products or the exposure to tobacco smoke, including health care costs. A Florida jury recently rendered a damages verdict in favor of a cigarette smoker. Also, recently, a study published in the journal SCIENCE reported that a chemical found in cigarette smoke has been found to cause genetic damage in lung cells that is identical to damage observed in many malignant tumors of the lung and, thereby, directly links lung cancer to cigarette smoking. This study could affect pending and future tobacco litigation. The Company is currently the subject of material health-related litigation. Though claims have been made against manufacturers of smokeless tobacco products and against manufacturers of cigars, the Company is not aware of any adverse decision or judgment having been rendered against smokeless tobacco or cigar manufacturers. There can be no assurance, however, that the Company may not be named as a defendant in any future suits, nor can there be any assurance that such suits, if brought against the Company, or the Company's existing litigation, will not result in an adverse judgment against the Company which could have a material adverse effect on the Company's business. The Company does not carry insurance to protect against health-related product liability because the cost of obtaining such insurance is commercially prohibitive. Additionally, a judgment against the Company with respect to a product and any related products, could preclude the further sale of such products, the result of which could have a material adverse effect on the Company's business. See "Business--Litigation."

CONSTRAINTS ON ABILITY TO SATISFY DEMAND FOR PREMIUM CIGARS

    As a result of the increased demand for its hand-made premium cigars, the Company had back orders of approximately nine million cigars as of September 30, 1996. The Company's ability to increase its production of premium cigars and decrease such back orders is constrained by the unprecedented demand being placed on the third party cigar manufacturers, that currently supply its premium cigars. In order to reduce reliance on third party manufacturers the Company is planning to construct manufacturing facilities in certain traditional cigar producing countries. However, it is not anticipated that any such facility will begin production until 1997. See "Business--Manufacturing." While the Company is pursuing the measures described above to increase its production of premium cigars, there can be no assurance that these measures will be successful or that they will enable the Company to meet any future level of demand for its premium cigars. Any material inability of the Company to fill its premium cigar back orders in a timely manner could have a material adverse effect on the Company's business, including, in addition to the loss of current sales, the loss of customers (both new and existing) that try a competitor's product in order to satisfy their cigar requirements and remain a customer of such competitor after the Company is able to satisfy demand.

SOCIAL, POLITICAL AND ECONOMIC RISKS ASSOCIATED WITH INTERNATIONAL MANUFACTURING
  AND PURCHASING

    All of the premium cigars marketed by the Company are manufactured in countries outside of the United States, including the Dominican Republic, Honduras, Nicaragua and the Canary Islands. In addition, the Company buys tobacco indirectly from a large number of suppliers located in countries outside the United States, including Brazil, Argentina, Costa Rica, Germany, Italy, the Dominican Republic, Paraguay, the Philippines, Indonesia, Honduras and Mexico. The Company is exposed to the risk of changes in social, political and economic conditions inherent in international manufacturing and purchasing, including changes in the laws and policies that govern foreign investment and international trade in territories and countries where it currently conducts business, as well as, to a lesser extent, changes in United States laws and regulations relating to foreign investment and trade. Any such social, political or economic changes could pose, among other things, the risk of finished product and raw material supply interruption or significant increases in finished product and raw material prices. Accordingly, there can be no assurance that any such changes in social, political or economic conditions will not have a material adverse effect on the Company's business.

EFFECTS OF INCREASES IN EXCISE TAXES

    Cigars and smokeless tobacco products have long been subject to federal, state and local excise taxes, and such taxes have frequently been increased or proposed to be increased, in some cases significantly, to fund various legislative initiatives. In particular, there have been proposals by the federal government in the past to reform health care through a national program to be funded principally through increases in federal excise taxes on tobacco products. Enactment of new or significant increases in existing federal, state or local excise taxes would result in decreased unit sales of cigars and smokeless tobacco products, which could have a material adverse effect on the Company's business. See "Business--Excise Taxes."

COMPETITION

    The Company encounters significant competition for the Company's products from other third party providers of similar products. The Company believes that the principal competitive factors affecting the business for all major product categories--premium cigars, mass market large cigars, little cigars and smokeless tobacco products--include product quality and taste, brand name recognition, product innovation, low cost manufacturing and sales and marketing resources. Additionally, competitive pricing is a significant factor affecting the business for smokeless tobacco products. Certain competitors of the Company in the cigar business and the smokeless tobacco business are better capitalized than the Company and may have greater financial and other resources than those available to the Company. See "Business--Competition."

DEPENDENCE ON SIGNIFICANT CUSTOMER

    Most of the Company's sales are to tobacco distributors, grocery wholesalers and food and drug chains. The Company's largest customer, McLane Company Inc., accounted for approximately 12% and 14% of its net sales during 1995 and the nine months ended September 30, 1996, respectively. Although management believes that its relationship with this customer is good, the loss of this major customer could have a material adverse effect on the Company's business.

IMPACT OF HOLDING COMPANY STRUCTURE

    The Company is a holding company with no business operations of its own. The Company's only material asset is the outstanding capital stock of Swisher International, Inc. ("Swisher International") through which the Company conducts its business operations. Accordingly, the Company will be dependent upon the earnings and cash flows of, and dividends and distributions from, Swisher International to pay its expenses and meet its obligations and to pay any cash dividends or distributions on the Common Stock that may be authorized by the Board of Directors of the Company. There can be no assurance that Swisher International will generate sufficient earnings and cash flows to pay dividends or distribute funds to the Company to enable the Company to pay its expenses and meet its obligations or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of Swisher International, then in effect, will permit such dividends or distributions. The terms of the Credit Agreement currently restrict the Company's ability to declare dividends or make distributions, subject to certain limited exceptions. See "--Indebtedness and Restrictions in Credit Agreement."

CONTROL BY PRINCIPAL STOCKHOLDER; ANTI-TAKEOVER EFFECT OF DUAL CLASSES OF STOCK

    Holders of the Company's Class A Common Stock are entitled to one vote per share and holders of the Company's Class B Common Stock are entitled to ten votes per share. Immediately after consummation of the Offerings, Hay Island will own all of the outstanding shares of Class B Common Stock, which will
represent approximately    % of the combined voting power of the outstanding
shares of Common Stock (approximately    % if the Underwriters' over-allotment
options are exercised in full). Accordingly, Hay Island will be able to control the vote on all matters submitted to a vote of the Company's stockholders, including extraordinary transactions such as mergers and sales of all or substantially all of the Company's assets and will be able to elect the entire Board of Directors of the Company. Such control by Hay Island may discourage certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might receive a premium for their shares over prevailing market. William Ziegler, III, directly and through various trusts (collectively, the "Ziegler Parties"), is the 100% owner of Hay Island. See "The Company" and "Description of Capital Stock."

    Subject to applicable law and the terms of the Credit Agreement, the Ziegler Parties could sell any or all of the shares of common stock of Hay Island owned by them from time to time for any reason. Upon the sale or transfer of any shares of Class B Common Stock, other than to certain specified parties, such shares automatically convert to shares of Class A Common Stock. A sale by Hay Island of a sufficient number of shares of Class A Common Stock acquired upon conversion of its shares of Class B Common Stock or a sale of a sufficient number of shares of common stock of Hay Island owned by the Ziegler Parties would result in a change of control of the Company. The occurrence of a change of control of the Company would be an event of default under the Credit Agreement which could require a potential acquiror to either repay or refinance such indebtedness. See "--Indebtedness and Restrictions in Credit Agreement" and "Certain Relationships and Related Transactions."

INDEBTEDNESS AND RESTRICTIONS IN CREDIT AGREEMENT

    As of September 30, 1996, the Company had outstanding consolidated indebtedness of $124.8 million. As a result, a significant portion of cash flow from operations must be dedicated to the payment of principal of and interest on such indebtedness, thereby reducing the amount of funds available for working capital, capital expenditures and other purposes. The Company's ability to make scheduled payments on its outstanding indebtedness will depend on its financial and operating performance, which, in turn, will be affected by prevailing economic conditions and other factors. The Company's Credit Agreement imposes operating and financial restrictions on the Company and also requires the Company to comply with specified financial ratios and tests. Future debt instruments of the Company may also contain restrictions. A failure to comply with any of the covenants in the Company's financing agreements could result in a default thereunder or under other agreements containing cross-default provisions, which would permit lenders to accelerate the maturity of the indebtedness under such agreements and to foreclose upon any collateral securing such indebtedness. See "Description of Credit Agreement."

POSSIBLE FUTURE SALES OF SHARES BY PRINCIPAL STOCKHOLDER

    Immediately after consummation of the Offerings, the Company will have
outstanding       shares of Class A Common Stock and       shares of Class B
Common Stock. The       shares of Class B Common Stock owned by Hay Island are,
and the       shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock will be, "restricted securities" as defined in Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act other than pursuant to Rule 144 under the Securities Act or another exemption from registration thereunder. Pursuant to a Registration Rights Agreement between the Company and Hay Island (the "Registration Rights Agreement"), Hay Island has the right to require the Company to register the shares of Class A Common Stock acquired upon conversion of its shares of Class B Common Stock to facilitate their possible sale. Although the Company can make no prediction as to the effect, if any, that sales of shares of Class A Common Stock by Hay Island would have on the market price prevailing from time to time, sales of substantial amounts of Class A Common Stock or the availability of such shares for sale could adversely affect prevailing market prices. See "Shares Eligible for Future Sale."

NO PRIOR MARKET FOR CLASS A COMMON STOCK; DETERMINATION OF PUBLIC OFFERING
  PRICE;
  POSSIBLE VOLATILITY OF STOCK PRICE

Before the Offerings, there has been no public market for the Class A Common Stock and there can be no assurance as to the development or liquidity of any trading market for the Class A Common Stock following the Offerings, nor can there be any assurance that investors in the Class A Common Stock will be able to resell their shares at or above the initial public offering price. The initial public offering price for the shares of Class A Common Stock will be determined through negotiations between the Company and the representatives of the Underwriters, and may not be indicative of the market price for the Class A

Common Stock after the Offerings. The market price for the shares of the Class A Common Stock may be volatile and may fluctuate based upon a number of factors, including, without limitation, business performance, timing of revenues, news announcements or changes in general market trading conditions. See "Underwriting."

DILUTION

    The initial public offering price is expected to be substantially higher than the book value per share of the Class A Common Stock. Investors purchasing the Class A Common Stock in the Offerings will experience an immediate and substantial increase in the deficit in net tangible book value per share of
Class A Common Stock of $         per share, based upon the mid-point of the
filing range set forth on the cover page of this Prospectus. To the extent outstanding options to purchase Class A Common Stock are exercised, there will be further dilution. See "Dilution."

USE OF NET PROCEEDS TO PAY DIVIDEND

    The net proceeds from the Offerings will be paid as a dividend to Hay Island. Accordingly, none of the proceeds from the Offerings will be available for use in the Company's business. See "Use of Proceeds."

                                  THE COMPANY

    Founded in 1861, the Company is the largest manufacturer and marketer of cigars in the world with a 8% market share and in the United States with a 30% market share, as measured by units sold in 1995. The Company, which has a strong market position in each of the cigar categories in which it competes, offers a broad product line of cigars, including mass market large cigars, such as its SWISHER SWEETS, KING EDWARD and OPTIMO brands, premium cigars, such as the BERING, LA PRIMADORA and PLEIADES brands, and little cigars, which the Company markets under its SWISHER SWEETS LITTLE CIGARS and KING EDWARD LITTLE CIGARS brands. The Company believes its SWISHER SWEETS cigar brand is the largest selling cigar brand in the United States as measured by both units and dollars. The Company also manufactures and markets a wide range of smokeless tobacco products, including moist and dry snuff and loose leaf chewing tobacco, under such brand names as MAIL POUCH, a 100-year old brand, and SILVER CREEK. During 1995, over 70% of the Company's net sales were derived from the sale of cigars. The Company's net sales have increased from $156.5 million in 1993 to $216.8 million for the twelve months ended September 30, 1996, representing a compound annual growth rate of 12.6%. During the same period, the Company's operating profit increased from $16.9 million (before restructuring expenses) to $47.7 million, representing a compound annual growth rate of 45.8%.


    In 1993, Helme Tobacco Company ("Helme"), a subsidiary of Swisher International that operated what today comprises the Company's smokeless tobacco operations, completed the closure of its smokeless tobacco plant in Helmetta, New Jersey, consolidating its dry snuff and moist snuff manufacturing, packaging and shipping operations to its renovated plant in Wheeling, West Virginia. In 1994, Helme merged into Swisher International. The merger improved the effectiveness of the Company's sales and marketing efforts while also reducing sales and administrative costs. In 1995, the Company completed the closing of its Waycross, Georgia cigar plant and consolidated all of its cigar manufacturing activities into its Jacksonville, Florida facility.


    On November 6, 1995, the Company acquired all of the outstanding shares (the "Acquisition") of Swisher International, Inc. ("Swisher International") from Eridania Beghin-Say, S.A. ("EBS") with EBS retaining a 12% beneficial ownership interest in Swisher International through its ownership of 12% of the shares of Hay Island. On June 21, 1996, all of EBS' shares in Hay Island were redeemed. Hay Island is currently owned 100% by William Ziegler, III, directly and through various trusts. See "Principal Stockholder."

    The Company is a holding company, which owns the outstanding capital stock of Swisher International, through which the Company conducts its business operations. The Company was incorporated on October 30, 1995 under the laws of the state of Delaware, and maintains its principal executive offices at 459 East 16th Street, Jacksonville, Florida 32206 and its telephone number is (904) 353-4311.

                            ------------------------


    Reference in this Prospectus is made to the following trademarks and brand names: (a) Cigars: Swisher Sweets-TM-, King Edward-TM-, Optimo-TM-, Bering-TM-, La Primadora-TM-, La Diligencia-TM-, Blackstone-TM-, Santa Fe-TM-, Keep Moving-TM-; (b) Smokeless Tobacco Products: Silver Creek-TM-, Gold River-TM-, Redwood-TM-, Cooper-TM-, Bowie-TM-, Mail Pouch-TM-, Chattanooga Chew-TM-, Lancaster-TM-, Earl Caulfield's-TM-, Navy-TM-, Railroad Mills-TM-, Superior-TM-, Buttercup-TM-, Square-TM-, Society-TM- and Honey Bee-TM-, which are owned by the Company; Sabroso, Siglo 21, Flor de Jalapa and Corral-Wodiska's Cazadores for which the Company has applications pending; Pleiades-TM-, which is owned by Seita, S.A.; Casa Buena-TM-, which is owned by Cita Tabacos De Canarias Group; and Carlin-TM- which is owned by Central America Tobacco.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of shares of Class A Common Stock offered by the Company hereby are estimated to be approximately $
million ($      million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and estimated offering expenses payable by the Company, assuming an initial public offering price of
$      per share. All of the net proceeds of the Offerings will be paid as a dividend to Hay Island. Accordingly, none of the proceeds from the Offerings will be available for use in the Company's business.

                                DIVIDEND POLICY


    During the period from January 1, 1995 to November 6, 1995 the Company declared and paid dividends of $4.7 million. During the nine month period ended September 30, 1996, the Company paid cash dividends of $12.5 million. Simultaneously with consummation of the Offerings, the Company intends to pay to
Hay Island a cash dividend of approximately $      million funded by the net
proceeds of the Offerings. The Company does not anticipate that, after the Offerings, any dividends will be declared on the Common Stock and currently intends to retain all earnings for use in the operations of its business.


    The Company, as a holding company with no business operations of its own, is dependent on dividends and distributions from Swisher International to pay any cash dividends or distributions on the Common Stock. In conjunction with the Offerings, Swisher International and the Company have entered into an amendment to the Credit Agreement, which, among other things, permits the Company to pay
the $      million dividend to Hay Island from the proceeds of the Offerings and permits the Company to pay dividends and make distributions based on a formula. The Company's ability to receive distributions from Swisher International to enable it to fund dividend payments is not limited. Subject to these restrictions, any future declaration of cash dividends will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors of the Company. See "Risk Factors--Indebtedness and Restrictions in Credit Agreement," "Risk Factors--Impact of Holding Company Structure" and "Description of Credit Agreement."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of September 30, 1996 on an actual and pro forma as adjusted basis as of that date to reflect (i) the sale by the Company of the shares of Class A Common Stock
offered hereby (at an assumed initial public offering price of $         per
share) and (ii) the use of all the net proceeds of the Offerings to pay a cash
dividend of $         to Hay Island. This table should be read in conjunction
with the consolidated financial statements of the Company, and the related notes thereto, which are included elsewhere in this Prospectus. See also "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Capital Stock."

                                                                                             SEPTEMBER 30, 1996
                                                                                           -----------------------
                                                                                                        PRO FORMA
                                                                                             ACTUAL    AS ADJUSTED
                                                                                           ----------  -----------
                                                                                               (IN THOUSANDS)
Short-term debt..........................................................................  $       23   $      23
Current portion of long-term debt........................................................      15,981      15,981
                                                                                           ----------  -----------
                                                                                               16,004      16,004

Long-term debt...........................................................................     108,761     108,761
                                                                                           ----------  -----------
    Total debt...........................................................................     124,765     124,765
                                                                                           ----------  -----------
Stockholders' equity (a):
  Class A Common Stock, $  par value,         shares authorized,         shares issued
    and outstanding......................................................................      --
  Class B Common Stock, $  par value,         shares authorized,         shares issued
    and outstanding......................................................................
  Paid-in capital........................................................................      31,128
  Retained earnings (deficit)............................................................      10,096
                                                                                           ----------  -----------
    Total stockholders' equity...........................................................      41,224
                                                                                           ----------  -----------
        Total capitalization.............................................................  $  165,989   $
                                                                                           ----------  -----------
                                                                                           ----------  -----------

------------------------

(a) Excludes an aggregate of      shares of Class A Common Stock reserved for
    issuance under the 1996 Stock Option Plan.

                                    DILUTION

    As of September 30, 1996, the Company had a deficit in net tangible book value of approximately $7.9 million or $_____ per share of Common Stock. "Net tangible book value" per share of Common Stock equals the total tangible assets of the Company, less all liabilities of the Company, divided by the number of shares of Common Stock outstanding. Without taking into account any changes in the deficit in net tangible book value after September 30, 1996, other than to
give effect to (i) the sale by the Company of the    shares of Class A Common
Stock offered hereby (at an assumed initial public offering price of $      per
share) and (ii) the payment to Hay Island of the net proceeds from the Offerings, the pro forma deficit in net tangible book value of the Common Stock
as of September 30, 1996 would have been approximately $      million or $
per share. This represents an immediate dilution of $____ per share to the new investors. The following table illustrates this per share dilution (in thousands):

Initial public offering price per share.................................                     $
  Deficit in net tangible book value per share as of September 30,
    1996................................................................          $
  Decrease attributable to the payment to Hay Island of the net proceeds
    from the Offerings..................................................          $
  Increase attributable to the Offerings................................          $
  Pro forma deficit in net tangible book value per share as of September
    30, 1996............................................................          $
Dilution per share to new investors in the Offerings....................                     $

    The following table sets forth, on a pro forma as adjusted basis as of September 30, 1996, the number of shares of Common Stock purchased from the Company, the effective cash cost to the existing stockholder and the average price per share paid by the existing stockholder and to be paid by new stockholders.

                                                                                                           AVERAGE
                                                            SHARES OF                   TOTAL             PRICE PER
                                                           COMMON STOCK             CONSIDERATION          SHARE OF
                                                     ------------------------  ------------------------     COMMON
                                                       NUMBER       PERCENT      AMOUNT       PERCENT       STOCK
                                                     -----------  -----------  -----------  -----------  ------------
Current stockholder................................
New investors......................................
                                                     -----------  -----------  -----------  -----------
  Total............................................
                                                     -----------  -----------  -----------  -----------
                                                     -----------  -----------  -----------  -----------

------------------------

    The calculations in the tables set forth above do not reflect an aggregate
of       shares of Class A Common Stock reserved for issuance under the 1996
Stock Option Plan, including       shares of Class A Common Stock subject to
outstanding options granted at the initial public offering price of the Class A Common Stock. See "Management--1996 Stock Option Plan."

                            SELECTED FINANCIAL DATA

    The selected historical financial data as of December 31, 1993, 1994, November 6, 1995 and December 31, 1995, and for the years ended December 31, 1993 and 1994, for the period from January 1, 1995 to November 6, 1995 and for the period from November 7, 1995 to December 31, 1995 were derived from the Company's audited consolidated financial statements included elsewhere in this Prospectus. The selected historical financial data as of December 31, 1991 and for the year then ended has been derived from unaudited consolidated financial statements which are not included in this Prospectus. The selected historical financial data as of December 31, 1992 and for the year then ended has been derived from the Company's 1992 audited consolidated financial statements which have not been included in this Prospectus. The selected historical financial data as of September 30, 1995 and September 30, 1996, and for the nine months ended September 30, 1995 and 1996 have been derived from unaudited condensed consolidated financial statements included elsewhere in this Prospectus. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of consolidated financial position, results of operations and cash flows. The results of operations for the nine months ended September 30, 1995 and 1996 are not necessarily indicative of the results to be expected for the full year.


    As a result of the Acquisition of the Company on November 6, 1995, the Company's consolidated financial position, results of operations and cash flows as of December 31, 1995, and for the period from November 7, 1995 through December 31, 1995, are not comparable to prior periods. The selected unaudited pro forma data is for informational purposes and does not purport to be representative of results of operations or financial position of the Company had the Acquisition actually taken place as of January 1, 1995, the Services Agreement been in effect as of January 1, 1995, the Offerings been consummated as of September 30, 1996 or the payment to Hay Island of the estimated net proceeds from the Offerings taken place as of September 30, 1996.


    The following selected financial data should be read in conjunction with "Summary Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of the Company and pro forma condensed financial data of the Company included elsewhere in this Prospectus. See "Index to Financial Statements."

                            SELECTED FINANCIAL DATA

                                                                   PREDECESSOR                                   SUCCESSOR
                                           -----------------------------------------------------------  ---------------------------
                                                                                            JANUARY 1    NOVEMBER 7     PRO FORMA
                                                      YEAR ENDED DECEMBER 31,                THROUGH      THROUGH      YEAR ENDED
                                           ----------------------------------------------  NOVEMBER 6,  DECEMBER 31,  DECEMBER 31,
                                              1991        1992        1993        1994        1995          1995         1995(A)
                                           ----------  ----------  ----------  ----------  -----------  ------------  -------------
STATEMENT OF OPERATIONS DATA:                                    (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Net sales................................  $  145,943  $  148,878  $  156,485  $  163,285   $ 155,120    $   31,266    $   186,386
Cost of sales............................      83,340      87,476      89,193      88,720      83,522        16,514        100,036
                                           ----------  ----------  ----------  ----------  -----------  ------------  -------------
Gross profit.............................      62,603      61,402      67,292      74,565      71,598        14,752         86,350
Selling, general and administrative
  expenses...............................      45,720      46,013      50,366      47,208      40,331         7,207         52,306
Restructuring expenses...................      --           3,593       5,200       5,400      --            --            --
                                           ----------  ----------  ----------  ----------  -----------  ------------  -------------
Operating profit.........................      16,883      11,796      11,726      21,957      31,267         7,545         34,044
Interest expense, net....................      10,927      10,163       9,081       5,503       3,437         1,670          8,445
Other (income) expense, net..............         231      (1,374)     (1,995)     (2,706)     (2,360)           25        --
                                           ----------  ----------  ----------  ----------  -----------  ------------  -------------
Income before income taxes, minority
  interest and accounting changes........       5,725       3,007       4,640      19,160      30,190         5,850         25,599
Provision for income taxes...............       2,365       1,355       1,570       7,461      11,536         2,228         10,132
                                           ----------  ----------  ----------  ----------  -----------  ------------  -------------
Income before minority interest and
  accounting changes.....................       3,360       1,652       3,070      11,699      18,654         3,622         15,467
Minority interest........................      --            (426)     (1,010)       (997)       (967)       --            --
                                           ----------  ----------  ----------  ----------  -----------  ------------  -------------
Income before accounting changes.........       3,360       1,226       2,060      10,702      17,687         3,622         15,467
Accounting changes (c)(d)................      --           1,118      (6,898)     --          --            --            --
                                           ----------  ----------  ----------  ----------  -----------  ------------  -------------
Net income (loss)........................  $    3,360  $    2,344  ($   4,838) $   10,702   $  17,687    $    3,622    $    15,467
                                           ----------  ----------  ----------  ----------  -----------  ------------  -------------
                                           ----------  ----------  ----------  ----------  -----------  ------------  -------------
Pro forma earnings per share (e).........                                                                              $
Pro forma weighted average shares
  outstanding (e)........................

OTHER DATA:
Gross margin.............................        42.9%       41.2%       43.0%       45.7%       46.2%         47.2%          46.3%
Operating margin.........................        11.6         7.9         7.5        13.5        20.2          24.1           18.3
EBITDA margin............................        14.4        11.9        11.6        17.9        24.1          26.7           21.2
EBITDA (f)...............................  $   20,952  $   17,749  $   18,201  $   29,176   $  37,451    $    8,337    $    39,453

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital..........................  $   62,157  $   51,880  $   54,950  $   46,794   $  39,690    $   31,925
Total assets.............................     146,389     179,069     177,394     193,860     185,085       194,230
Total debt...............................      74,229      83,413      78,214      77,104      61,050       128,152
Total stockholders' equity...............      72,931      74,501      69,663      80,365      93,330        34,750

                                                                      SUCCESSOR
                                                          ----------------------------------
                                            PREDECESSOR
                                           -------------          NINE MONTHS ENDED
                                            NINE MONTHS             SEPTEMBER 30,
                                               ENDED      ----------------------------------
                                           SEPTEMBER 30,  PRO FORMA               PRO FORMA
                                               1995        1995(A)       1996      1996(A)
                                           -------------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Net sales................................   $   138,358   $  138,358  $  168,779  $  168,779
Cost of sales............................        74,097       74,097      85,883      85,883
                                           -------------  ----------  ----------  ----------
Gross profit.............................        64,261       64,261      82,896      82,896
Selling, general and administrative
  expenses...............................        34,780       38,206      44,515      42,265(b)
Restructuring expenses...................       --            --          --          --
                                           -------------  ----------  ----------  ----------
Operating profit.........................        29,481       26,055      38,381      40,631
Interest expense, net....................         3,040        6,062       7,088       7,088
Other (income) expense, net..............        (1,820)      --              86          86
                                           -------------  ----------  ----------  ----------
Income before income taxes, minority
  interest and accounting changes........        28,261       19,993      31,207      33,457
Provision for income taxes...............        10,795        7,241      12,258      13,136
                                           -------------  ----------  ----------  ----------
Income before minority interest and
  accounting changes.....................        17,466       12,752      18,949      20,321
Minority interest........................          (882)      --          --          --
                                           -------------  ----------  ----------  ----------
Income before accounting changes.........        16,584       12,752      18,949      20,321
Accounting changes (c)(d)................       --            --          --          --
                                           -------------  ----------  ----------  ----------
Net income (loss)........................   $    16,584   $   12,752  $   18,949  $   20,321
                                           -------------  ----------  ----------  ----------
                                           -------------  ----------  ----------  ----------
Pro forma earnings per share (e).........                 $           $           $
Pro forma weighted average shares
  outstanding (e)........................
OTHER DATA:
Gross margin.............................          46.4%        46.4%       49.1%       49.1%
Operating margin.........................          21.3         18.8        22.7(b)       24.1(b)
EBITDA margin............................          24.4         21.1        25.3(b)       26.6(b)
EBITDA (f)...............................   $    33,800   $   29,130  $   42,679  $   44,929(b)
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital..........................   $    45,512               $   54,329
Total assets.............................       201,780                  201,544
Total debt...............................        70,287                  124,765
Total stockholders' equity...............        96,948                   41,224


----------------------------------

(a) Pro forma results of operations presents the results of operations as if the Acquisition of the Company had taken place as of January 1, 1995 and as if the Services Agreement had been in effect as of January 1, 1995. (See Note 1 to the consolidated financial statements as of December 31, 1995, and pro forma condensed consolidated financial data for the year ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996 included elsewhere in this Prospectus.)


(b) Selling, general and administrative expenses for the nine months ended September 30, 1996 includes an accrual of approximately $3.4 million for one-time, special bonuses to management, which will total approximately $4.7 million for the year. Excluding the $3.4 million from historical results, operating margin, EBITDA margin and EBITDA would have been 24.7%, 27.3% and $46.1 million, respectively. Excluding the $3.4 million from pro forma results, operating margin, EBITDA margin and EBITDA would have been 26.1%, 28.6% and $48.3 million, respectively.

(c) Represents 1992 cumulative effect of change in the method of accounting for income taxes.
(d) Represents 1993 cumulative effect of change in method of accounting for postretirement benefits other than pensions and other postemployment benefits, net of income taxes in 1993. (See Notes 7 and 8 to the consolidated financial statements.)
(e) Pro forma earnings per share is calculated based on the aggregate number of shares of the Company's Class A and Class B Common Stock which will be outstanding upon the completion of the Offerings.
(f) EBITDA is defined as earnings before interest expense, net, provision for income taxes and depreciation and amortization. The Company believes that EBITDA is a measure commonly used by analysts and investors. Accordingly, this information has been disclosed herein to permit a more complete analysis of the Company's operating performance. EBITDA should not be considered in isolation or as a substitute for net income or other consolidated statement of operations or cash flow data prepared in accordance with generally accepted accounting principles as a measure of the profitability or liquidity of the Company. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the Company's consolidated financial statements and the related notes thereto, which are included elsewhere in this Prospectus.

OVERVIEW


    Founded in 1861, the Company is the largest manufacturer and marketer of cigars in the world with an 8% market share and in the United States with a 30% market share, measured by units sold in 1995. The Company's net sales have increased from $156.5 million in 1993 to $216.8 million for the twelve months ended September 30, 1996, representing a compound annual growth rate of 12.6%. During the same period, the Company's operating profit increased from $16.9 million (before restructuring expenses of $5.2 million) to $45.8 million, representing a compound annual growth rate of 43.6%. The Company believes that its strong operating performance has been due to: (i) the strength of the Company's brands, especially its SWISHER SWEETS brand, which the Company believes is the largest selling cigar brand in the United States, (ii) the resurgence in cigar smoking and the related growth in the consumption and retail dollar sales of cigars, (iii) the Company's significant market position in each of the major cigar product categories in which it competes, (iv) its ability to increase prices of its major cigar product categories in each of the last several years, (v) the growth in the retail dollar sales of moist snuff smokeless tobacco products, and the Company's increasing market share of this product category, (vi) its continuous efforts to reduce manufacturing unit costs and improve its manufacturing processes and (vii) the strength of the Company's sales and marketing organization.


    The Company's profitability depends, to a significant extent, on the level of utilization of its manufacturing capacity and the efficiencies of its operations. As the Company has increased its volume, coupled with the Company's processing improvements and pricing increases, the Company's gross margin improved from 43.0% of net sales in the year ended December 31, 1993 to 48.4% of net sales in the twelve months ended September 30, 1996 and its operating profit margin improved from 10.8% of net sales (before restructuring expenses of $5.2 million) in the year ended December 31, 1993 to 21.1% of net sales in the twelve months ended September 30, 1996.

    The Company believes that the gross profit margins in the cigar industry vary by cigar product category. The Company's gross profit margins also vary. The relative gross profit margins of its major cigar categories in descending order are, generally, little cigars, mass market large cigars and premium cigars. In general, the gross profit margins on smokeless tobacco products are higher than the gross profit margins on cigar products.


    The Company has completed three major cost savings initiatives to streamline its operations, increase its manufacturing efficiencies and improve its sales and marketing organization while reducing overall administrative costs. In 1993, the Company completed the consolidation of its dry snuff and moist snuff manufacturing, packaging and shipping operations from its plant in Helmetta, New Jersey, which it closed, to its Wheeling, West Virginia facility. In 1994, as a result of the merger of Helme into Swisher International, the Company realized significant reductions in selling, general and administrative expenses. In 1995, the Company completed the closing of its Waycross, Georgia cigar plant and consolidated all of its cigar manufacturing activities into its Jacksonville, Florida facility. As a result of these consolidations, the Company incurred pre-tax restructuring charges of $5.4 million in 1994, $5.2 million in 1993 and $3.6 million in 1992, and has realized significant cost savings in its base manufacturing and selling, general and administrative expenses.


    The Company's raw material inventory requirements for cigar production are relatively modest due to its long standing relationships with major tobacco suppliers who commit to supply tobacco as needed by the Company. The Company's largest working capital requirements are driven by its smokeless tobacco operations. The tobacco for dry and moist snuff and loose leaf chewing tobacco requires aging of two to three years before being processed into finished products. The Company maintains sufficient smokeless tobacco raw material inventories to ensure proper aging and an adequate supply. Although the Company's business is not seasonal, purchases of smokeless tobacco raw material inventory typically occur from the middle of the fourth quarter through the end of the first quarter of each year. Therefore, inventories at year end and at the end of the first quarter are typically higher than during the rest of the year.

    The Company currently purchases its premium cigars from third-party manufacturers. Prices for each year are generally agreed to prior to the start of the year. Typically, prices are subject to adjustment if the third-party manufacturer can substantiate that its costs of manufacturing have increased by a fixed percentage over the costs assumed in setting the prices. The Company's ability to maintain its gross margins for premium cigars in the event of price increases by the third-party manufacturers is dependent on its ability to pass along these cost increases in the form of price increases to its customers. Over the last few years the Company has been able to raise retail prices to recover product price increases, however, there is no assurance it will be able to do so in the future to the full extent needed to maintain its gross margins.

    The Company sources its tobacco requirements from vendors in countries throughout the world. In addition, approximately 6.0% of the Company's net sales are to customers in foreign countries. Virtually all of the Company's sales are denominated in U.S. dollars as are its raw material and finished product purchases. Thus, the Company has no material exposure to foreign exchange gains or losses.


    The Company is a holding company, which owns the outstanding capital stock of Swisher International, through which the Company conducts its business operations. The results of operations and financial position of the Company reflect the consolidated results of operations and financial position of Swisher International and its predecessors. Before November 6, 1995, Swisher International was a wholly owned subsidiary of American Maize-Products Company ("AMPCo"). On November 6, 1995, the Company acquired all of the outstanding shares of Swisher International (the "Acquisition"). Prior to the Acquisition, a subsidiary of the Company owned certain trademarks, tradenames, patents and copyrights used by the Company and AMPCo for which such subsidiary received royalty income from the Company and AMPCo, which is included in "Other (income) expense, net" on the Statement of Operations. The portion of such royalty income attributable to AMPCo is listed as a minority interest on the financial statements of the predecessor company. Upon the sale of the Company on November 6, 1995, this subsidiary was liquidated and dissolved. The trademarks relating to the business of Swisher International are currently owned by its wholly owned subsidiary, King Edward Technology Inc.


    The results of operations and financial position of the Company have been significantly affected by adjustments resulting from the Acquisition, including a substantial increase in debt associated with the Acquisition, the allocation of purchase price and amortization of goodwill. As a result of these adjustments, the results of operations and financial position of the Company before the Acquisition are not comparable with its results of operations and financial position thereafter. To facilitate the comparison of the predecessor results of operations of the Company for the year ended December 31, 1994 with the year ended December 31, 1995, the predecessor results of operations of the Company for the period January 1, 1995 through November 6, 1995 have been combined with the successor results of operations of the Company from the period November 7, 1995 through December 31, 1995 and presented after giving pro forma effect to the Acquisition as if the Acquisition had occurred on January 1, 1995. Additionally, the results of operations of the Company for the nine months ended September 30, 1996 have been compared to the results of operations of the Company for the nine months ended September, 1995 on a pro forma basis giving effect to the Acquisition as if the Acquisition had occurred on January 1, 1995.

RESULTS OF OPERATIONS

    The following table sets forth certain of the Company's statement of operations data for each of the periods presented.


                                       PREDECESSOR                          SUCCESSOR
                                   --------------------  ------------------------------------------------
                                                          PRO FORMA
                                   YEAR ENDED DECEMBER   YEAR ENDED     NINE MONTHS ENDED SEPTEMBER 30,
                                           31,            DECEMBER    -----------------------------------
                                   --------------------      31,       PRO FORMA               PRO FORMA
                                     1993       1994       1995(A)      1995(A)      1996       1996(A)
                                   ---------  ---------  -----------  -----------  ---------  -----------
                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales........................  $ 156,485  $ 163,285   $ 186,386    $ 138,358   $ 168,779   $ 168,779
Cost of sales....................     89,193     88,720     100,036       74,097      85,883      85,883
                                   ---------  ---------  -----------  -----------  ---------  -----------
Gross profit.....................     67,292     74,565      86,350       64,261      82,896      82,896
Selling, general and
  administrative expenses........     50,366     47,208      52,306       38,206      44,515(b)     42,265(b)
Restructuring expenses...........      5,200      5,400      --           --          --          --
                                   ---------  ---------  -----------  -----------  ---------  -----------
Operating profit.................     11,726     21,957      34,044       26,055      38,381      40,631
Interest expense, net............      9,081      5,503       8,445        6,062       7,088       7,088
Other (income) expense, net......     (1,995)    (2,706)     --           --              86          86
                                   ---------  ---------  -----------  -----------  ---------  -----------
Income before income taxes,
  minority interest and
  accounting changes.............      4,640     19,160      25,599       19,993      31,207      33,457
Provision for income taxes.......      1,570      7,461      10,132        7,241      12,258      13,136
                                   ---------  ---------  -----------  -----------  ---------  -----------
Income before minority interest
  and accounting changes.........      3,070     11,699      15,467       12,752      18,949      20,321
Minority interest................     (1,010)     (997)      --           --          --          --
                                   ---------  ---------  -----------  -----------  ---------  -----------
Income before accounting
  changes........................      2,060     10,702      15,467       12,752      18,949      20,321
Accounting changes (c)...........     (6,898)    --          --           --          --          --
                                   ---------  ---------  -----------  -----------  ---------  -----------
Net income (loss)................  $  (4,838) $  10,702   $  15,467    $  12,752   $  18,949   $  20,321
                                   ---------  ---------  -----------  -----------  ---------  -----------
                                   ---------  ---------  -----------  -----------  ---------  -----------

STATEMENT OF OPERATIONS DATA AS A
  PERCENTAGE OF NET SALES:
Net sales........................      100.0%     100.0%      100.0%       100.0%      100.0%      100.0%
Cost of sales....................       57.0       54.3        53.7         53.6        50.9        50.9
                                   ---------  ---------  -----------  -----------  ---------  -----------
Gross margin.....................       43.0       45.7        46.3         46.4        49.1        49.1
Selling, general and
  administrative expenses........       32.2       28.9        28.0         27.6        26.4(b)       25.0(b)
Restructuring expenses...........        3.3        3.3      --           --          --
                                   ---------  ---------  -----------  -----------  ---------  -----------
Operating margin.................        7.5       13.5        18.3         18.8        22.7(b)       24.1(b)
Interest expense, net............        5.8        3.4         4.5          4.4         4.2         4.2
Other (income) expense, net......       (1.3)      (1.7)     --           --          --          --
                                   ---------  ---------  -----------  -----------  ---------  -----------
Income before income taxes,
  minority interest and
  accounting changes.............        3.0       11.8        13.8         14.4        18.5        19.9
Provision for income taxes.......        1.0        4.6         5.4          5.2         7.3         7.9
                                   ---------  ---------  -----------  -----------  ---------  -----------
Income before minority interest
  and accounting changes.........        2.0        7.2         8.4          9.2        11.2        12.0
Minority interest................        (.6)      (.6)      --           --          --          --
                                   ---------  ---------  -----------  -----------  ---------  -----------
Income before accounting
  changes........................        1.4        6.6         8.4          9.2        11.2        12.0
Accounting changes (c)...........       (4.3)    --          --           --          --          --
                                   ---------  ---------  -----------  -----------  ---------  -----------
Net income (loss)................       (3.1)%       6.6%        8.4%        9.2%       11.2%       12.0%
                                   ---------  ---------  -----------  -----------  ---------  -----------
                                   ---------  ---------  -----------  -----------  ---------  -----------



    (a) The unaudited pro forma statement of operations data gives pro forma effect to the Acquisition of the Company as if it had occurred on January 1, 1995 and to the Services Agreement as if it had been in effect as of January 1, 1995. The unaudited pro forma data is for information purposes only and does not purport to be representative of results of operations or financial position of the Company had the Acquisition actually taken place as of January 1, 1995 or had the Services Agreement been in effect as of January 1, 1995. See pro forma condensed financial data.



    (b) Selling, general and administrative expenses for the nine months ended September 30, 1996 includes an accrual of approximately $3.4 million for one-time, special bonuses to management, which will total approximately $4.7 million for the year. Excluding the $3.4 million from historical results, selling, general and administrative expenses and operating margin as percentages of net sales would have been 24.4% and 24.7%, respectively. Excluding the $3.4 million from pro forma results, selling, general and administrative expenses and operating margin as percentages of net sales would have been 23.0% and 26.1%, respectively.


    (c) Represents cumulative effect of change in method of accounting for postretirement benefits other than pensions and other postemployment benefits.

PRO FORMA NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO PRO FORMA NINE MONTHS
  ENDED SEPTEMBER 30, 1995


    NET SALES. Net sales increased $30.4 million or 22.0% to $168.8 million for the nine months ended September 30, 1996 from $138.4 million for the nine months ended September 30, 1995. The increase in net sales was primarily due to higher sales of cigars and, to a lesser extent, higher sales of smokeless tobacco products. Cigar sales increased principally due to growth in unit volumes of premium, mass market large cigars and little cigars. Cigar sales also increased as a result of a shift in sales mix to higher priced cigars and price increases on mass market large and premium cigar brands. Smokeless tobacco sales increased as a result of continued volume increases, particularly in moist snuff.

    GROSS PROFIT. Gross profit increased $18.6 million or 29.0% to $82.9 million (49.1% of net sales) for the nine months ended September 30, 1996 from $64.3 million (46.4% of net sales) for the nine months ended September 30, 1995. The increase in gross profit for the first nine months of 1996 was due to the increase in net sales in the cigar and smokeless tobacco product categories. As a percentage of net sales, gross profit increased due to fixed manufacturing costs being spread over increased production volumes. In addition, the Company incurred certain tobacco raw material cost increases which it was able to offset by higher selling prices.


    SELLING, GENERAL AND ADMINISTRATIVE ("SG&A") EXPENSES. SG&A expenses increased $4.1 million or 10.6% to $42.3 million (25.0% of net sales) for the nine months ended September 30, 1996 from $38.2 million (27.6% of net sales) for the nine months ended September 30, 1995. A substantial portion of the increase of $4.1 million is attributable to an accrual of approximately $3.4 million for one-time, special bonuses to management, which will total approximately $4.7 million for the year. The decrease, as a percentage of net sales, was primarily due to SG&A expenses increasing at a lower rate relative to the increase in net sales as a consequence of management's effort to monitor and reduce expenses. Excluding the accrual of approximately $3.4 million for one-time, special bonuses from historical results, SG&A expenses would have been 24.4% as a percentage of net sales. Excluding the accrual of approximately $3.4 million from pro forma results, SG&A expenses would have been 23.0% as a percentage of net sales.



    OPERATING PROFIT. Operating profit increased $14.6 million or 55.9% to $40.6 million (24.1% of net sales) for the nine months ended September 30, 1996 from $26.1 million (18.8% of net sales) for the nine months ended September 30, 1995. The increase was primarily due to higher gross profit margins and a decrease in SG&A expenses as a percentage of net sales. Excluding the accrual of approximately $3.4 million for one-time, special bonuses from historical results, operating profit would have been $41.8 million (24.7% of net sales). Excluding the accrual of approximately $3.4 million from pro forma results, operating profit would have been $44.0 million (26.1% of net sales).


    INTEREST EXPENSE, NET. Interest expense, net increased $1.0 million or 16.9% to $7.1 million for the nine months ended September 30, 1996 from $6.1 million for the nine months ended September 30, 1995. The increase resulted from lower levels of interest income. For the nine months ended September 30, 1996, the average debt balance was $126.5 million, with an average effective interest rate of 7.5%. For the nine months ended September 30, 1995, the average debt balance was $129.9 million, with an average effective interest rate of 7.6%.

    INCOME TAXES. The effective income tax rate was 39.3% and 39.6% for the nine months ended September 30, 1996 and 1995, respectively.


    NET INCOME. Net income increased $7.6 million or 59.4% to $20.3 million (12.0% of net sales), for the nine months ended September 30, 1996 from $12.8 million (9.2% of net sales), for the nine months ended September 30, 1995.


PRO FORMA YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994.

    NET SALES. Net sales increased $23.1 million or 14.1% to $186.4 million for the year ended December 31, 1995 from $163.3 million for the year ended December 31, 1994. The increase in net sales was principally due to increases in unit sales of all cigar product categories, with the largest percentage increase occurring in premium cigars. Smokeless tobacco product net sales rose principally as a result of unit volume increases in moist snuff and loose leaf tobacco. Price increases occurred across all product categories.

    GROSS PROFIT. Gross profit increased $11.8 million or 15.8% to $86.4 million (46.3% of net sales) for the year ended December 31, 1995 from $74.6 million (45.7% of net sales) for the year ended December 31, 1994. The increase in gross profit was due to the increase in net sales in the cigar and smokeless tobacco product categories. As a percentage of net sales, gross profit increased due to lower fixed manufacturing costs being spread over increased production volumes and the ability to pass through raw material cost increases.


    SG&A EXPENSES. SG&A expenses increased $5.1 million or 10.8% to $52.3 million (28.0% of net sales) for the year ended December 31, 1995 from $47.2 million (28.9% of net sales) for the year ended December 31, 1994. The increase, on a pro forma basis, is primarily due to additional estimated corporate expenses, which would be incurred on a stand alone basis and the amortization of goodwill.



    RESTRUCTURING EXPENSES. In 1994, the Company incurred a pre-tax restructuring charge of $5.4 million as a result of the merger of Helme into the Company and the closing of the Company's Waycross, Georgia cigar manufacturing plant.



    OPERATING PROFIT. Operating profit increased $12.0 million or 55.0% to $34.0 million (18.3% of net sales) for the year ended December 31, 1995 from $22.0 million (13.5% of net sales) for the year ended December 31, 1994. The increase was primarily due to higher gross profit margins and the lack of a restructuring charge in 1995 offset by higher SG&A expenses.



    INTEREST EXPENSE, NET. Interest expense, net increased $2.9 million or 53.5% to $8.4 million for the year ended December 31, 1995 from $5.5 million for the year of December 31, 1994. The increase resulted from higher debt associated with the Acquisition. For the year ended December 31, 1995, the average debt balance was $129.0 million, with an average effective interest rate of 7.6%. For the year ended December 31, 1994, the average debt balance was $77.7 million, with an average effective interest rate of 8.6%.


    INCOME TAXES. The effective income tax rate was 39.7% and 38.9% for the years ended December 31, 1995 and 1994, respectively. The higher effective income tax rate for the year ended December 31, 1995 is primarily due to higher state income taxes.


    NET INCOME. Net income increased $4.8 million or 44.5% to $15.5 million (8.4% of net sales), for the year ended December 31, 1995 from $10.7 million (6.6% of net sales), for the year ended December 31, 1994.


YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993.

    NET SALES. Net sales increased $6.8 million or 4.3% to $163.3 million for the year ended December 31, 1994 from $156.5 million for the year ended December 31, 1993. The increase in net sales was due to increases in sales of cigars. Total smokeless tobacco products net sales were slightly lower. The increase in cigar sales was principally due to higher unit sales of all cigar product categories. Cigar sales were also positively impacted by price increases in little cigars and premium cigars. Increases in moist snuff volumes were offset by lower volumes in loose leaf due to competitive pricing.

    GROSS PROFIT. Gross profit increased $7.3 million or 10.8% to $74.6 million (45.7% of net sales) for the year ended December 31, 1994 from $67.3 million (43.0% of net sales) for the year ended December 31, 1993. The increase in gross profit was due to the increase in net sales, partially offset by increases in the cost of cigar and smokeless tobacco raw materials. As a percentage of net sales, gross profit increased due to fixed manufacturing costs being spread over increased production volumes.

    SG&A EXPENSES. SG&A expenses decreased $3.2 million or 6.3% to $47.2 million (28.9% of net sales) for the year ended December 31, 1994 from $50.4 million (32.2% of net sales) for the year ended

December 31, 1993. The decrease, as a percentage of net sales, was due primarily to the benefit derived from the plant consolidations.


    RESTRUCTURING EXPENSES. In 1993, the Company incurred a pre-tax restructuring expense of $5.2 million as a result of the write-off of fixed assets at its Helmetta, New Jersey snuff manufacturing plant.


    OPERATING PROFIT. Operating profit increased $10.2 million or 87.3% to $22.0 million (13.5% of net sales) for the year ended December 31, 1994 from $11.7 million (7.5% of net sales) for the year ended December 31, 1993. The increase was primarily due to higher gross profit margins and a decrease in SG&A expenses as a percentage of net sales as a result of the plant consolidations.

    INTEREST EXPENSE, NET. Interest expense, net decreased $3.6 million or 39.4% to $5.5 million for the year ended December 31, 1994 from $9.1 million for the year of December 31, 1993. The decrease resulted from a lower average debt balance and lower effective interest rate for 1994. For the year ended December 31, 1994, the average debt balance was $77.7 million, with an average effective interest rate of 8.6%. For the year ended December 31, 1993, the average debt balance was $80.8 million, with an average effective interest rate of 11.8%.

    INCOME TAXES. The effective income tax rate was 38.9% and 33.8% for the years ended December 31, 1994 and 1993 respectively. For both years, the Company was part of AMPCo and filed its income taxes as part of a consolidated group.

    NET INCOME. Net income increased 221.2% to $10.7 million, (6.6% of net sales), for the year ended December 31, 1994 from a loss of $4.8 million ((3.1)% of net sales), for the year ended December 31, 1993.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash flows from operating activities were $20.3 million and $23.0 million for the nine month periods ended September 30, 1996 and 1995, respectively and $31.5 million, $25.4 million and $6.9 million for the years ended December 31, 1995, 1994 and 1993, respectively. The decrease of $2.6 million for the nine months ended of 1995 to 1996 was primarily due to higher working capital requirements resulting from increased accounts receivable and inventory levels associated with higher sales volumes, partially offset by an increase in net income. The increase of $6.2 million from 1994 to 1995 was primarily due to higher net income in 1995 and changes in working capital. The increase of $18.4 million from 1993 to 1994 was primarily due to higher net income. Historically, the Company's capital requirements have approximated its depreciation expense. As the Company expands its manufacturing operations, depreciation expense will increase, but in the near term will be less than expenditures on capital projects. The Company will fund its projects using internal cash flow and, if needed, bank borrowings.

    Working capital requirements can be expected to grow as the Company's business grows. The Company's raw material inventory requirements for cigar production are relatively modest due to its long standing relationships with major tobacco suppliers who commit to supply tobacco inventory as needed by the Company. The Company's largest working capital requirements are driven by its smokeless tobacco operations. The tobacco for dry and moist snuff and loose leaf chewing tobacco requires aging of two to three years before being processed into finished products. The Company maintains sufficient smokeless tobacco raw material inventories to ensure proper aging and an adequate supply. Although the Company's business is not seasonal, purchases of smokeless tobacco raw material inventory typically occur from the middle of the fourth quarter through the end of the first quarter of each year. Therefore, inventories at year end and at the end of the first quarter are typically higher than during the rest of the year. The Company will fund its seasonal working capital requirements through operating cash flows, and, if needed, bank borrowings.

    Cash flows used in investing activities were $167.4 million, $4.0 million and $4.4 million in 1995, 1994 and 1993, respectively and $4.3 million and $3.2 million for the nine months ended 1996 and 1995, respectively. Cash flows used in 1995 primarily related to financing the Acquisition. The capital expenditures in 1995 and the nine month period of 1996 primarily relate to investments in manufacturing equipment to expand the Company's manufacturing capacity in mass market large and little cigars. Capital expenditures in 1994 and 1993 were broad-based and part of the Company's continuing maintenance and improvement program at its manufacturing facilities. Capital expenditures of $2.0 million are expected to be incurred in the fourth quarter of 1996 for numerous projects, including, but not limited to, little cigar machinery and mass market large cigar production equipment. For 1997, the Company currently expects that capital expenditures will be between $10 million and $15 million and will be used to expand its off-shore premium cigar production capacity, expand its domestic production capacity in mass market large cigars and little cigars and continue its current maintenance capital program. Capital expenditures are estimated to be between $4 million and $7 million for each of 1998 and 1999 and are expected to be used to maintain existing equipment and facilities as well as increase production capacity. The capital expenditures referred to above are expected to be funded out of cash flows from operations.

    Cash flows provided (used) in financing activities were $147.6 million, ($21.9) million and ($3.0) million in 1995, 1994 and 1993, respectively, and $15.9 million and $16.5 million for the nine months ended 1996 and 1995, respectively. The 1995 amount is substantially higher due to increased debt to finance the Acquisition. The 1994 use is due principally to changes in the intercompany accounts with AMPCo. The activity for the nine months ended September 30, 1996 relates to long-term borrowing activity and cash dividends, and the 1995 amount relates principally to changes in amounts due from AMPCo and debt repayments.


    The Second Amended Credit Agreement entered into by Swisher International and the Company with the Bank of Boston Connecticut, as administrative agent (the "Credit Agreement"), consists of a $27.0 million Revolving Credit Facility (the "Revolver"), a $90.625 million 5-year Term Loan ("A Term Loan") and a $30.0 million 6-year Term Loan ("B Term Loan"). The Revolver and the A Term Loan mature on November 6, 2000 and the B Term Loan matures on November 6, 2001. The A Term Loan is subject to required quarterly amortization of at least $3.125 million which began on August 1, 1996. The B Term Loan is subject to required quarterly amortization of at least $250,000 beginning November 1, 1996. The Credit Agreement is collateralized by first priority liens on all of the material assets of Swisher International and its domestic subsidiaries and pledges of the capital stock of all of Swisher International's subsidiaries (with certain exceptions for the capital stock of foreign subsidiaries). The Credit Agreement is guaranteed by all of the domestic subsidiaries of Swisher International. The Credit Agreement also contains various restrictive covenants including, among other things, limitations on the ability of Swisher International and its subsidiaries to incur debt, create liens, pay dividends, sell assets and make investments and acquisitions. The Company's ability to pay dividends, other than with respect to the net proceeds of the Offerings, is limited to a pool of $10.0 million plus 50% of net income, as defined, on a rolling four quarter basis, less dividends paid. In addition, the Credit Agreement requires the Company to maintain specified financial ratios and satisfy certain tests, including maximum leverage ratios and minimum interest coverage ratios. The Credit Agreement also contains customary events of default. As of September 30, 1996, borrowings under the A Term Loan were approximately $90.6 million, borrowings under the B Term Loan were $30.0 million and borrowings under the Revolver were $4.0 million and the Company had approximately $22.4 million of unused availability thereunder, after taking into account approximately $600,000 utilized to support letters of credit. See "Description of Credit Agreement."


    To convert floating rate debt into fixed rate debt, the Company entered into two interest rate swap agreements. As of September 30, 1996, the total notional amount covered by existing swap agreements was $65.0 million. The agreements are each for a period of three years. The agreement with respect to the A Term Loan expires on November 16, 1998, and the agreement with respect to the B Term Loan expires on July 2, 1999. The notional amount decreases to $55.0 million on November 16, 1996, $50.0 million on November 16, 1997 and $15.0 million on November 16, 1998. Under the terms of these agreements, Swisher International receives a variable interest rate equal to three-month LIBOR resulting in a fixed rate of approximately 5.9%, as of September 30, 1996. The Company entered into these agreements to convert a portion of its floating rate senior bank debt into a fixed rate obligation and to take advantage of the disparity between fixed rate and floating rate debt. If the Company terminated these agreements on September 30, 1996, it would have realized a gain of $0.2 million.

    The Company believes that net cash flow generated from future operations and the availability of borrowings under the Revolver will be sufficient to fund its working capital requirements, capital expenditures and debt service requirements for the foreseeable future.

INFLATION

    The Company has historically been able to pass inflationary increases for raw materials and other costs onto its customers through price increases and anticipates that it will be able to do so in the future.

SEASONALITY

    Although the Company's business is generally non-seasonal, consumption of smokeless tobacco products increases slightly during the summer months. Additionally, purchases of smokeless tobacco raw materials typically occur from the middle of the fourth quarter to the end of the first quarter.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1995, Statement No. 121 of the Financial Accounting Standards Board ("FAS"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" was issued, effective January 1, 1996. FAS No. 121 requires that in the event certain facts and circumstances indicate an asset may be impaired, an evaluation of recoverability must be performed to determine whether or not the carrying amount of the asset is required to be written down. The adoption of this statement did not have a significant effect on the Company's consolidated financial position or results of operations.


    In October 1995, FAS Statement No. 123, "Accounting for Stock-Based Compensation" was issued, effective January 1, 1996. The Company will continue to measure compensation costs for its employee stock compensation plans as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed under FAS No. 123. The Company will provide the disclosures required under this statement commencing with its consolidated financial statements for the year ending December 31, 1996.


OTHER

    For a discussion of contingencies and risk factors, see Note 12 to the Company's consolidated financial statements and "Risk Factors" included elsewhere in this Prospectus.

                                    BUSINESS

INTRODUCTION


    Founded in 1861, the Company is the largest manufacturer and marketer of cigars in the world with an 8% market share and in the United States with a 30% market share, as measured by units sold in 1995. The Company, which has a strong market position in each of the cigar categories in which it competes, offers a broad product line of cigars, including mass market large cigars, such as its SWISHER SWEETS, KING EDWARD and OPTIMO brands, premium cigars, such as the BERING, LA PRIMADORA and PLEIADES brands, and little cigars, which the Company markets under its SWISHER SWEETS LITTLE CIGARS and KING EDWARD LITTLE CIGARS brands. The Company believes its SWISHER SWEETS cigar brand is the largest selling cigar brand in the United States as measured by both units and dollars. The Company also manufactures and markets a wide range of smokeless tobacco products, including moist and dry snuff and loose leaf chewing tobacco, under such brand names as MAIL POUCH, a 100-year old brand, and SILVER CREEK. During 1995, over 70% of the Company's net sales were derived from the sale of cigars. The Company's net sales have increased from $156.5 million in 1993 to $216.8 million for the twelve months ended September 30, 1996, representing a compound annual growth rate of 12.6%. During the same period, the Company's operating profit increased from $16.9 million (before restructuring expenses) to $47.7 million, representing a compound annual growth rate of 45.8%.


    Since 1993, after a long period of decline, cigar smoking has experienced a resurgence resulting in an increase in consumption and retail sales of cigars across all major categories. Led by growth in mass market large cigars and premium cigars, the overall unit volume in the cigar market has increased at a compound annual rate of 7.7%, and has increased at over twice that rate in retail dollar sales from 1993 to 1995. This growth produced overall cigar market retail dollar sales of approximately one billion dollars in 1995, the largest sales in the industry's history. Unit sales of mass market and premium cigars have increased at a compound annual rate of 7.2% and 22.3%, respectively, from 1993 to 1995, while dollar sales of both categories have increased more rapidly due to pricing increases. Consumption of all smokeless tobacco products has remained relatively stable since the late 1980s, while retail dollar sales have increased from $1.0 billion in 1985 to $2.3 billion, representing a compound annual growth rate of 8.4%. This growth was primarily due to retail dollar sales of moist snuff, which represented approximately 75% of the smokeless tobacco market in 1995, and which increased from $579.6 million in 1985 to $1.7 billion in 1995, representing a compound annual growth rate of 11.6%.

    The Company believes the strength of its brand names led by its SWISHER SWEETS brand, its strong sales and marketing organization, and its new product developments have enabled the unit sales of many of the Company's products to grow faster than their respective markets, in some cases through periods of market decline as well as periods of market growth. For example, from 1985 to 1993, when the unit sales for mass market large cigars declined at a compound annual rate of 4.8%, the Company increased its overall share of units sold in such market, led by the SWISHER SWEETS brand mass market large cigars which increased its market share from approximately 14% in 1985 to approximately 20% in 1993. Since 1993, the SWISHER SWEETS brand of mass market large cigars has continued to grow in unit market share. Additionally, due to the Company's increasing focus on the premium cigar category, unit sales of the Company's premium cigars increased at a compound annual rate of 27.9% from 1993 to 1995 while the premium cigar market increased 22.3% in terms of units sold. During the same period, the Company's unit sales of little cigars grew at a compound annual rate of approximately 8.5%, a rate almost twice the unit growth rate of 4.3% for the little cigar market. The Company's moist snuff products have also outperformed the market, with unit sales increasing at a compound annual rate of 12.9% from 1985 to 1995, or almost four times the growth rate of the moist snuff market.

COMPETITIVE STRENGTHS

    The Company attributes its historical growth and strong competitive position in the cigar and smokeless tobacco industry to a number of factors, including the following:


    STRONG BRAND NAMES AND BRAND RECOGNITION. The Company believes that its cigar and smokeless tobacco brands are among the most well-recognized in their industry. SWISHER SWEETS, the largest selling cigar brand in the United States, has developed a large and loyal customer base due to its distinctive taste. The KING EDWARD cigar brand has a history of almost 80 years and is among the most widely known United States cigar brands sold worldwide. In addition, the BERING and PLEIADES premium brands have been highly rated in taste tests and surveys conducted and published by CIGAR AFICIONADO magazine. Many of the Company's smokeless tobacco brands, such as MAIL POUCH, CHATTANOOGA CHEW, SILVER CREEK and several of its other brands, some of which have been in existence for over 100 years, are well-recognized in the smokeless tobacco industry.


    SIGNIFICANT MARKET POSITIONS IN ALL MAJOR CIGAR CATEGORIES. The Company produces and markets cigars in all major product categories--mass market large cigars, premium cigars and little cigars. The Company has the leading market share in mass market large cigars, with approximately a 26% share, and in little cigars, with approximately a 41% share, in terms of 1995 units sold. The Company believes its SWISHER SWEETS brand mass market large and little cigars have the leading market shares in their respective categories in terms of both dollars and units in 1995 and during the first nine months of 1996. In addition, with an approximate 12% market share, in terms of 1995 units sold, the Company believes that it is one of the major producers of premium cigars.

    STRONG SALES AND MARKETING ORGANIZATION. The strength of the Company's sales and marketing lies in its national sales force, which the Company believes is the largest in the cigar industry. This sales force covers not only direct buying accounts, such as tobacco distributors, wholesale grocers and retail chains, but also retailers who purchase from such direct buying accounts. Direct retail account contact enables the Company to introduce new products and improve shelf presence and placement of point-of-sale materials for the Company's products. In addition, through its national account organization the Company has become the category manager for the "other tobacco" category with several of its national and regional retail chain accounts, allowing the Company to better market its products. The Company utilizes extensive market research to develop a highly targeted and regionalized marketing strategy.

    PROVEN ABILITY TO DEVELOP NEW PRODUCTS. The Company has a history of successfully developing and introducing new cigar and smokeless tobacco products in an industry historically characterized by few new product introductions. During the first nine months of 1996, the Company derived 27% of its net sales from products introduced since 1985 and 12% from products introduced since 1991. In 1986, the Company entered the little cigar market with SWISHER SWEETS LITTLE CIGARS and increased its unit share of the little cigar market from zero in 1986 to approximately 38% in 1995. Recently the Company successfully introduced SWISHER SWEETS BLUNTS, SWISHER SWEETS OUTLAWS rough-cut cigars and BLACKSTONE pipe tobacco cigars. In the premium cigar category, the Company has been successful in developing line extensions under the BERING and PLEIADES brands and introducing new brands such as SIGLO 21, FLOR DE JALAPA, LA DILIGENCIA and SABROSO. Smokeless tobacco products recently introduced by the Company include SILVER CREEK FINE CUT and SILVER CREEK CHERRY moist snuff line extensions, EARL CAULFIELD'S flavored loose leaf chewing tobacco, as well as several private label moist snuff and loose leaf chewing tobacco products.

    GROWTH OPPORTUNITIES AND STRONG CASH FLOW FROM MOIST SNUFF. The Company manufactures a wide range of smokeless tobacco products and focuses on the growing moist snuff category, from which it derives significant cash flow. Through the use of competitive pricing and promotions, including a value pricing promotional strategy, the Company has increased its sales of moist snuff at a compound annual rate of 12.9%, from 1985 to 1995, or almost four times the growth rate of the market.

    LOW COST MANUFACTURING. The Company focuses on improving manufacturing efficiencies and reducing manufacturing costs per unit, which have been a significant factor in enabling the Company to increase operating margins from 10.8% (before restructuring expenses) in 1993 to 22.0% in the twelve months ended September 30, 1996. Over the past several years, the Company has increased the degree of automation and improved the efficiency of its principal manufacturing facilities, as evidenced by its sales per employee which has increased from approximately $109,000 in 1991 to approximately $187,000 for the twelve months ended September 30, 1996. The Company believes that its Jacksonville facility, which manufactures on average four million cigars daily, is currently the most automated cigar manufacturing facility in the United States.

    EXPERIENCED MANAGEMENT TEAM. The senior management of the Company has extensive experience with an average of 18 years of service with the Company and an average of 23 years of experience in the tobacco industry.

BUSINESS STRATEGY

    The Company believes that its competitive strengths, together with the following business strategy, will enable it to continue to increase its sales and profitability and improve its market share.

    CAPITALIZE ON LEADING POSITIONS IN ALL MAJOR CATEGORIES OF THE MASS MARKET FOR CIGARS. The Company intends to further expand its leading positions in each major category of the cigar mass market by (i) utilizing its marketing expertise to introduce new products, such as the CAZADORES high-end mass market cigar, and developing product line extensions of its existing well-known SWISHER SWEETS and KING EDWARD brands and (ii) utilizing a targeted marketing strategy to strengthen the Company's position in existing distribution channels and to increase access to new distribution channels.

    EXPAND PREMIUM CIGAR PRODUCT OFFERINGS. The Company will seek to grow its position in the premium cigar market by (i) introducing new premium and super-premium cigars, such as the PLEIADES RESERVE and SIGLO 21 MADURO, (ii) increasing the market's awareness and recognition of its premium cigars through targeted marketing programs, (iii) securing additional off-shore production capacity in key cigar producing areas such as the Dominican Republic, Honduras and Nicaragua, and (iv) expanding the breadth of distribution for its premium cigars.

    INCREASE SALES OF MOIST SNUFF PRODUCTS. The Company will seek to increase sales of its moist snuff products (i) through its value pricing promotional strategies, which emphasize the comparable quality of its moist snuff products at lower retail prices than offered by its competitors, (ii) by expanding its private label moist snuff business, (iii) by increasing the distribution of its products, particularly within the convenience store channel, and (iv) by investing in additional marketing support, including advertising and promotion.

    CONTINUE TO PURSUE EFFICIENT MANUFACTURING PROCESSES. The Company will continue to seek to reduce manufacturing unit costs, improve its manufacturing efficiencies and increase manufacturing capacity to support its growth by (i) reducing reliance on third party manufacturers by increasing its own manufacturing capacity to produce a portion of its premium cigars and all of its little cigars, (ii) making additional capital expenditures to improve plant efficiency and (iii) actively seeking employee participation in improving manufacturing processes.

INDUSTRY OVERVIEW

    The Company competes in the cigar and smokeless tobacco markets.

    CIGARS. Cigar products can be divided into three principal categories: mass market large cigars, premium cigars and little cigars. All cigars, except little cigars, which do not have a binder, generally consist of filler tobacco that is wrapped first with a binder and then with a wrapper.

        MASS MARKET LARGE CIGARS. Mass market large cigars are generally machine-made and have a retail price of one dollar or less per cigar. Mass market large cigars are made with filler threshed into short uniform pieces. The more expensive mass market cigars utilize natural leaf wrapper. Less expensive mass market large cigars use wrappers made from reconstituted tobacco instead of a natural leaf wrapper. In 1995, the market for mass market large cigars in the United States consisted of 2.4 billion units or 61% of the total cigar market.

        PREMIUM CIGARS. Premium cigars are generally hand-made and have a retail price above one dollar per cigar. Premium cigars, generally, are made with natural leaf tobacco wrapper, binder and long filler. Higher grades of tobacco are generally used in premium cigars with tobacco blends varying from brand to brand depending on the desired characteristics. Premium cigars are made by wrapping natural leaf binder tobacco around the long filler tobacco to create a bunch which is placed into a mold to create the shape of the cigar. Then natural leaf wrapper tobacco is hand-rolled around the bunch creating a hand-made premium cigar. In 1995, the market for premium cigars in the United States represented 164 million units or 4% of the total cigar market.

        LITTLE CIGARS. Little cigars are mass market cigars that weigh less than three pounds per thousand. Most little cigars consist of cut filler tobacco, a wrapper made from reconstituted tobacco and a filter. Little cigars are machine made and do not use a binder. Generally, little cigars are the lowest priced products of the mass market category of cigars. In 1995, the market for little cigars in the United States represented 1.4 billion units, or 35% of the total cigar market.

    The overall cigar market has experienced rapid growth in unit volume and dollar sales since 1993, reversing the steady decline in the market from 1964 to 1993. Led by growth in mass market large and premium cigars, the overall United States cigar market has increased at a compound annual rate of 7.7% in unit terms, and has increased at more than twice that rate in retail dollar sales, from 1993 to 1995. Unit sales of mass market and premium cigars has increased at an average annual rate of 7.2% and 22.3%, respectively, from 1993 to 1995, while retail dollar sales of both categories have increased more rapidly due to price increases. Little cigar unit volume grew from 1985 to 1993 at a compound annual rate of 0.6%, which growth rate increased from 1993 and 1995 to a compound annual rate of 4.3%. These growth trends have continued in 1996.

    The Company believes this growth of the cigar market has been due to the improved image of cigar smoking. Factors contributing to this improved image include (i) popularization of cigar smoking through the use of cigars in television programs, movies and by celebrities, (ii) favorable media publicity, such as the launching of CIGAR AFICIONADO magazine and other publications, (iii) increasing acceptance of cigars as reflected by the return of "cigar friendly" restaurants and the emergence and growth of cigar bars and (iv) changing demographics, including an expanding base of younger adult men and women who have recently started smoking cigars and an increase in the number of adults over the age of 50 (a demographic group believed to smoke more cigars than any other segment of the population). The Company believes that these factors have affected the entire market for cigars, with mass market cigars enjoying significant growth along with premium cigars. The Company believes that there will be further growth of the overall mass market cigar category as premium cigar smokers seek more cigar alternatives for everyday enjoyment. The Company also anticipates that the flavored cigar market as well as products like the SWISHER SWEETS OUTLAWS rough-cut cigars will provide further growth for the Company across all demographic groups.

    The following table illustrates the trend in unit consumption and retail sales experienced by the premium and mass market segments of the United States cigar industry for the years from 1991 to 1995.

                             U.S. CIGAR INDUSTRY(A)

                                                                   1991       1992       1993       1994       1995
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                                     (IN MILLIONS)
Unit Consumption:
  Premium (b)..................................................       97.2       98.9      109.6      125.5      163.9
  Mass Market..................................................    3,433.3    3,419.2    3,313.8    3,592.6    3,806.4
                                                                 ---------  ---------  ---------  ---------  ---------
  Total Unit Consumption.......................................    3,530.5    3,518.1    3,423.4    3,718.1    3,970.3
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------

Total Retail Sales.............................................  $   705.0  $   715.0  $   730.0  $   860.0  $ 1,005.0
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------

------------------------

(a) Source: Cigar Association of America, Inc. ("CAA")

(b) CAA's premium cigar data only includes cigars imported from seven leading supplier countries. The data does not include any premium cigars produced in other countries.

    SMOKELESS TOBACCO PRODUCTS. Smokeless tobacco products are made from tobacco that has been cured, aged, fermented and then dried and flavored. The smokeless tobacco market can be divided into two distinct categories: snuff and chewing tobacco. There are two types of snuff, moist snuff and dry snuff. Chewing tobacco is available in three varieties: loose leaf, plug and twist. Loose leaf is the predominant product in the chewing tobacco category, with plug and twist representing less than 10% of the chewing tobacco market volume in 1995. Smokeless tobacco products in the United States are used orally and either placed between the cheek and gum as in snuff or chewed.

        MOIST SNUFF. Moist snuff is made from Kentucky or Tennessee dark fire tobacco that has been aged for at least three years and then cut and flavored and fermented for approximately eight weeks. Following fermentation, a second flavoring process is completed before the product is packaged in plastic or paper cans. Moist snuff, with 1995 retail sales of $1.7 billion (54.1 million pounds), is the largest segment of the smokeless tobacco market in terms of retail sales.

        LOOSE LEAF CHEWING TOBACCO. Loose leaf chewing tobacco is made from air cured tobacco grown primarily in Wisconsin and Pennsylvania that has been aged for at least two years and then threshed to remove stems and blended. The blended tobacco is flavored and packaged in foil pouches. Retail sales of all chewing tobacco, of which over 90% is loose leaf, in 1995 were $485.3 million (57.0 million pounds).

        DRY SNUFF. Dry snuff is made from Kentucky, Tennessee and Virginia dark fire tobacco that has been aged for at least three years and then fermented for approximately thirty days. After fermentation is completed, the tobacco is dried and cut into a fine tobacco flour that is flavored prior to packaging. Retail sales of dry snuff in 1995 were $78.7 million (5.3 million pounds).

    Although total unit consumption of smokeless tobacco products has remained relatively stable since the late 1980s, retail dollar sales have increased at a compound annual rate of 8.4% from $1.0 billion in 1985 to $2.3 billion in 1995 primarily due to the growth of the moist snuff category. Consumption of moist snuff, which represents almost one-half of the pounds sold in the smokeless tobacco market and approximately 75% of the retail sales, has increased in terms of retail dollar sales at a compound annual rate of 11.6% from 1985 to 1995. Loose leaf chewing tobacco sales, in terms of pounds, declined from 1985 to 1995 at a compound annual rate of 2.3%. However, retail dollar sales of all chewing tobacco, of which over 90% is loose leaf, increased from $381.8 million to $485.3 million over the same period as a result of the industry's ability to increase product prices. Although the mature dry snuff market has been declining in terms of pounds sold from 1985 to 1995 at an approximate 5.8% compound annual rate, dry snuff has continued to provide a significant source of cash flow to the industry participants as a result of the industry's ability to offset such declines with price increases.

PRODUCTS

MASS MARKET CIGARS

    Mass market cigars, which consist of large cigars and little cigars, represented approximately 96% of cigars sold in the United States in 1995. The Company, which competes at all price points for mass market large and little cigars, had a unit share of the market for mass market cigars of approximately 31% in 1995. The Company believes that the unique taste of the Company's mass market cigars, such as the mild sweet taste of the SWISHER SWEETS brand and the very mild flavor of the KING EDWARD brand, has contributed to building a large loyal customer base for both brands. The Company has capitalized on the strong name recognition of SWISHER SWEETS and KING EDWARD to expand each of these brands through product line extensions. The Company offers a variety of popular shapes, including perfectos, cigarillos, panatellas, blunts, rough-cut, and tip cigarillos, which can include a plastic or wood tip. These cigars can have a natural or reconstituted tobacco wrapper.

    LARGE CIGARS. The Company has the leading unit market share of the mass market for large cigars at approximately 26% in 1995. The Company's established mass market large cigar brands include SWISHER SWEETS, KING EDWARD, OPTIMO, SANTE FE, KEEP MOVING and EL TRELLES, and new product introductions include, BLACKSTONE and CAZADORES. The SWISHER SWEETS large cigar brand is sold in various shapes and styles including, Kings, Tip Cigarillos, Cigarillos, Perfectos, Wood Tips, Blunts and the new SWISHER SWEETS OUTLAWS rough-cut cigar. The KING EDWARD large cigar brand is also sold in a variety of shapes and flavors including, Wood Tips, Sweet Cherry Wood Tips, Sweet Vanilla Wood Tips, Imperials, Specials, and Tip Cigarillos.

    In 1995, the Company's unit sales of mass market large cigars increased 10.9%, faster than the market's unit growth rate of 8.9%. For the nine months ended September 30, 1996 the Company's mass market large cigar unit sales increased 19.7% over the same period in 1995. The strength of the SWISHER SWEETS brand name has contributed substantially to the growth in the Company's share of the mass market for large cigars. SWISHER SWEETS unit share of mass market large cigars increased from 14% in 1985 to 21% in 1995 and is currently the best selling large cigar brand. SWISHER SWEETS large cigar market share increase has been achieved by a combination of new products and growth in existing products.

    LITTLE CIGARS. The Company introduced SWISHER SWEETS LITTLE CIGARS in 1986 and by 1995 SWISHER SWEETS LITTLE CIGARS had a 38% unit market share of the little cigar market. The Company's little cigar brands include, SWISHER SWEETS LITTLE CIGARS, the industry's largest selling little cigar, and KING EDWARD LITTLE CIGARS. The Company believes the success of the SWISHER SWEETS LITTLE CIGARS, as with the SWISHER SWEETS brand in general, is attributable to its unique taste. The Company has capitalized on the tremendous market reception received by the SWISHER SWEETS LITTLE CIGARS by introducing product extensions, such as menthols, lights and the recently introduced cherry flavor.

    Due to the loyal SWISHER SWEETS customer base, the Company has been able to annually increase the price of SWISHER SWEETS LITTLE CIGARS over the past eight years. From 1993 to 1995, the Company's unit sales of little cigars grew at a compound annual rate of 8.5% each year, a rate of almost twice the growth rate of 4.3% for the market. For the nine months ended September 30, 1996, the Company's little cigar unit sales increased 13.2% over the same period in 1995. In 1995, the SWISHER SWEETS LITTLE CIGARS brand was the largest selling brand of little cigar in terms of both dollars and units.

PREMIUM CIGARS

    The market for premium cigars represented approximately 4% of the units sold in the United States in 1995. The Company believes that its unit share of the premium cigar market in 1995 was approximately

12%. The Company's established premium brands include BERING and LA PRIMADORA, and recent product introductions include SIGLO 21, SABROSO, FLOR DE JALAPA and LA DILIGENCIA. The Company's premium brands are manufactured in the Dominican Republic, Honduras and Nicaragua. The Company also has exclusive rights to the United States distribution of the PLEIADES, CASA BUENA and CARLIN premium brands which are manufactured in the Dominican Republic, Canary Islands and Nicaragua, respectively.

    The Company's unit sales of premium cigars increased at a compound annual rate of 27.9% from 1993 to 1995, while the premium cigar market grew at a 22.3% rate in terms of units. For the nine months ended September 30, 1996, the Company's premium cigar unit sales increased 39.7% over the same period in 1995. The Company's established brands, such as BERING, and new product introductions, have enabled the Company to capitalize on the recent rapid growth in the premium cigar market. In addition, the Company has also introduced product extensions, such as the BERING GRANDE, BERING ROBUSTO and BERING TORPEDO. The increased demand for cigars has caused back orders for the Company's premium cigars to exceed nine million cigars as of September 30, 1996. The Company intends to continue to capitalize on the growth in the premium market by introducing more new products and increasing its marketing efforts for premium cigars.

SMOKELESS TOBACCO PRODUCTS

    MOIST SNUFF. Moist snuff represented approximately 75% of the total retail dollar sales of the smokeless tobacco market in 1995. The Company's well-known moist snuff brands include SILVER CREEK, REDWOOD, COOPER and GOLD RIVER. In addition, the Company manufactures and markets private label products, such as BOWIE. The Company's branded moist snuff comes in various flavors, such as natural, wintergreen, cherry and spearmint, and fine and long cut varieties. The Company believes its moist snuff marketing strategy has enabled it to consistently increase sales, as measured in pounds, from 1985 to 1995 at a compound annual rate of 12.9%, or almost four times the market growth rate of 3.3%. Through its value pricing promotional strategy, the Company emphasizes the comparable quality of its moist snuff products at approximately one-half the price of its major competitors' products. Moist snuff represented almost one-half of the Company's 1995 net sales of smokeless tobacco products.

    LOOSE LEAF CHEWING TOBACCO. In 1995, chewing tobacco, of which loose leaf chewing tobacco was the largest portion, represented approximately 21% of total retail dollar sales of the smokeless tobacco market. The Company's products include, MAIL POUCH, a brand in existence for 100 years, LANCASTER, CHATTANOOGA CHEW and EARL CAULFIELD'S. The Company also produces private label loose leaf tobacco products for certain marketing groups and wholesalers. The Company's EARL CAULFIELD'S loose leaf chewing tobacco was the first chewing tobacco introduced in nontraditional chewing tobacco flavors. The Company's sales of loose leaf chewing tobacco increased by 14.7% from 1994 to 1995 and for the nine months ended September 30, 1996 increased 11.6% over the same period in 1995. The Company attributes this growth primarily to a revised marketing strategy and to its successful introduction of loose leaf tobacco product extensions, such as new flavors of EARL CAULFIELD'S.

    DRY SNUFF. In 1995, dry snuff represented less than 5% of total retail dollar sales of the smokeless tobacco market. The Company sells dry snuff under numerous brands including, TOPS, NAVY, RAILROAD MILLS, SUPERIOR, BUTTERCUP, SQUARE, SOCIETY and HONEY BEE. Although the unit market for dry snuff has declined at a compound annual rate of approximately 5.8% over the past 10 years, the Company has maintained a constant market share and has generated substantial cash flow from the sale of its dry snuff products.

SALES AND MARKETING

    The Company utilizes targeted, regionally focused market segmentation techniques in combination with significant market research, information systems and a large sales force to achieve its sales and marketing objectives. The Company sells its cigar and smokeless tobacco products through a national sales force which covers all 50 states in the United States and is believed by the Company to be the largest in the cigar industry. As of September 30, 1996, the Company employed more than 230 full time sales and marketing professionals. The Company's sales force is divided into a mass market cigar and smokeless tobacco sales force and a separate premium cigar sales force. The mass market sales force is organized by territory and calls on direct buying accounts, such as tobacco distributors, wholesale grocers and retail chains, as well as retailers who purchase from such direct buying accounts. Direct retail account contact enables the Company to introduce new products, and improve shelf coverage and placement of point-of-sale materials for the Company's products. In addition, the Company believes its effectiveness in developing relationships with retailers is a competitive strength that is important to is continued growth. The Company's mass market cigar and smokeless tobacco sales force also has a group which calls on national and key accounts. To effectively penetrate the premium cigar category, the Company has a separate premium cigar sales force to focus primarily on outlets which sell premium cigars, such as smoke shops, restaurants, cigar bars, golf club pro shops and tobacco retailers.

    Most of the Company's sales are to tobacco distributors, including McLane Company Inc. which accounted for approximately 12% and 14% of the Company's net sales in 1995 and the nine months ended September 30, 1996, respectively, and grocery wholesalers, with the remainder principally to food and drug chains, such as Food Lion, Winn Dixie, Rite Aid, CVS and Walgreens. The Company's products are ultimately sold through grocery and drug stores, mass merchandisers, convenience stores, smokeshops, bars and restaurants and other stores. See "Risk Factors--Dependence on Significant Customer."

    The Company uses information systems and extensive market research to develop and implement a highly targeted and regionalized marketing strategy. The Company's sales force utilizes laptop computers to provide on-line access to consumer account and product information while in the field. Through its national account organization the Company has become the category manager for the "other tobacco" category with several of its national and regional retail chain accounts, allowing the Company to better market its products.

    The Company is the leading exporter of American made cigars. The Company has also licensed brands, such as KING EDWARD, to manufacturers in The Netherlands, England, Germany and the Canary Islands (for distribution to Spain) for which it receives royalties. Export sales are generated through an international network of distributors and through Swisher International, Limited, a wholly owned duty-free sales company in the United Kingdom. The Company estimates that its products are available in over 70 countries worldwide. While only a small portion of the Company's revenues are generated from export sales and royalties on licensed sales, the Company is seeking to increase its exports in the future, as well increase royalty revenues through increasing the number of licensing agreements.

    The Company's advertising strategy focuses largely on selected print advertising and point-of-sale promotions. The Company intends to increase its advertising budget for 1997 for the premium, little cigars and moist snuff product lines. The Company's promotional programs are primarily geared to providing price incentives such as discounts, coupons and rebate offers to its customers and offering display fixtures to the retail stores it services.

TRADEMARKS AND TRADE SECRETS

    Trademarks and brand name recognition are important to the Company's business. The Company owns most of the trademarks under which its products are sold. The Company has registered its trademarks (or has made application registration) in the United States and many other countries and will continue to do so as new trademarks are developed or acquired. The Company owns or has applications pending for numerous trademarks, including the following: Mass Market Cigar Trademarks: SWISHER SWEETS, KING EDWARD, OPTIMO, SANTA FE, EL TRELLES, KEEP MOVING and BLACKSTONE; Premium Cigar Trademarks: BERING, SIGLO 21, LA PRIMADORA, SABROSO, FLOR DE JALAPA and LA DILIGENCIA; Moist Snuff Trademarks:
SILVER CREEK, GOLD RIVER, REDWOOD, COOPER and BOWIE; Loose Leaf Chewing Tobacco
Trademarks: MAIL POUCH, CHATTANOOGA CHEW, LANCASTER and EARL CAULFIELD'S; Dry Snuff Trademarks: NAVY, TOPS, RAILROAD MILLS, SUPERIOR, BUTTERCUP, SQUARE, SOCIETY and HONEY BEE.

    The Company also relies upon unpatented trade secrets for the protection of certain intellectual property rights. There can be no assurance that the Company will be able to prevent unauthorized use or disclosure of such information. In addition, no assurance can be given that others will not independently develop substantially equivalent proprietary information, or otherwise gain access to the Company's trade secrets, or that the Company can meaningfully protect its rights to unpatented trade secrets.

MANUFACTURING

    The Company's manufacturing strategy is to strive to be the low cost producer in the industry through continued operational improvements, to produce high quality products and to maintain flexible manufacturing capabilities which enable the Company to respond to changing marketing demands, develop new products and extend the product line of existing brands.

    The Company manufactures mass market large and little cigars at its Jacksonville, Florida facility and smokeless tobacco products at its Wheeling, West Virginia facility. Under the supervision of the Company and according to the Company's specifications, the Company's premium products are manufactured by contractors located in the Dominican Republic, Honduras and Nicaragua. The Company has developed strong, long standing relationships with its premium cigar manufacturers. In keeping with past practice, the Company and each of such manufacturers enter into an understanding prior to the beginning of each year with respect to the quantity, price and delivery terms for such manufacturer's premium cigars. Although such understandings are not in writing, in the past such manufacturers have performed in substantial accordance with such understandings. In addition to manufacturing cigars at the Jacksonville facility, the Company also manufactures substantially all of its boxes, packages its cigar products and manufactures substantially all of its reconstituted tobacco wrapper and binder.

    The Company believes that its Jacksonville facility, which manufactures approximately four million cigars daily, is the most automated cigar manufacturing facility in the United States. As a result of the Company's emphasis on increased automation, fewer machines are required to perform the same manufacturing processes than were required in prior years and, at the same time, throughput has increased. Additionally, because the Company manufactures large quantities of certain cigar sizes, it is able to utilize high-volume, efficient equipment to manufacture these cigars in large production runs, thereby achieving economies of scale.

    The Company seeks to continue to reduce production costs and secure additional production capacity by increasing its in-house production capabilities. The Company has historically purchased little cigars from outside manufacturers, but has successfully begun to manufacture its little cigars at its Jacksonville facility and has ordered additional equipment to increase in-house production. The Company believes that this manufacturing ability, which is expected to be fully operational by the middle of 1997, will reduce its cost of producing little cigars. Additionally, the Company continues to pursue manufacturing efficiencies by actively practicing a "total resource management" program which includes a program whereby cross-departmental teams of employees are organized to trouble shoot manufacturing problems and a "Big Idea" program whereby employees are awarded incentive bonuses for introducing and implementing cost-saving ideas. In 1995, these programs generated savings of approximately $1.5 million.

    The Company has completed three major cost-saving initiatives to streamline its operations, increase its manufacturing efficiencies and improve its sales and marketing organization while reducing overall administrative costs. In 1992, the Company consolidated its dry snuff and moist snuff manufacturing, packaging and shipping operations from its plant in Helmetta, New Jersey, which it closed, to its Wheeling, West Virginia facility. In 1993, as a result of the merger of Helme, the Company realized significant reductions in selling, general and administrative expenses. In 1994, the Company closed its Waycross, Georgia cigar plant and consolidated all of its cigar manufacturing activities into its Jacksonville, Florida facility. As a result of these consolidations, the Company incurred pre-tax restructuring charges of $5.4 million in 1994, $5.2 million in 1993 and $3.6 million in 1992, and has realized significant cost savings in its base manufacturing and selling, general and administrative expenses.

    The Company believes that its cigar and smokeless tobacco product manufacturing capacity, together with its existing contracts for the manufacture of little cigars, is adequate for its current production needs of mass market large and little cigars and smokeless tobacco products. Additional cigar manufacturing equipment on order will provide for additional mass market large and little cigar manufacturing capacity needed in the near term. In the future, the Company believes that it can increase manufacturing capacity for mass market large and little cigars by purchasing additional manufacturing equipment and enlarging its production facilities by expanding to Company-owned adjacent land. As a result of the increased demand for its hand-made premium cigars, the Company had back orders of approximately nine million cigars as of September 30, 1996. In order to reduce reliance on the third party manufacturers of premium cigars, the Company intends to secure additional offshore premium cigar production capacity in key cigar producing areas such as Honduras, Nicaragua and the Dominican Republic. This additional premium capacity is expected to be available in 1997.

    Tobacco is the Company's primary raw material. The Company buys tobacco indirectly from a large number of suppliers located in countries within and outside the United States, including Brazil, Argentina, Costa Rica, Germany, Italy, the Dominican Republic, Paraguay, the Philippines, Indonesia, Honduras and Mexico and does not believe that it is dependent on any single source for tobacco.

COMPETITION


    Founded in 1861, the Company is the largest manufacturer and marketer of cigars in the world with an 8% market share and in the United States with a 30% market share, as measured by units sold in 1995. The other three significant competitors in the cigar market are Consolidated Cigar Holdings Inc., a public company, General Cigar Co. Inc., a division of Culbro Corporation, a public company, and Havatampa/ Phillies Cigar Corporation, a privately held corporation. In addition, Tobacco Exporters International Limited (a subsidiary of Rothmans International, a public company) is a significant competitor in the little cigar market. The Company's major competitors in the smokeless tobacco products market are UST Inc., Conwood Corporation, Brown & Williamson Tobacco Company, National Tobacco Company and Pinkerton Group, Inc. Certain competitors of the Company are better capitalized than the Company and may have greater financial and other resources than those available to the Company. The Company believes that its strong market position in the cigar industry is due to its well-known brand names, broad range of product offerings, commitment to and reputation for manufacturing quality cigars, marketing expertise and customer service and efficient manufacturing operations. The Company believes that its improving position in moist snuff and loose leaf chewing tobacco is due to its strong sales and marketing organization and its well known brand names, broad range of product offerings and efficient manufacturing operations.


EMPLOYEES

    As of September 30, 1996, the Company had approximately 1,160 full-time employees and 50 part-time employees. The Company believes its relations with its union and non-union employees are and will continue to be good. The Retail Workers & Department Store Union and the International Association of Machinists and Aerospace Workers Union represent the hourly employees at the Jacksonville facility. Both labor agreements will expire in the first half of 1997 and the Company anticipates that new three year agreements will be reached with such unions. There has not been a work stoppage in Jacksonville in over 19 years. The Bakery, Confectionery and Tobacco Workers Union and the International Association of Machinists and Aerospace Workers Union represents hourly employees at the Wheeling facility. Both labor agreements at this location were renewed for three years during 1996. To the Company's knowledge, there has never been a work stoppage at this facility.

PROPERTIES

    As of September 30, 1996, the principal properties owned or leased by the Company for use in its business included:

                                                                                             OWNED     APPROXIMATE
LOCATION                                                            PRINCIPAL USE          OR LEASED   FLOOR SPACE
------------------------------------------------------------  --------------------------  -----------  ------------
Jacksonville, Florida.......................................  Cigar Manufacturing              Owned       375,357
Wheeling, West Virginia.....................................  Smokeless Tobacco                Owned(1)     415,781
                                                              Manufacturing
Edgerton, Wisconsin.........................................  Warehouse--Smokeless             Owned       166,141
                                                              Tobacco Aging
Brookneal, Virginia.........................................  Warehouse--Smokeless             Owned        54,000
                                                              Tobacco Aging
Hopkinsville, Kentucky......................................  Warehouse--Smokeless             Owned        47,470
                                                              Tobacco Aging
Lancaster, Pennsylvania.....................................  For Sale                         Owned        44,228
Helmetta, New Jersey........................................  For Sale                         Owned       385,000
Waycross, Georgia...........................................  For Sale                         Owned       104,000

------------------------

(1) The Company beneficially owns the property subject to a lease purchase agreement with Ohio County, West Virginia, which permits the Company to receive certain property and sales tax benefits.

    The Company believes that its cigar and smokeless tobacco product manufacturing capacity, together with its existing contracts for the manufacture of little cigars, is adequate for its current production needs of mass market large and little cigars and smokeless tobacco products. Additional cigar manufacturing equipment on order will provide for additional mass market large and little cigar manufacturing capacity needed in the near term. In the future, the Company believes that it can increase manufacturing capacity for mass market large and little cigars by purchasing additional manufacturing equipment and enlarging its production facilities by expanding to Company-owned land adjacent to each facility. Additionally, the Company intends to secure additional offshore premium cigar production capacity in key cigar producing areas such as the Dominican Republic, Honduras and Nicaragua. This additional premium cigar capacity is expected to be available in 1997.

    The Company believes that its facilities are well maintained and in substantial compliance with environmental laws and regulations.

REGULATION

    The tobacco industry, particularly with respect to cigarettes, has been under public scrutiny for over thirty years. Industry critics include special interest groups, the Surgeon General and many legislators at the state and federal levels. Much of the focus has been directed at the cigarette industry due to its large size relative to the cigar and smokeless tobacco markets, although the cigar and smokeless tobacco companies have also been affected by such action.

    Cigar and smokeless tobacco manufacturers, like other producers of tobacco products, are subject to regulation in the United States at federal, state and local levels. Together with changing public attitudes towards smoking, a constant expansion of smoking regulations since the early 1970s has been a major cause of the overall decline in consumption of tobacco products. Moreover, the trend is toward increasing regulation of the tobacco industry.

    Federal law has recently required states, in order to receive full funding for federal substance abuse block grants, to establish a minimum age of 18 years for the sale of tobacco products together with an appropriate enforcement program. In recent years, a variety of bills relating to tobacco issues have been introduced in the Congress of the United States, including bills that would have (i) prohibited the advertising and promotion of all tobacco products and/or restricted or eliminated the deductibility of such advertising expenses; (ii) increased labeling requirements on tobacco products to include, among other things, addiction warnings and lists of additives and toxins; (iii) modified federal preemption of state laws to allow state courts to hold tobacco manufacturers liable under common law or state statutes; (iv) shifted regulatory control of tobacco products and advertisements from the FTC to the FDA; (v) increased tobacco excise taxes; and (vi) required tobacco companies to pay for health care costs incurred by the federal government in connection with tobacco related diseases. Hearings have been held on certain of these proposals; however, to date, none of such proposals have been passed by Congress. Future enactment of such proposals or similar bills could have a material adverse effect on the sales or operations of the Company.

    On August 28, 1996, the FDA published a final rule on tobacco in the Federal Register. Specifically, the rule makes the sale of cigarettes and smokeless tobacco to children and adolescents, i.e., anyone younger than 18 years of age, a federal violation. In addition, the rule requires manufacturers, distributors, and retailers to comply with certain conditions regarding the sale, distribution and promotion of tobacco products. It prohibits all free samples and limits retail sales in most circumstances to face-to-face transactions. As a result, vending machines and self-service displays are prohibited, except in facilities where the retailer or operator ensures that no person younger than 18 is present or is permitted to enter at any time. The rule limits advertising generally to a black-and-white, text-only format, which the FDA believes will ensure that advertising is not used to create demand for these products among young people and thus undermine the restrictions on access. Billboards and other outdoor advertising are prohibited within 1,000 feet of schools and public playgrounds. The sale and distribution of non-tobacco items, such as hats and tee shirts that carry cigarette logos, are prohibited, and sponsorship of sporting and other events is limited to the corporate name only. The provisions of the regulations will become effective between six months and two years after August 28, 1996. This regulation could have a material adverse effect on the Company's business.

    Although federal law has required health warnings on cigarettes since 1965 and on smokeless tobacco since 1986, there is no federal law requiring that cigars carry such warnings. However, California requires "clear and reasonable" warnings to consumers who are exposed to chemicals determined by the state to cause cancer or reproductive toxicity, including tobacco smoke and several of its constituent chemicals. Violations of this law, known as Proposition 65, can result in a civil penalty not to exceed $2,500 per day for each violation. Although similar legislation has been introduced in other states, no action has been taken. There can be no assurance that such legislation introduced in other states will not be passed in the future or that other states will not enact similar legislation.

    During 1988, the Company and 25 manufacturers of tobacco products entered into a settlement of legal proceedings filed against them pursuant to Proposition 65. Under the terms of the settlement, the Company and such other defendants agreed to label retail packages or containers of cigars, pipe tobaccos and other smoking tobaccos (other than cigarettes) manufactured or imported for sale in California with a specified warning label. To guarantee compliance with the California requirements, to eliminate errors in distribution and to maintain the efficiencies of the manufacturing process, the Company and most of its competitors have begun using the label on all of their tobacco products shipped to customers in all states, except for a few premium cigar customers.

    Massachusetts recently enacted legislation requiring manufacturers of cigarettes, chewing tobacco and snuff to provide the state annually with a list of the additives (in descending order of weight) and the nicotine yield ratings of each brand they produce, which information will, subject to certain conditions, be made publicly available. The ingredients of the Company's products are proprietary and disclosure could result in the manufacture and sale of imitations. This legislation is being challenged by a number of smokeless tobacco manufacturers, including the Company. See "--Litigation."

    In addition, the majority of states restrict or prohibit smoking of cigarettes and cigars in certain public places and restrict the sale of tobacco products to minors. Local legislative and regulatory bodies have also increasingly moved to curtail smoking by prohibiting smoking of cigarettes and cigars in certain buildings or areas or by requiring designated "smoking" areas. In a few states, legislation has been introduced, but has not yet passed, which would require all little cigars sold in those states to be "fire-safe" (i.e., little cigars which extinguish themselves if not continuously smoked). Passage of this type of legislation could have a material adverse effect on the Company's little cigar sales because of the technological difficulties in complying with such legislation. There is currently an effort by the U.S. Consumer Product Safety Commission to establish such standards for cigarettes. The enabling legislation, as originally proposed, included little cigars; however, little cigars were deleted due to the lack of information on fires caused by these products. There can be no assurance that little cigars will be excluded from such legislation in the future.

    The U.S. Environmental Protection Agency (the "EPA") published a report in January 1993 with respect to the respiratory health effects of passive smoking, which concluded that widespread exposure to environmental tobacco smoke presents a serious and substantial public health concern. In June 1993, Philip Morris Companies Inc. and five other representatives of the tobacco manufacturing and distribution industries filed suit against the EPA seeking a declaration that the EPA does not have the statutory authority to regulate environmental tobacco smoke, and that, in view of the available scientific evidence and the EPA's failure to follow its own guidelines in making the determination, the EPA's final risk assessment was arbitrary and capricious. The court ruled in May 1995 that plaintiffs have standing to pursue this action. Whatever the outcome of this litigation, issuance of the report, which is based primarily on studies of passive cigarette smokers, may lead to further legislation designed to protect non-smokers. See "--Litigation."

    In manufacturing and distributing tobacco products, the Company uses, handles and disposes of hazardous chemicals, such as petroleum products, at a number of its facilities, and as result is subject to environmental regulations relating to such use, handling and disposal. Although the Company is currently in substantial compliance with all material environmental regulations, the Company has been subject and may continue to be subject to liability for the cleanup of contamination and other environmental remedial actions. The Company does not expect that such liability, or any effort to comply with present and future environmental regulations, will have a material adverse effect on the Company's finances or business.

LITIGATION

    Current tobacco litigation generally falls within one of three categories: class actions, individual actions, or actions brought by individual states generally to recover Medicaid costs allegedly attributable to tobacco-related illnesses. The pending actions allege a broad range of injuries resulting from the use of tobacco products or exposure to tobacco smoke and seek various remedies, including compensatory and, in some cases, punitive damages together with certain types of equitable relief such as the establishment of medical monitoring funds and restitution. Recent lawsuits against the tobacco industry have alleged a conspiracy to conceal evidence of the alleged addictive properties of nicotine which, if successful, could have a material adverse effect on the Company. A Florida jury recently rendered a damages verdict in favor of a cigarette smoker. Also, a study published recently in the journal SCIENCE reported that a chemical found in cigarette smoke has been found to cause genetic damage in lung cells that is identical to damage observed in many malignant tumors of the lung and, thereby directly links lung cancer to cigarette smoking. This study could affect pending and future tobacco litigation. The major tobacco companies are vigorously defending the various tobacco actions, including by challenging the authority of state attorney generals to bring Medicaid actions attributable to tobacco-related illnesses and, in some states, bringing preemptive lawsuits to enjoin the state attorney general from instituting litigation.

    The Company is a defendant, along with other tobacco manufacturers, wholesaler/retailers and other defendants, in two suits commenced by individual plaintiffs in Lake Charles, Louisiana. SONTAG V. UNITED

STATES TOBACCO, ET. AL., State Docket No 95-6434, USDC Case No. 96CV0100 and LONKOWSKI V. R.J. REYNOLDS, ET AL., State Docket No. 96-1855, USDC Case No. 96 CV 1192. The complaints allege fraud and misrepresentation in the marketing and sale of tobacco products, breach of warranty, negligence and other claims. The plaintiffs seek unspecified damages, attorney fees and costs. The Company believes that it has meritorious defenses and is vigorously defending these lawsuits.

    Additionally, the Company is a defendant, along with other tobacco manufacturers, a retailer and other defendants, in a suit commenced by an individual plaintiff in Duval County, Florida. RIX V. R.J. REYNOLDS, ET AL., State Case No. 96-01778-CA. The complaint alleges negligence, strict liability, and civil conspiracy. The Company believes that it has meritorious defenses and is vigorously defending this lawsuit.

    Though claims have been made against manufacturers of smokeless tobacco products and against manufacturers of cigars, the Company is not aware of any adverse decision or judgment having been rendered against smokeless tobacco or cigar manufacturers. There can be no assurance, however, that the Company may not be named as a defendant in any future suits, nor can there be any assurance that such suits, if brought against the Company, or the Company's existing litigation will not result in an adverse judgment against the Company which could have a material adverse effect on the Company's business. The Company does not carry insurance to protect against health-related product liability because the cost of obtaining such insurance is commercially prohibitive. Additionally, a judgment against the Company with respect to a product and any related products, could preclude the further sale of such products, the result of which could materially adversely affect the Company's business.

    The Company is a plaintiff, along with other smokeless tobacco manufacturers and North Carolina wholesalers, in an action commenced in U.S. District in North Carolina against the U.S. Food and Drug Administration and David A. Kessler, the Commissioner of Food and Drugs. UNITED STATES TOBACCO, ET AL. V. UNITED STATES FOOD AND DRUG ADMINISTRATION, ET AL., USDC Case No. 6:95 CV0066. The counts in the complaint state INTER ALIA that the FDA lacks the legal authority to regulate smokeless tobacco products, that FDA regulation is precluded by the Comprehensive Smokeless Tobacco Health Education Act of 1986 and that the FDA's regulations violate the United States Constitution. The Company seeks a declaratory judgment and an injunction restraining the FDA from taking any action to regulate smokeless tobacco products.

    The Company is also a plaintiff, along with other smokeless tobacco manufacturers, in an action commenced in U.S. District Court in Massachusetts against the Attorney General and the Commissioner of Public Health of the State of Massachusetts. UNITED STATES TOBACCO, ET AL. V. HARSHBURGER, ET AL., USDC Case No. 96-11619-GAO. The counts in the complaint state INTER ALIA that a Massachusetts statute requiring manufacturers to disclose the identity and relative quantities of ingredients added to tobacco products on a brand-by-brand basis suffers from multiple United States Constitutional infirmities. The Company believes that the proposed statute violates the Federal Supremacy Clause as it intrudes into an area covered by the Comprehensive Smokeless Tobacco Health Education Act, that it violates the Takings Clause as it would destroy the Company's trade secrets and that it violates the Due Process Clause as it would deprive the Company of its property without prior notice or meaningful opportunity to be heard.

    In the opinion of management, the cost, if any, of resolving the specific cases referred to above which are presently pending should not have a significant impact on the Company's consolidated financial position, however, the cost of resolving such litigation, if any, could have a significant effect on the future results of operations and cash flows. There can be no assurance that there will not be an increase in health-related litigation in the future. With respect to litigation other than the pending cases specifically referred to above, the costs to the Company of defending or prosecuting any prolonged litigation or the cost of a judgment against the Company could have a material adverse effect on the Company's business.

    The Company is party to various other legal claims in respect to environmental, tax and commercial disputes. The Company believes that the outcome of such pending legal proceedings in the aggregate will not have a material adverse effect on the Company's consolidated financial position. The Company carries general liability insurance but has no health hazard policy, which, to the best of the Company's knowledge, is consistent with industry practice. There can be no assurance, however, that the Company will not experience material health-related litigation in the future.

EXCISE TAXES

    Cigars and smokeless tobacco products have long been subject to federal, state and local excise taxes, and such taxes have frequently been increased or proposed to be increased, in some cases significantly, to fund various legislative initiatives.

    From 1977 until December 31, 1990, cigars were subject to a federal excise tax of 8.5% of wholesale list price, capped at $20.00 per thousand cigars. Effective January 1, 1991, the federal excise tax rate on large cigars (weighing more than three pounds per thousand cigars) increased to 10.625%, capped at $25.00 per thousand cigars, and increased to 12.75%, capped at $30.00 per thousand cigars, effective January 1, 1993. However, the base on which the federal excise tax is calculated was lowered effective January 1, 1991 to the manufacturer's selling price, net of the federal excise tax and certain other exclusions. The federal excise tax on little cigars (weighing less than three pounds per thousand cigars) increased from $0.75 per thousand cigars to $0.9375 per thousand cigars effective January 1, 1991. The excise tax on little cigars increased to $1.125 per thousand cigars effective January 1, 1993. The increase in the federal excise tax rate in 1991 and again in 1993 did not have a material adverse effect on the Company's product sales.

    Since 1986, smokeless tobacco (including dry and moist snuff and chewing tobacco) has been subject to Federal excise tax as well. Unlike the excise tax on large and little cigars, which taxes are based on the number (per 1,000) of cigars manufactured or imported, smokeless tobacco is taxed by weight (in pounds or fractional parts thereof) manufactured or imported. From July 1, 1986 through December 31, 1990, the excise tax on snuff was $0.24 per pound. Effective January 1, 1991, the Federal excise tax rate on snuff increased to $0.30 per pound, and again increased to $0.36 per pound, effective January 1, 1993. From July 1, 1986 through December 31, 1990, the excise tax on chewing tobacco was $0.08 per pound. Effective January 1, 1991 the Federal excise tax on chewing tobacco increased to $0.10 per pound, and again increased to $0.12 per pound effective January 1, 1993. The increase in the Federal excise tax rate on smokeless tobacco in 1991 and again in 1993 did not have a material adverse effect on the Company's product sales.

    In the past, there have been various proposals by the federal government to fund legislative initiatives through increases in federal excise taxes on tobacco products. In 1993, the Clinton Administration proposed a significant increase in excise taxes on cigars, pipe tobacco, cigarettes and other tobacco products to fund the its proposed health care reform program. The Company believes that the volume of cigars and smokeless tobacco sold would have been dramatically reduced if excise taxes were enacted as originally proposed as part of the Clinton Administration's health care reform program. Future enactment of significant increases in excise taxes, such as those initially proposed by the Clinton Administration or other proposals not linked specifically to health care reform, would have a material adverse effect on the business of the Company. The Company is unable to predict the likelihood of the passage or the enactment of future increases in tobacco excise taxes.

    Tobacco products are also subject to certain state and local taxes. Deficit concerns at the state level continue to exert pressure to increase tobacco excise taxes. The number of states that impose excise taxes on cigars is forty-two. State excise taxes on cigars and smokeless tobacco products generally range from 2% to 74.9% of the wholesale purchase price. The number of states that impose excise taxes on smokeless tobacco products is forty-two. California, Connecticut, Iowa, Oregon, Tennessee and Florida (with certain exceptions) impose excise taxes on little cigars at the same rates as cigarettes.

    State cigar and smokeless tobacco excise taxes are not subject to caps similar to the federal cigar excise tax. From time to time, the imposition of state and local taxes has had some impact on the Company's sales regionally. The enactment of new state excise taxes and the increase in existing state excise taxes are likely to have an adverse effect on regional sales as cigar and smokeless tobacco consumption generally decline.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information as of September 30, 1996 concerning the directors and executive officers of Swisher International. Effective October 23, 1996 these persons became officers and directors of the Company in the same capacity as set forth below.


             NAME                   AGE                                       POSITION
------------------------------      ---      ---------------------------------------------------------------------------
William Ziegler, III..........          68   Chairman of the Board, Chief Executive Officer and Director
William T. Ziegler............          41   Chairman of the Executive Committee, Chief Operating Officer and Director
Timothy Mann..................          54   President and Director
J. Thomas Ryan, III...........          48   Executive Vice President--Sales & Marketing and Director
Nicholas J. Cevera, Jr. ......          59   Executive Vice President--Operations and Director
Robert A. Britton.............          50   Executive Vice President, Chief Financial Officer and Director
Justo S. Amato................          62   Senior Vice President--Finance
Paul M. Arvia.................          58   Senior Vice President--Sales
Barry L. Drugg................          50   Senior Vice President--Personnel and Administration
John E. Fraleigh..............          58   Senior Vice President--Tobacco Procurement
Peter J. Ghiloni..............          45   Senior Vice President--Marketing
Cynthia Z. Brighton...........          37   Vice President--Financial Services, Treasurer and Director
Donald E. McNicol.............          75   Director
C. Keith Hartley..............          54   Director
Alfred F. La Banca............          65   Director
John R. Tweedy................          66   Director


    WILLIAM ZIEGLER, III has been a Director, Chief Executive Officer and Chairman of the Board since November 1995. From 1958 to 1995, Mr. Ziegler served as a Director of AMPCo, from 1964 to 1995 as Chairman of the Board of AMPCo and as Chief Executive Officer from 1976 to 1993. Mr. Ziegler is President of the E. Matilda Ziegler Foundation for the Blind (a private foundation) and also has served as Trustee of Connecticut College and as a member of the Board of Directors of the Maritime Aquarium at Norwalk, Connecticut. Mr. Ziegler is the father of William T. Ziegler and Cynthia Z. Brighton.

    WILLIAM T. ZIEGLER has been a Director and Chief Operating Officer of Swisher International since November 1995. From 1991 to 1994, Mr. Ziegler served as Director of Corporate Development for Helme. From 1986 to 1990, Mr. Ziegler served as Product Manager for Helme. William T. Ziegler is the son of William Ziegler, III.


    TIMOTHY MANN has been a Director and President of Swisher International since 1986. From 1982 to 1986, Mr. Mann was the Senior Vice President--Marketing and Sales of Swisher International and from 1980 to 1982, he was Vice President--Marketing and Sales. Prior to joining Swisher International in 1978 as Director of Business Development, Mr. Mann was employed in various marketing positions at American Brands, Inc. and Liggett Group, Inc. Mr. Mann is Vice President of the Cigar Association of America, and serves on its Board of Directors. He is also a Director of the Tobacco Merchants' Association and a member of the National Association of Wholesale Marketers by whom he was recently named Dean of the Industry.


    J. THOMAS RYAN, III has been a Director of Swisher International since November 1995 and Executive Vice President since April 1995. From 1985 to 1994, Mr. Ryan was President of Helme and from 1983 to 1985 he was Senior Vice President of Helme and from 1981 to 1983 he was Vice President of Sales and Marketing for smokeless products. Prior to joining Helme, Mr. Ryan served in a number of managerial positions with Conwood Corporation. Mr. Ryan serves on the Boards of the Cigar Association of America, the Smokeless Tobacco Council, the Smokeless Tobacco Research Council, and the Tobacco Institute.

    NICHOLAS J. CEVERA, JR. has been the Executive Vice President--Operations of Swisher International since July 1986 and a Director since November 1995. Mr. Cevera joined Swisher International as Vice President of Manufacturing in April 1980. In 1982, he was promoted to Vice President of Operations. In 1984, Mr. Cevera was promoted to Senior Vice President of Operations. Prior to joining the Company, Mr. Cevera worked 14 years for Brown & Williamson Tobacco Company in various manufacturing managerial positions. Mr. Cevera is a Director of the First Coast Manufacturers Association and the Cigar Association of America.

    ROBERT A. BRITTON was named Executive Vice President, Chief Financial Officer and Director in October 1996. He was Vice President and Chief Financial Officer of Swisher International since November 1995. From 1981 to 1993 he served as Treasurer and later as Vice President and Treasurer of American Fructose Corporation, a publicly traded subsidiary of AMPCo. Mr. Britton joined AMPCo in 1977 as Manager--Financial Services, and was promoted to Treasurer and later as Vice President and Treasurer in 1990. He became Treasurer of Swisher International in 1980. Prior to his association with AMPCo and the Company, Mr. Britton worked for ASARCO Incorporated and The Morgan Guaranty Trust Company.

    JUSTO S. AMATO was named Senior Vice President--Finance of Swisher International in September, 1996 after being Vice President--Finance since 1978. Prior to joining the Company in 1978, Mr. Amato worked for Johnson & Johnson, Squibb-Beechnut, Phelps Dodge and Gulf & Western in various controllership positions.


    PAUL M. ARVIA has been Senior Vice President--Sales of Swisher International since September 1996, after being Vice President of sales since 1983. Prior to joining Swisher International in 1964, Mr. Arvia was a retail representative for Lorillard, Inc.


    BARRY L. DRUGG has been Senior Vice President--Personnel and Administration since October 1996. From July 1996 to September 1996, Mr. Drugg served as Vice President--Personnel and Administration of Swisher International, after ten years in the personnel department of an AMPCo affiliate. Mr. Drugg is a long time member of the Board and the past President of the Northeast Florida Safety Council.

    JOHN E. FRALEIGH has been Senior Vice President--Tobacco Procurement for Swisher International since October 1996. After joining the Company in 1964, he became Vice President--Tobacco Procurement in 1976. In 1982, Mr. Fraleigh became responsible for quality control and product development.

    PETER J. GHILONI has been Senior Vice President--Marketing and Sales since September 1996. From April 1994 to September 1996, Mr. Ghiloni served as Vice President--Marketing and Sales for Swisher International. From October 1991 to April 1994, he served as Senior Vice President--Marketing and Sales for Helme. Mr. Ghiloni joined Helme in July 1984 as Vice President--Marketing. Prior to joining Helme, he was Group Product Manager for U.S. Tobacco.

    CYNTHIA Z. BRIGHTON has been Treasurer, Vice President--Financial Services and Director of Swisher International since November 1995. From 1986 to 1993, Ms. Brighton served as a director and corporate secretary of American Fructose Corporation (an affiliate of AMPCo) and as the corporate secretary of AMPCo from 1992 to 1994. Ms. Brighton is the daughter of William Ziegler, III.


    DONALD E. MCNICOL has been a Director of Swisher International since November 1995. He is presently of counsel to the firm of Schnader, Harrison Segal & Lewis. Mr. McNicol was a partner of Hall, McNicol, Hamilton & Clark from 1956 to 1992 and of counsel to the firm of Keck, Mahin & Cate from 1992 to 1996. Mr. McNicol served as a Director and General Counsel of AMPCo from 1964 to 1992.


    C. KEITH HARTLEY has been a director of Swisher International since November 1995. Since August 1995 he has been the Managing Partner--Corporate Finance at Forum Capital Markets L.P., an investment banking firm, and a co-manager of the Offerings. From May 1991 to August 1995, Mr. Hartley was an independent financial consultant. From February 1990 to May 1991, Mr. Hartley served as Managing Director of Peers & Co., a merchant banking firm. From July 1989 to December 1989, Mr. Hartley was a consultant to Drexel Burnham Lambert Incorporated ("Drexel"), an investment banking firm. For 16 years prior thereto Mr. Hartley was associated with Drexel, his last position being a Managing Director. Mr. Hartley also serves as a director of Comdisco, Inc., a lessor of high technology equipment, U.S. Diagnostics, Inc., an operator of diagnostic imaging centers, and Phoenix Shannon p.l.c., a manufacturer of dental instruments.

    ALFRED F. LA BANCA has been a Director of Swisher International since November 1995. He is also Chairman of the Board of the Mailex Corporation in Stamford, Connecticut and of Action Letter, Inc. in New York City, which he founded in 1961. Both Mailex Corporation and Action Letter, Inc. specialize in the production of direct mail, data processing and outsource management for client firms.

    JOHN R. TWEEDY has been a Director of Swisher International since November 1995. Mr. Tweedy served in various management positions at AMPCo and its affiliates from 1972 until he retired as Senior Vice President of AMPCo in 1993.

BOARD OF DIRECTORS

    Directors are elected annually. In addition to the current members of the Board of Directors, following consummation of the Offerings, the Company intends to appoint an additional independent director who is neither an officer nor an employee of the Company or its affiliates.

    The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee and a Pension Committee.

    The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company when necessary between meetings of the Board of Directors. The members of the Executive Committee are Messrs. Ziegler, III, William T. Ziegler, Mann, McNicol and Hartley.

    The Audit Committee's responsibilities will include (i) making recommendations to the Board of Directors of the Company with respect to the Company's financial statements and the appointment of independent auditors, (ii) reviewing significant audit and accounting policies and practices of the Company, (iii) meeting with the Company's independent public accountants concerning, among other things, the scope of audits and reports and (iv) reviewing the performance of overall accounting and financial controls of the Company. The Audit Committee must include at least two Directors who are neither officers nor employees of the Company. The members of the Audit Committee are Messrs. Hartley, La Banca, McNicol and Tweedy.

    The Compensation Committee has the responsibility of reviewing the performance of the executive officers of the Company and recommending to the Board of Directors of the Company annual salary and bonus amounts for all officers of the Company. The Compensation Committee must consist of at least two Directors who are "outside directors" within the meaning of Section 162(m) of the Code. The members of the Compensation Committee are Messrs. La Banca, Tweedy, McNicol and Hartley.

    The Pension Committee has the responsibility for overseeing the administration of the Company's benefit plans. The members of the Pension Committee are Ms. Brighton and Messrs. McNicol, Hartley and Britton.


    The General Corporation Law of the State of Delaware (the "Delaware Corporation Law") provides that a company may indemnify its directors and officers as to certain liabilities. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company intends to enter into separate indemnification agreements with each of its directors and officers to effectuate these provisions and has purchased directors' and officers' liability insurance. The effect of such provisions is to indemnify, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company. See "Description of Capital Stock--Director and Officer Indemnification."

COMPENSATION OF DIRECTORS

    Directors who do not receive compensation as officers or employees of the Company or any of its affiliates will be paid an annual retainer fee of $25,000 and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend. All Directors are reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors or any committee thereof.

EXECUTIVE COMPENSATION

    The Company, as a holding company, conducts the majority of its business through Swisher International. The executive officers of the Company receive no compensation for their services to the Company. Accordingly, the following table presents certain information concerning compensation paid or accrued for services rendered to Swisher International in all capacities during the year ended December 31, 1995 for the two individuals who served as Chief Executive Officer and the four other most highly compensated executive officers of Swisher International whose total annual salary and bonus in the last fiscal year exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                           ANNUAL COMPENSATION                 COMPENSATION
                                 ----------------------------------------  --------------------
                                                              OTHER             SECURITIES             ALL
      NAME AND PRINCIPAL                                      ANNUAL            UNDERLYING            OTHER
           POSITION                SALARY      BONUS     COMPENSATION(1)   OPTIONS/SARS (#)(2)   COMPENSATION(3)
-------------------------------  ----------  ----------  ----------------  --------------------  ----------------
William Ziegler, III (4)
  Chief Executive Officer,
  Chairman of the Board of
  Directors....................  $   54,692  $   27,346              0                   0        $    2,866,170

Timothy Mann
  President....................     232,500     142,200     $   32,645              10,000               631,700
J. Thomas Ryan, III
  Executive Vice President-
  Sales & Marketing............     208,000     109,200          9,422               4,000               314,147
Nicholas J. Cevera, Jr.
  Executive Vice President-
  Operations...................     186,500      71,300          5,320               4,000               263,175
Justo S. Amato
  Senior Vice President-
  Finance......................     149,750      45,800          5,501               3,000               218,193
J. Patric McLaughlin (5)
  Chief Executive Officer           374,548     336,329         34,152              30,000             2,490,766

------------------------

(1) Includes reimbursement of taxes in connection with (i) imputed income derived from the use of a Company car by each of Messrs. McLaughlin, Mann, Ryan, Cevera and Amato in the amount of $10,769, $6,340, $7,861, $4,686 and $5,156, respectively, (ii) imputed income derived from the payment by the Company of premiums on life insurance policies of Messrs. McLaughlin, Mann and Ryan in the amount of $21,573, $25,240, and $1,561, respectively, and
    (iii) imputed income derived from the aggregate payment of Medicare taxes by Swisher International and AMPCo in regard to accruals under their respective supplemental pension programs for Messrs. McLaughlin, Mann, Cevera and Amato in the amount of $1,809, $1,065, $634 and $345, respectively.

(2) All options granted to the Named Executive Officers in 1995 were granted under the AMPCo Stock Option Plan while Swisher International was a wholly owned subsidiary of AMPCo. All such options were cancelled in return for cash payments in connection with the November 1995 acquisition of AMPCo by Eridania Begin-Say, S.A. ("EBS").

(3) Includes (i) imputed income for executive life insurance for Messrs. McLaughlin, Mann and Ryan in the amount of $32,360, $34,500, and $2,134, respectively, (ii) imputed income for group term life insurance for Messrs. Ziegler, Cevera and Amato in the amount of $350, $2,100 and $2,078, respectively; (iii) the consideration received by Messrs. McLaughlin, Ziegler, Mann, Ryan, Cevera and Amato in the amount of $2,452,406, $1,175,478, $593,375, $306,013, $255,075, and $210,125, respectively, in return for the cancellation of AMPCo options in connection with the acquisition of AMPCo by EBS (iv) employer contributions to 401(k) plans for Messrs. McLaughlin, Ziegler, Mann, Ryan, Cevera and Amato in the amount of $6,000, $2,188; $3,825, $6,000, $6,000, and $5,990, respectively, and (v) a special one-time bonus to Mr. Ziegler of $1,688,155 paid in April 1996.

(4) Mr. Ziegler became the Chief Executive Officer of Swisher International on November 6, 1995.

(5) Mr. McLaughlin served simultaneously as the Chief Executive Officer of AMPCo and Swisher International until November 6, 1995, when EBS acquired AMPCo, and Swisher International, then a subsidiary of AMPCo, was immediately sold to the Company. The salary and bonus shown for Mr. McLaughlin is an estimate for the period from January 1, 1995 to November 6, 1995, for the performance of services to both AMPCo and Swisher International.

                     OPTION GRANTS IN LAST FISCAL YEAR (1)

                                                                     NUMBER OF SECURITIES
                              NAME                                UNDERLYING OPTIONS GRANTED
----------------------------------------------------------------  ---------------------------

William Ziegler, III............................................                   0
Timothy Mann....................................................              10,000
J. Thomas Ryan, III.............................................               4,000
Nicholas J. Cevera, Jr..........................................               4,000
Justo S. Amato..................................................               3,000
Patric J. McLaughlin............................................              30,000

--------------------------

(1) All options granted to the Named Executive Officers in 1995 were granted under the AMPCo Stock Option Plan while Swisher International was a wholly owned subsidiary of AMPCo. The options were exercisable solely for AMPCo stock. In connection with the November 1995 acquisition of AMPCo by EBS, all AMPCo options were cancelled in consideration for a payment of $40.00 for each AMPCo share underlying such options.

EMPLOYMENT AGREEMENTS

    Each of Timothy Mann, J. Thomas Ryan, III, Nicholas J. Cevera, Jr. and Robert A. Britton entered into employment agreements with Swisher International, dated as of October 23, 1996. The term of each employment agreement is three years. Each employment agreement may be terminated by Swisher International at any time. In the case of termination without Cause (as defined in the employment agreements) Swisher International is required to pay the executive salary and provide the executive with certain perquisities for the remainder of the term. In addition, Swisher International will be obligated to pay the executive's target bonus pro-rated for the year in which the termination occurs. An executive may terminate his employment agreement at any time upon two weeks' notice. Any such termination will result in the forfeiture by the executive of any further payments or benefits pursuant to the employment agreement as of such termination. Also, each employment agreement contains a non-compete provision extending for twelve months following voluntary termination by the executive or termination for cause or for any period during which severance is being paid to such executive. Pursuant to his respective employment agreement commencing on the later of January 1, 1997 or the completion of the Offerings, Messrs. Mann, Ryan, Cevera and Britton will receive an annual salary of $316,250, $251,160, $229,425 and $208,650, respectively and certain current perquisites (including tax reimbursement for certain perquisites). Each executive is entitled to participate in the Company's management incentive plan. See

"Management Incentive Plan." Messrs. Mann and Britton currently each have a separate employment agreement with the Company. Each has agreed that upon the closing of the Offerings his existing employment agreement shall terminate and be simultaneously superseded by his new employment agreement described above. Pursuant to his employment agreement, each executive will be entitled to participate in the Company's 1996 Stock Option Plan. See "1996 Stock Option Plan."


    In addition, the Company will enter into employment agreements with each of Justo S. Amato, Paul M. Arvia, Barry L. Drugg, John E. Fraleigh, and Peter J. Ghiloni, each of whom is a Senior Vice President of the Company. Each of such agreements will be for a term of two years and will contain provisions substantially similar to those contained in the Employment Agreements described above. Such agreements will become effective simultaneously with the closing of the Offerings.


MANAGEMENT INCENTIVE PLAN


    Swisher maintains a management incentive plan ("MIP") to compensate eligible full-time employees for their contributions to Swisher's performance in revenue growth, improved operating profit, cost control and production facility utilization. Bonuses under the MIP are based on achievement of financial performance targets and individual performance goals that are developed for each participant at the beginning of each year by management and such participant and are approved by the Compensation Committee. Each participant in the MIP has a target bonus opportunity that is expressed as a percentage of base salary. The percentage varies based on the potential of the position to have a positive impact on the performance of Swisher International. The actual award is based on management's recommendation and must be approved by the Compensation Committee. The target bonus for 1996 is 45%, 35%, 35% and 25% for Messrs. Mann, Ryan, Cevera and Amato, respectively. If the performance goals under the MIP are exceeded, the bonus payable to the executive will be increased proportionally. In 1996, the Company has already surpassed its MIP performance goals. Based on current performance, the Company expects to pay bonuses of approximately $2.9 million under the MIP for the year ended December 31, 1996.


BENEFIT PLANS

    CAPITAL ACCUMULATION PLAN--401(K). Swisher International sponsors The Capital Accumulation Plan (the "CAP"), a tax qualified 401(k) defined contribution plan, effective October 31, 1995, which covers eligible salaried employees employed at the Company's locations within the United States. The CAP is a continuation of a plan previously maintained for Swisher International employees by AMPCo. The CAP permits participants to contribute up to 15% of their base salary to the plan (highly compensated employees, including all officers, have been limited to 6%). Swisher may make a matching contribution, depending on profits. The Company also makes a contribution of 1% of base salary. Participant contributions are 100% vested and Company contribution, vest ratably over 4 years. Participants may direct the investment of all contributions among the funds offered by the CAP. The amount of base salary that may be used under the CAP to determine employer matching contributions is limited to $150,000 for 1995 and 1996.

    RETIREMENT PLAN. Swisher sponsors the Retirement Plan for Salaried Employees of Swisher International, Inc. (the "Retirement Plan"), a tax qualified defined benefit plan effective December 31, 1959, which covers eligible salaried employees employed at the Company's locations within the United States. The Retirement Plan benefits are based on credited service (up to 35 years) with Swisher International, and may include credited service with members of a controlled group of corporations of which Swisher International was a part, and the participant's compensation (base pay and regular annual performance bonus) for such service averaged over the 60 consecutive months out of the 120 months prior to termination of employment which produces the highest average. The Retirement Plan's benefits are reduced to partially reflect social security benefits received by the participant. Benefits are paid at Normal Retirement Date (age 65), and vest after 5 years of service.

    SUPPLEMENTAL PENSION PROGRAM. Swisher established a Supplemental Pension Program effective October 31, 1995 (the "SERP"), to restore retirement benefits under the Retirement Plan and contributions under the CAP limited by Employee Retirement Income Security Act of 1974, as amended ("ERISA") and by Treasury regulations relating to maximum retirement benefits, contributions and compensation (which may be used in calculating benefits and contributions). The SERP also provides an increased level of retirement benefits for certain executives of the Company. All other SERP provisions follow those of the Retirement Plan and CAP. The SERP is a nonqualified, unfunded plan under ERISA and the Internal Revenue Code of 1986, as amended (the "Code"). Swisher International may make contributions to a trust established for the benefit of the SERP participants or establish a reserve on its books against future benefit obligations. However, the assets of any such trust or any amount so reserved shall not be protected from the claims of creditors.

    The following illustration shows the annual benefits under the Retirement Plan and the SERP, expressed as straight life annuities beginning at age 65.

                               PENSION PLAN TABLE

    5 YEAR
AVERAGE ANNUAL   5 YEARS     10 YEARS     15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS
 COMPENSATION   OF SERVICE  OF SERVICE   OF SERVICE  OF SERVICE  OF SERVICE  OF SERVICE  OF SERVICE
--------------  ----------  -----------  ----------  ----------  ----------  ----------  ----------
      $50,000       $3,912      $7,836      $11,748     $15,672     $19,584     $23,508     $23,508
       75,000        6,528      13,044       19,572      26,100      32,616      39,144      39,144
      100,000        9,132      18,264       27,396      36,516      45,648      54,780      54,780
      200,000       19,557      39,115       58,673      78,218      97,776     117,338     117,338
      300,000       29,982      59,966       89,950     119,921     149,904     179,897     179,897
      400,000       40,407      80,817      121,226     161,623     202,032     242,455     242,455
      500,000       50,832     101,668      152,503     203,326     254,160     305,014     305,014
      600,000       61,257     122,520      183,780     245,028     306,288     367,572     367,572
      700,000       71,682     142,371      215,057     286,730     358,416     430,130     430,130
      800,000       82,107     164,222      246,334     328,433     410,544     492,689     492,689
      900,000       92,532     185,073      277,610     370,135     462,672     555,247     555,247

    Benefits under the Retirement Plan are subject to the maximum limitations imposed by federal law on pension benefits. For 1995 and 1996 these limitations include a maximum straight life annuity at age 65 of $120,000 per year, $10,000 per month and a maximum annual compensation of $150,000.

    As of December 31, 1995, the years of employment recognized by the Retirement Plan and SERP for Messrs. Ziegler, Mann, Ryan, Cevera and Amato were 0.17, 17.13, 9.80, 15.68, and 17.71, respectively. It is expected that 1996 base pay and regular annual performance bonus for the Named Executive Officers will exceed by more than 10% the base pay and regular annual performance bonus disclosed in the Summary Compensation Table for 1995. See "Management Incentive Plan."

    EXECUTIVE LIFE INSURANCE Swisher International sponsors a life insurance program, which replaces the group plan for certain selected officers, that provides the participants with policies that continue coverage into retirement. As of September 30, 1996, $2,000,000 of coverage is provided to William T. Ziegler and $1,000,000 of coverage is provided to other covered officers. Swisher International pays the policy premiums and makes payments to the executives to enable their payment of any taxes resulting from imputed income on the premiums. The cost of this program for 1996 for William T. Ziegler and the covered Named Executive Officers is in the aggregate, approximately $230,000.

1996 STOCK OPTION PLAN

    The Company has adopted and Hay Island, as the sole stockholder of the Company, has approved the 1996 Stock Option Plan. The aggregate number of shares of Class A Common Stock which may be made subject to awards of options or SARs ("Awards") under the 1996 Stock Option Plan shall not exceed at any time 10% of the then outstanding shares of Class A Common Stock. Unless otherwise determined by the Board of Directors, the 1996 Stock Option Plan will be administered by the Compensation Committee of the Board of Directors. Awards may be made under the 1996 Stock Option plan (subject to specified aggregate limits and annual individual limits on certain types of awards) to selected employees, consultants and directors of the Company.

    The Compensation Committee and the Board of Directors each have authority, subject to the terms of the 1996 Stock Option Plan, to determine, among other things, when and to whom to grant Awards under the 1996 Stock Option Plan, the number of shares to be covered by Awards, the types and terms of options and stock appreciation rights granted and the exercise price of the stock options and stock appreciation rights and to prescribe, amend and rescind the rules and regulations relating to the 1996 Stock Option Plan.

    Stock options granted under the 1996 Stock Option Plan may be either "incentive stock options," as such term is defined in Section 422 of the Code, or nonqualified stock options. The exercise price of nonqualified stock options must equal or exceed the fair market value per share of Class A Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock (a "10% Stockholder"), the exercise price of any incentive stock option granted must equal at least 110% of the fair market value of the Class A Common Stock on the date of the grant. The exercise price of incentive stock options for all other employees must equal or exceed the fair market value per share of Class A Common Stock on the date of the grant. The maximum term of any incentive stock option granted under the 1996 Stock Option Plan is ten years (five years in the case of an incentive stock option granted to a 10% Stockholder). Stock options granted under the 1996 Stock Option Plan generally will vest in annual one third increments.

    Stock appreciation rights may be granted alone or in tandem with stock options under the 1996 Stock Plan. A stock appreciation right is a right to be paid an amount equal to the excess of the fair market value of the Class A Common Stock on the date of exercise over the base price. Settlement of stock appreciation rights may be in cash, Class A Common Stock or both, as specified in the award agreement or as otherwise determined by the Compensation Committee or the Board of Directors.

    No person may be granted stock options or stock appreciation rights under the 1996 Option Stock Plan in any calendar year representing an aggregate of more than 2.5% of the then outstanding shares of Class A Common Stock. Stock options and stock appreciation rights shall be exercisable at the times and upon the conditions that the Compensation Committee or the Board of Directors may determine, as reflected in the applicable award agreement.

    Unless otherwise provided in a grantee's Award Agreement, (i) upon termination of such grantee's employment or service as a consultant or a director due to death or disability, any unvested options and stock appreciation rights shall vest in full and shall remain exercisable for a period of one year and shall terminate thereafter and (ii) upon termination of such grantee's employment or service as a consultant or a director for any reason other than death or disability, any unvested options and stock appreciation rights shall terminate and all vested options and stock appreciation rights shall remain exercisable for a period of three months and shall terminate thereafter.

    Unless otherwise provided in a grantee's Award Agreement, awards granted under the 1996 Stock Option Plan may be transferred by the grantee only by will or by the laws of descent and distribution, and may be exercised only by the grantee during his or her lifetime. The 1996 Stock Option Plan may, at any time and from time to time, be altered, amended, suspended or terminated by the Board of Directors, in whole or in part; provided that no amendment which requires stockholder approval in order for the 1996 Stock Option Plan to continue to comply with Section 162(m) of the Code will be effective unless such amendment has received the requisite approval by the Company's stockholders. In addition, no amendment may be made which adversely affects any of the rights of the grantee under any Award theretofore granted without such grantee's consent. No awards will be made under the 1996 Stock Option Plan following the tenth anniversary of the date of adoption of the 1996 Stock Option Plan.

    FEDERAL INCOME TAX CONSEQUENCES. The following sets forth a summary of federal income tax consequences of participation in the 1996 Stock Option Plan.

    A holder of an incentive stock option will generally realize taxable income only upon disposition of shares acquired upon exercise of the incentive stock option rather than upon the grant or timely exercise of the incentive stock option. Tax consequences of an untimely exercise of an incentive stock option are determined in accordance with the rules applicable to nonqualified stock options. The amount by which the fair market value of the Class A Common Stock on the exercise date of an incentive stock option exceeds the exercise price generally will increase the option holder's "alternative minimum taxable income."

    A holder of a nonqualified stock option generally will not be subject to tax at the time of the grant of the nonqualified stock option. Rather, upon exercise of a nonqualified stock option, the optionee generally will include in ordinary income the excess, if any, of the fair market value of the Class A Common Stock purchased over the exercise price. The Company generally will be entitled to a deduction at the time and in the amount that the holder recognizes ordinary income.

    The grant of stock appreciation rights has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the amount received is generally taxable as ordinary income, and the Company is entitled to a corresponding deduction.

                             PRINCIPAL STOCKHOLDER

    Hay Island, 20 Thorndal Circle, Darien, Connecticut 06820, beneficially owns 100% of the outstanding shares of Common Stock of the Company. Immediately after consummation of the Offerings, Hay Island will beneficially own all of the outstanding shares of Class B Common Stock, which will represent
approximately     % of the combined voting power of the outstanding shares of
Common Stock (approximately    % if the Underwriters' over-allotment option is
exercised in full).

    William Ziegler, III beneficially owns 100% of Hay Island through his shared voting and investment power as co-trustee of the Rivoire Trust and the Ziegler Trust, which together own 88.6% of the Common Stock of Hay Island, and his ownership of the remaining 11.4% of the Common Stock of Hay Island. First Union Bank of Connecticut as co-trustee of the Rivoire Trust and the Ziegler Trust is also deemed to be a 88.6% beneficial owner of Hay Island.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH HAY ISLAND

    As a result of Hay Island's stock ownership of the Company, the Company's Board of Directors is, and is expected to continue to be, comprised entirely of designees of Hay Island, and Hay Island is, and is expected to continue to be, able to direct and control the policies of the Company and its subsidiaries, including with respect to mergers, sales of assets and similar transactions. Hay Island is beneficially owned by William Ziegler, III. See "The Company."

TAX SHARING AGREEMENT

    The Company and Hay Island have been, for federal income tax purposes, members of an affiliated group of corporations of which Hay Island is the common parent (the "Tax Group"). As a result of such affiliation, the Company and Hay Island have been included in the short year ended December 31, 1995 consolidated federal income tax return.

    Upon consummation of the Offerings, a new tax sharing agreement will be entered into between the Company and Hay Island (the "Tax Sharing Agreement"). Pursuant to the Tax Sharing Agreement, the Company will be required to pay to Hay Island with respect to such taxable year an amount equal to the consolidated federal income taxes that would have been incurred by the Company had it not been included in the consolidated federal and any combined state or local income tax returns filed by the Tax Group. After consummation of the Offerings, the Company and Hay Island will continue to be included in the Tax Group.

    Under existing federal income tax regulations, each of the Company and Hay Island is liable for the consolidated federal income taxes of the Tax Group for any taxable year in which they are members of the Tax Group. Pursuant to the Tax Sharing Agreement, each of Hay Island and the Company will agree to indemnify the other for any and all claims, demands, actions (including liens, levies, audits, investigations and assessments), causes of action, suits, proceedings, damages, liabilities, and costs and expenses incident thereto relating to federal and state taxes on account of the actions or failure to act of the other party.

REGISTRATION RIGHTS AGREEMENT

    Prior to the consummation of the Offerings, the Company and Hay Island will enter into the Registration Rights Agreement pursuant to which Hay Island and certain transferees of Common Stock held by Hay Island (Hay Island and such permitted transferees being referred to herein as the "Permitted Holders") will have the right to require the Company to register under the Securities Act (a "Demand Registration") all or part of the Class A Common Stock issuable upon conversion of the Class B Common Stock owned by such Permitted Holders; provided that the Company (i) will not be required to and will not effect a Demand Registration within 180 days of the closing date of the Offerings unless Merrill Lynch & Co. has given its consent and (ii) may postpone giving effect to a Demand Registration for up to a period of 30 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. Hay Island has advised the Company that it does not have any present intention to request any such registration. In addition, the Holders will have the right to participate in registrations by the Company of its Class A Common Stock (a "Piggyback Registration"). The Company will pay any expenses incurred in connection with any Demand Registration or Piggyback Registration, except for underwriting discounts, commissions and certain expenses attributable to the shares of Class A Common Stock sold by such Permitted Holders.

MANAGEMENT SERVICES AGREEMENT


    Upon consummation of the Offerings, the Company and Hay Island will enter into the Services Agreement.



    The services to be provided by Hay Island to the Company include, among other things, treasury and cash management, risk management (including obtaining liability, property and casualty insurance), human resource management, marketing support, long-term strategic planning, business development and investor relations.



    The Services Agreement will have a term of five years and will automatically renew thereafter for successive one-year terms. After the initial five-year term, the Services Agreement may be terminated at any time by either party upon six months' prior written notice. The Services Agreement will also be terminable by either the Company or Hay Island upon six months' written notices if Hay Island ceases to own shares of common stock representing more than 50% of the combined voting power of the common stock of the Company.



    The amount payable under the Services Agreement for the year ended December 31, 1997 will be $925,000, payable in twelve monthly installments. The Services Agreement will provide that the amounts payable thereunder will be reviewed on an annual basis and, based on an agreed upon allocation of Hay Island's costs for the services performed, the amount payable thereunder will be increased or decreased, provided that any increase in such amount will be limited to a percentage increase based upon the change in the Consumer Price Index for all Urban Consumers, Northeast for the preceeding twelve month period.



    Each party will agree to indemnify the other, except in certain limited circumstances, against liabilities that the other may incur that are caused by or arise in connection with such party's failure to fulfill its material obligations under the Services Agreement.



OTHER AGREEMENTS



    On February 1, 1996, Donald E. McNicol, a director of the Company and counsel to Schnader, Harrison, Segal & Lewis, entered into an agreement with Swisher International regarding his services as Vice Chairman of the Board of Directors of Swisher International. Payments to Mr. McNicol under this agreement will not commence until February 1, 2001. Upon consummation of the Offerings, Mr. McNicol will assume the responsibilities of Vice President of Hay Island and will resign as Vice Chairman of Swisher International, Hay Island will assume all obligations under the agreement.



    Swisher International is the owner and sole beneficiary of a second-to-die life insurance policy on the lives of William Ziegler, III and Jane Ziegler, his wife. Upon the consummation of the Offerings, the rights under the policy and the obligation to pay the $281,000 annual premium will be assigned to Hay Island.

                          DESCRIPTION OF CAPITAL STOCK

    Prior to consummation of the Offerings, the Company will amend its
Certificate of Incorporation to change its authorized capital stock to    shares
of Class A Common Stock and    shares of Class B Common Stock, and to convert
each outstanding share of its current common stock into    shares of its newly
created Class B Common Stock (totaling    shares of Class B Common Stock).

    The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Amended and Restated Certificate of Incorporation of the Company (the "Amended Certificate") and Amended and Restated By-Laws of the Company (the "By-Laws"), a form of each of which is filed as an exhibit to the Registration Statement (as defined herein) of which this Prospectus forms a part and to the applicable provisions of the Delaware General Corporation Law (the "DGCL").

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

    The preference and relative rights of the Class A Common Stock and the Class B Common Stock are substantially identical in all respects except for disparity in voting power and conversion rights. See "Risk Factors--Control by Principal Stockholder; Anti-takeover Effect of Dual Classes of Stock."

    VOTING RIGHTS. Each share of Class A Common Stock entitles the holder of record to one vote and each share of Class B Common Stock entitles the holder of record to ten votes on each matter to be voted upon by the holders of the Common Stock. The holders of the shares of Class A Common Stock and Class B Common Stock will vote as a single class on all matters submitted to a vote of the stockholders including, without limitation, the election of directors and any proposed amendment to the Amended Certificate that would increase the number of authorized shares of Common Stock or any class thereof or any other class or series of stock or decrease the number of authorized shares of any class or series of stock (but not below the number then outstanding), except as otherwise provided by the DGCL. Neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock have cumulative voting or preemptive rights. The Company may, as a condition to counting the votes cast by any holder of shares of Class B Common Stock, require the furnishing of an affidavit or other proof as it may reasonably request to establish that the shares of Class B Common Stock held by such holder have not, by virtue of the provisions of the Amended Certificate, been converted into shares of Class A Common Stock.

    DIVIDENDS. The holders of shares of Class A Common Stock and Class B Common Stock will be entitled to receive dividends and other distributions in cash, property or shares of stock of the Company as may be declared thereon by the Board of Directors of the Company out of assets or funds of the Company legally available therefor, subject to any other provision of the Amended Certificate. The Amended Certificate provides that if at any time a dividend or other distribution in cash or other property is paid on Class A Common Stock or Class B Common Stock, a like dividend or other distribution in cash or other property will also be paid on Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount per share. The Amended Certificate provides that in the case of dividends or other distributions payable in Class A Common Stock or Class B Common Stock including distributions pursuant to stock splits or divisions of Class A Common Stock or Class B Common Stock which occur after the first date upon which the Corporation has issued shares of both Class A Common Stock and Class B Common Stock, only shares of Class A common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. Whenever a dividend or distribution, including distributions pursuant to stock splits or divisions of the Class A Common Stock or Class B Common Stock, is payable in shares of Class A Common Stock or Class B Common Stock, the number of shares of each class of Common Stock payable per share of such class of Common Stock shall be equal in number. In the case of dividends or other distributions consisting of other voting securities of the Company, the Company shall declare and pay such dividends in two separate classes of such voting securities, identical in all respects, except that the voting rights of each such security paid to the holders of Class A Common Stock shall be one-tenth of the voting rights of each such security paid to the holders of Class B Common Stock, and such security paid to the holders of Class B Common Stock shall convert into the security paid to the holders of Class A Common Stock upon the same terms and conditions applicable to the Class B Common Stock. In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, voting securities of the Company, the Company shall provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate), except that the voting rights for the underlying securities of the convertible or exchangeable security paid to the holders of Class A Common Stock shall be one-tenth of the voting rights of each underlying security of the convertible or exchangeable security paid to the holders of the Class B Common Stock, and such underlying securities paid to the holders of Class B Common Stock shall convert into the underlying securities paid to the holders of Class A Common Stock upon the same terms and conditions applicable to the Class B Common Stock.

    CONVERSION. The Class A Common Stock has no conversion rights. The Amended Certificate provides that no person holding record or beneficial ownership of shares of Class B Common Stock (a "Class B Holder") may transfer (as defined in the Amended Certificate), and the Company will not register the transfer of, such shares of Class B Common Stock, except to a Permitted Transferee. A Permitted Transferee generally means (i) Mr. William Ziegler, III and his estate, guardian, conservator or committee; (ii) each descendant of Mr. William Ziegler, III (a "Ziegler Descendant") and their respective estates; (iii) each Family Controlled Entity and (iv) the trustees, in their respective capacities as such, of each Family Controlled Trust. Family Controlled Entity is defined by the Amended Certificate as (a) any not-for-profit corporation if at least 80% of its board of directors is comprised of Mr. William Ziegler, III or Ziegler Descendants; (b) any other corporation if at least 80% of the value of its outstanding equity is owned by Permitted Transferees; (c) any partnership if at least 80% of its partnership interests are owned by the Permitted Transferees and (d) any limited liability or similar company if at least 80% of such limited liability or similar Company's interest is owned by Permitted Transferees. The Amended Certificate defines a Family Controlled Trust as the Rivoire Trust and the Ziegler Trust and any trust the primary beneficiaries of which are Mr. William Ziegler, III, Ziegler Descendants and or charitable organizations. In certain circumstances set forth in the Amended Certificate, the change in ownership or control of a record or beneficial holder of Class B Common Stock will also result in the conversion of such holder's Class B Common Stock into Class A Common Stock. The Amended Certificate also provides that the Company will not register the transfer of any shares of Class B Common Stock unless the transferee and the transferor of such Class B Common Stock have furnished such affidavits and other proof as the Company may reasonably request to establish that such proposed transferee is a Permitted Transferee. In addition, upon any purported transfer of shares of Class B Common Stock not permitted under the Amended Certificate, all shares of Class B Common Stock purported to be so transferred will be deemed to be converted into shares of Class A Common Stock, and stock certificates formerly representing such shares of Class B Common Stock will thereupon and thereafter be deemed to represent such number of shares of Class A Common Stock as equals the number of shares of Class A Common Stock into which such shares of Class B Common Stock could be converted pursuant to the terms of the Amended Certificate.

    In the event that the number of shares of Class B Common Stock and Class A Common Stock held by the Class B Holders and their Permitted Transferees issued and outstanding at any time shall constitute less than ten percent of the total combined number of shares of Class A Common Stock and Class B Common Stock outstanding, all shares of Class B Common Stock then issued and outstanding will be deemed to be converted into shares of Class A Common Stock, and stock certificates formerly representing such shares of Class B Common Stock will thereupon and thereafter be deemed to represent such number of shares of Class A Common Stock as equals the number of shares of Class A Common Stock into which such shares of Class B Common Stock could be converted pursuant to the terms of the Amended Certificate.

    OTHER. In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock will be entitled to receive the assets and funds of the Company available for distribution, after payments to creditors, and in proportion to the number of shares held by them, respectively, without regard to class.

    In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of shares of Class A Common Stock or the holders of shares of Class B Common Stock, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock will receive the same consideration on a per share basis; except that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of shares of Class B Common Stock may receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities to be received by the holders of shares of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holders of shares of Class A Common Stock).

    The Company intends to make application to list the Class A Common Stock on the NYSE.

DELAWARE LAW

    Section 203 ("Section 203") of the DGCL provides, in general, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to Section 203 (an "Interested Stockholder") but less than 85% of such stock may not engage in certain Business Combinations (as defined in Section 203) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least 66.66% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The Amended Certificate contains a provision electing not to be governed by Section 203.

LIMITATIONS ON DIRECTORS' LIABILITY

    The Amended Certificate contains a provision which eliminates the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware statutory provisions making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or recision based upon a director's breach of his duty of care. The Securities and Exchange Commission (the "Commission") has taken the position that the provision will have no effect on claims arising under the federal securities laws.

    In addition, the Amended Certificate and By-Laws provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

TRANSFER AGENT AND REGISTRAR

    Boston Equiserve LP of Canton, Massachusetts is the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Immediately after consummation of the Offerings, the Company will have
outstanding    shares of Class A Common Stock and    shares of Class B Common
Stock, assuming no exercise of the over-allotment options granted to the
Underwriters. Of these shares, the    shares of Class A Common Stock sold in the
Offerings (or a maximum of    shares if the over-allotment options are exercised
in full) will be freely tradeable without restrictions or further registration under the Securities Act, unless purchased by "affiliates" of the Company (as
that term is defined under the Securities Act). The    shares of Class B Common
Stock owned by Hay Island are, and the    shares of Class A Common Stock
issuable upon conversion of such shares of Class B Common Stock will be, "restricted securities" as defined in Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act other than pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act.

    In general, under Rule 144, as currently in effect, (i) a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Common Stock as to which at least two years have elapsed since such shares were sold by the Company or by an affiliate of the Company in a transaction or chain of transactions not involving a public offering ("restricted securities") or
(ii) an affiliate of the Company who holds shares of Common Stock that are not restricted securities may sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the Company's Class A Common Stock then outstanding or the average weekly trading volume in the Class A Common Stock during the four calendar weeks preceding the date on which notice of such sale required under Rule 144 was filed. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about the Company. Affiliates of the Company must comply with the requirements of Rule 144, including the two-year holding period requirement, to sell shares of Class A Common Stock that are restricted securities. Furthermore, if a period of at least three years has elapsed from the date restricted securities were acquired from the Company or an affiliate of the Company, a holder of such restricted securities who is not an affiliate of the Company at the time of the sale and has not been an affiliate of the Company at any time during the three months prior to such sale would be entitled to sell such shares without regard to the volume limitation and other conditions described above.

    All shares of Class B Common Stock owned by Hay Island and all shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock will immediately after consummation of the Offerings be eligible (subject to the 180-day lock-up arrangement described below) for sale in the public market pursuant to, and in accordance with the volume, manner of sale and other conditions of, Rule 144 described above. Pursuant to the Registration Rights Agreement, Hay Island has the right to require the Company to register the shares of Class A Common Stock acquired upon conversion of its shares of Class B Common Stock to facilitate their possible sale, although Hay Island has advised the Company that it does not have any present intention to request any such registration. See "Certain Relationships and Related Transactions--Registration Rights Agreement."

    The Company, Hay Island and certain executive officers have agreed, subject to certain exceptions, not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any Class A Common Stock or securities convertible into or exchangeable or exercisable for Class A Common Stock or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or part, the economic consequence of ownership of the Class A Common Stock, without the prior written consent of Merrill Lynch, for a period of 180 days after the date of this Prospectus.

    The shares of Class A Common Stock authorized for issuance pursuant to Awards that may be granted under the 1996 Stock Option Plan may be either authorized but unissued shares or treasury shares obtained by the Company through market or private purchases. See "Management--1996 Stock Option

Plan." The Company intends to register under the Securities Act the shares of Class A Common Stock issuable upon the exercise of options granted pursuant to the 1996 Stock Option Plan.

    Prior to the Offerings, there has been no public market for the Class A Common Stock. Although the Company can make no prediction as to the effect, if any, that sales of shares of Class A Common Stock by Hay Island would have on the market price prevailing from time to time, sales of substantial amounts of Class A Common Stock or the availability of such shares for sale could adversely affect prevailing market prices. See "Risk Factors--Possible Future Sales of Shares by Principal Shareholder."

    Each of the following summaries of certain provisions of certain debt instruments of the Company does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of such debt instruments.

                      DESCRIPTION OF THE CREDIT AGREEMENT

    The Second Amended and Restated Credit Agreement entered into by Swisher International and the Company with the Bank of Boston Connecticut, as administrative agent (the "Credit Agreement"), consists of a $27.0 million Revolving Credit Facility (the "Revolver"), a $90.625 million 5-year Term Loan ("A Term Loan") and a $30.0 million 6-year Term Loan ("B Term Loan"). The Revolver and A Term Loan mature on November 6, 2000 and the B Term Loan matures on November 6, 2001. The A Term Loan is subject to required quarterly amortization of at least $3.125 million which began on August 1, 1996. The B Term Loan is subject to required quarterly amortization of at least $250,000 beginning November 1, 1996. The Credit Agreement is collateralized by first priority liens on all of the material assets of Swisher International and its domestic subsidiaries and pledges of the capital stock of all of Swisher International's subsidiaries (with certain exceptions for the capital stock of foreign subsidiaries). The Credit Agreement is guaranteed by all of the domestic subsidiaries of Swisher International. As of September 30, 1996, there was approximately $22.4 million unused and available under the Revolver.


    The Credit Agreement contains various restrictive covenants including, among other things, limitations on the ability of the Company, Swisher International and its subsidiaries to incur debt, create liens, pay dividends, sell assets and make investments and acquisitions. In addition, borrowings under the Credit Agreement will be subject to mandatory permanent prepayment on an annual basis with 75% of the Company's Excess Cash Flow, defined to include Net Income (as defined) adjusted for certain specified amounts. The Company's ability to pay dividends, other than with respect to the dividend to be paid to Hay Island with the net proceeds of the Offerings, is limited to a pool of $10.0 million plus 50% of net income, as defined, on a rolling four quarter basis, less dividends paid. In addition, the Credit Agreement requires Swisher International to maintain specified financial ratios and satisfy certain tests, including maximum leverage ratios and minimum interest coverage ratios. The Credit Agreement also contains customary events of default. No Defaults or Events of Default existed, or but for the passage of time, would have existed.


    Borrowings under the Credit Agreement are at either the prime rate plus an applicable margin, as defined, or LIBOR plus an applicable margin, as defined. The Company has the option to decide which rate under which to borrow. At September 30, 1996, all borrowings were at LIBOR plus an applicable margin. The weighted average rate in effect on that date was 7.8%.

                     CERTAIN UNITED STATES TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

    The following is a general summary of certain United States federal income and estate tax consequences expected to result under current law from the purchase, ownership, sale or other taxable disposition of Class A Common Stock by any person or entity other than (a) a citizen or resident of the United States, (b) a corporation created or organized in or under the laws of the United States or of any state thereof, or (c) a person or entity otherwise subject to United States federal income taxation on income from sources outside the United States (a "non-U.S. Holder"). This summary does not address all United States federal income and estate tax considerations that may be relevant to non-U.S. Holders in light of their particular circumstances or to certain non-U.S. Holders that may be subject to special treatment under United States federal income tax laws. Furthermore, this summary does not discuss any aspects of foreign, state or local taxation. This summary is based on current provisions of the Code, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect.

    PROSPECTIVE PURCHASERS OF CLASS A COMMON STOCK ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF CLASS A COMMON STOCK.

DIVIDENDS

    Dividends paid to a non-U.S. Holder of Class A Common Stock generally will be subject to withholding of United States federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividend is effectively connected with the conduct of a trade or business of the non-U.S. Holder within the United States, in which case the dividend will be taxed at ordinary federal income tax rates. If the non-U.S. Holder is a corporation, such effectively connected income may also be subject to an additional "branch profits tax." A non-U.S. Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding obligation pursuant to the above described rules.

SALE OR OTHER DISPOSITION OF CLASS A COMMON STOCK

    A non-U.S. Holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other taxable disposition of Class A Common Stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States; (ii) in the case of a non-U.S. Holder who is an individual and holds the Class A Common Stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and either (a) the individual has a "tax home" for United States federal income tax purposes in the United States or (b) the gain is attributable to an office or other fixed place of business maintained by the individual in the United States; (iii) the non-U.S. Holder is subject to tax pursuant to the provisions of United States federal income tax law applicable to certain United States expatriates; or (iv) the Company is or has been during certain periods preceding the disposition a "U.S. real property holding corporation" for United States federal income tax purposes (which the Company does not believe it is or is likely to become) and, assuming that the Class A Common Stock continues to be "regularly traded on an established securities market" for tax purposes, the non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the outstanding Class A Common Stock.

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS

    DIVIDENDS. United States backup withholding tax will generally not apply to dividends paid on Class A Common Stock to a non-U.S. Holder at an address outside the United States. The Company must report annually to the Internal Revenue Service and to each non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the non-U.S. Holder's country of residence.

    SALE OR OTHER DISPOSITION OF CLASS A COMMON STOCK. Upon the sale or other taxable disposition of Class A Common Stock by a non-U.S. Holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the Internal Revenue Service, unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of Class A Common Stock by a non-U.S. Holder to or through the foreign office of a United States broker, or a foreign broker with certain types of relationships to the United States, the broker must report the sale to the Internal Revenue Service (but not backup withhold) unless the broker has documentary evidence in its files that the seller is a non-U.S. Holder and/or certain other conditions are met, or the holder otherwise establishes an exemption.

    BACKUP WITHHOLDING IS NOT AN ADDITIONAL TAX. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against such non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

PROPOSED REGULATIONS

    On April 22, 1996, the Internal Revenue Service issued proposed regulations relating to withholding, backup withholding and information reporting that, if adopted in their current form, would, among other things, unify current certification procedures and forms and clarify reliance standards. The proposed regulations would, among other things, eliminate the general current law presumption that dividends paid to an address in a foreign country are paid to a resident of that country and would impose certain certification and documentation requirements on non-U.S. Holders claiming the benefit of a reduced withholding rate with respect to dividends under a tax treaty. These regulations generally are proposed to be effective with respect to payments made after December 31, 1997, although in certain cases they are proposed to be effective only with respect to payments made after December 31, 1999. Proposed regulations are subject to change, however, prior to their adoption in final form.

FEDERAL ESTATE TAXES

    Class A Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the time of death will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in a purchase agreement (the "U.S. Purchase Agreement") among the Company and each of the underwriters named
below (the "U.S. Underwriters"), and concurrently with the sale of       shares
of Class A Common Stock to the International Managers (as defined below), the Company has agreed to sell to each of the U.S. Underwriters, and each of the U.S. Underwriters has severally agreed to purchase from the Company, the number of shares of Class A Common Stock set forth opposite its name below.

                                                                                     NUMBER
             U.S. UNDERWRITERS                                                     OF SHARES
---------------------------------------------------------------------------------  ----------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...........................................................
Salomon Brothers Inc ............................................................
Forum Capital Markets L.P. ......................................................

                                                                                   ----------
         Total...................................................................
                                                                                   ----------
                                                                                   ----------

    Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Salomon Brothers Inc and Forum Capital Markets L.P. are acting as representatives (the "U.S. Representatives") of the U.S. Underwriters.

    The Company has also entered into a purchase agreement (the "International Purchase Agreement and, together with the U.S. Purchase Agreement, the "Purchase Agreements") with certain underwriters outside the United States and Canada collectively, (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters"), for whom Merrill Lynch International, Salomon Brothers International Limited and Forum Capital Markets L.P. are acting as representatives (the "International Representatives" and, together with the U.S. Representatives, the "Representatives"). Subject to the terms and conditions set forth in the International Purchase Agreement, and concurrently with the sale of shares of Class A Common Stock to the U.S. Underwriters pursuant to the U.S. Purchase Agreement, the Company has agreed to sell to the International Managers, and the International Managers severally have agreed to purchase from
the Company, an aggregate of       shares of Class A Common Stock. The initial
public offering price per share of the Class A Common Stock and the underwriting discount per share of the Class A Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

    In the U.S. Purchase Agreement the several U.S. Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class A Common Stock being sold pursuant to such agreement if any of the shares of Class A Common Stock being sold pursuant to such agreement are purchased and in the International Purchase Agreement the several International Managers have agreed, subject to the terms and conditions set forth therein, to purchase all the shares of Class A Common Stock being sold pursuant to such agreement if any of the shares of Class A Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Managers may be increased. The closings with respect to the sale of shares of Class A Common Stock to be purchased by the U.S. Underwriters and the International Underwriters are conditioned upon one another.

    The U.S. Underwriters and the International Managers have entered into an Intersyndicate Agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. The Underwriters are permitted to sell shares of Class A Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Pursuant to the Intersyndicate Agreement, sales may be made between U.S. Underwriters and the International Managers of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares of Class A Common Stock so sold shall be the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to persons who are non-United States or non-Canadian persons or to persons they believe intend to resell to persons who are non-United States or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to United States persons or Canadian persons or to persons they believe intend to resell to United States persons or Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement.

    The U.S. Representatives have advised the Company that the U.S. Underwriters propose initially to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess
of $         per share of Class A Common Stock. The U.S. Underwriters may allow,
and such dealers may reallow, a discount not in excess of $         per share of
Class A Common Stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.
    At the request of the Company, the U.S. Underwriters have reserved up to shares of Class A Common Stock for sale at the initial public offering price to directors, officers, employees, business associates and related persons of the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. Certain individuals purchasing reserved shares may be required to agree not to sell, offer or otherwise dispose of any shares of Class A Common Stock for a period of three months after the date of this Prospectus.

    The Company, Hay Island and certain executive officers have agreed, subject to certain exceptions, not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any Class A Common Stock or securities convertible into or exchangeable or exercisable for Class A Common Stock or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or part, the economic consequence of ownership of the Class A Common Sock, without the prior written consent of Merrill Lynch, for a period of 180 days after the date of this Prospectus.

    The Company has granted an option to the U.S. Underwriters, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate
of       additional shares of Class A Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Class A Common Stock offered hereby. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of Class A Common Stock proportionate to such U.S. Underwriter's initial amount reflected in the foregoing table. The Company also has granted an option to the International Managers, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate
of       additional shares of Class A Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

    Prior to the Offerings, there has been no public market for the Class A Common Stock. The initial public offering price for the Class A Common Stock will be determined by negotiation between the Company and the Representatives. Among the factors considered in determining the public offering price, in addition to prevailing market conditions, will be the financial and operating history and condition of the Company, an assessment of the Company's business and financial prospects, the Company's management, the prospects for the industry in which the Company operates and the recent market prices of securities of companies in industries similar to that of the Company. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Class A Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the offering made hereby at or above the initial public offering price.

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

    The Underwriters do not intend to confirm sales of Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

    Each of Merrill Lynch and Forum Capital Markets L.P. or their respective affiliates from time to time performs investment banking and other financial services for the Company and its affiliates. C. Keith Hartley, a director of the Company, is Managing Partner--Corporate Finance of Forum Capital Markets L.P.

                                 LEGAL MATTERS


    Certain legal matters with respect to the validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Schnader, Harrison, Segal & Lewis, New York, New York. Shearman & Sterling, New York, New York has acted as counsel for the Underwriters. Schnader, Harrison, Segal & Lewis has from time to time represented, and may continue to represent, Hay Island and certain of its affiliates (including the Company) in connection with certain legal matters. Donald E. McNicol, of counsel to the firm of Schnader, Harrison, Segal & Lewis, is a director of the Company and Swisher International.


                                    EXPERTS

    The consolidated balance sheets of Swisher International Group Inc. and Subsidiaries as of December 31, 1994, November 6, 1995 and December 31, 1995, and related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1994, for the period from January 1, 1995 to November 6, 1995 and the period from November 7, 1995 to December 31, 1995, included in this Prospectus, have been included herein on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS


    In September 1996, Coopers & Lybrand L.L.P. replaced Grant Thornton LLP as the Company's independent accountants. Coopers & Lybrand L.L.P. had previously been the independent accountants for AMPCo and were engaged in July 1995 by AMPCo and the Ziegler Parties to audit stand alone audited consolidated financial statements of the Company for the years ended December 31, 1992, 1993 and 1994 and a consolidated special purpose balance sheet as of November 6, 1995. The decision to engage Coopers & Lybrand L.L.P. was made with the approval of the Company's Audit Committee.



    Grant Thornton LLP was engaged to audit the Company's consolidated financial statements as of December 31, 1995, and for the period from November 7, 1995 to December 31, 1995. In connection with the Offerings, Coopers & Lybrand L.L.P. was subsequently appointed to replace Grant Thornton LLP as the Company's independent accountants as of December 31, 1995, and for the periods January 1, 1995 to November 6, 1995 and November 7, 1995 to December 31, 1995.



    The Company believes, and it has been advised by Grant Thornton LLP that it concurs in such belief, that, during the period November 7, 1995 to December 31, 1995, the Company and Grant Thornton LLP did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Grant Thornton LLP, would have caused it to make reference in connection with its report on the Company's financial statements to the subject matter of the disagreement.



    The report of Grant Thornton LLP on the Company's previously issued consolidated financial statements (not appearing herein) as of December 31, 1995 and for the period from November 7, 1995 to December 31, 1995, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During that period there were no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Act.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-1 (as amended, the "Registration Statement") of which this Prospectus is a part under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of such contract, agreement or other document. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement (including the exhibits and schedules thereto) may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street (Suite
1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

    Upon completion of the Offerings, the Company will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the addresses set forth above. The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGES
                                                                                                            ---------

Report of Independent Accountants.........................................................................  F-3

Annual Financial Statements:

  Consolidated Balance Sheets as of December 31, 1994, November 6, 1995 and December 31, 1995.............  F-4

  Consolidated Statements of Operations for the years ended December 31, 1993 and 1994, the period from
    January 1, 1995 to November 6, 1995 and the period from November 7, 1995 to December 31, 1995.........  F-6

  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1993 and 1994, the period from January 1, 1995 to November 6, 1995 and the period from November 7, 1995 to December 31,
    1995..................................................................................................  F-7

  Consolidated Statements of Cash Flows for the years ended December 31, 1993 and 1994, the period from
    January 1, 1995 to November 6, 1995 and the period from November 7, 1995 to December 31, 1995.........  F-8

  Notes to Consolidated Financial Statements..............................................................  F-10

Interim Condensed Financial Statements:

  Condensed Consolidated Balance Sheet, Pro Forma Condensed Consolidated Balance Sheet and Pro Forma As
    Adjusted Condensed Consolidated Balance Sheet as of September 30, 1996 (unaudited)....................  F-24

  Condensed Consolidated Statements of Operations for the nine months ended September 30, 1995 and 1996
    (unaudited)...........................................................................................  F-26

  Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1995 and 1996
    (unaudited)...........................................................................................  F-27

  Notes to Condensed Consolidated Financial Statements (unaudited)........................................  F-28

Pro Forma Condensed Financial Data:

  Condensed Consolidated Statement of Operations and Pro Forma Condensed Consolidated Statement of
    Operations for the year ended December 31, 1995 (unaudited)...........................................  P-2

  Condensed Consolidated Statement of Operations and Pro Forma Condensed Consolidated Statement of
    Operations for the nine months ended September 30, 1995 (unaudited)...................................  P-3

  Condensed Consolidated Statement of Operations and Pro Forma Condensed Consolidated Statement of
    Operations for the nine months ended September 30, 1996 (unaudited)...................................  P-4

  Notes to Pro Forma Condensed Consolidated Statements of Operations (unaudited)..........................  P-5

                 (This page has been left blank intentionally.)

                       REPORT OF INDEPENDENT ACCOUNTANTS

Swisher International Group Inc. and Subsidiaries

    We have audited the accompanying consolidated balance sheets of Swisher International, Inc. and Subsidiaries (the "Predecessor") as of December 31, 1994 and November 6, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1994 and for the period from January 1, 1995 to November 6, 1995. We have also audited the accompanying consolidated balance sheets of Swisher International Group Inc. and Subsidiaries (the "Successor") as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from November 7, 1995 to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Swisher International Group Inc. and Subsidiaries (Swisher International, Inc. and Subsidiaries for periods prior to the Acquisition) as of December 31, 1994, November 6, 1995 and December 31, 1995, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1994, for the period from January 1, 1995 to November 6, 1995 and for the period from November 7, 1995 to December 31, 1995, in conformity with generally accepted accounting principles.

    As discussed in Note 1 to the consolidated financial statements, prior to November 6, 1995, the Predecessor, was a wholly owned subsidiary of American Maize-Products Company ("AMPCo"). On November 6, 1995, AMPCo was acquired by Eridania Beghin-Say, S.A. ("EBS"), which simultaneously entered into an agreement to sell the Predecessor to the Successor. As a result of the Acquisition on November 6, 1995, the Successor's consolidated financial position, results of operations and cash flows as of December 31, 1995, and for the period from November 7, 1995 to December 31, 1995 are not comparable to prior periods.

    As discussed in Notes 7 and 8 to the consolidated financial statements, effective January 1, 1993, the Company changed its methods of accounting for postretirement benefits other than pensions and postemployment benefits.

New York, New York                                      Coopers & Lybrand L.L.P.
October 25, 1996.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                 PREDECESSOR          SUCCESSOR
                                                           ------------------------  -----------
                                                            DECEMBER    NOVEMBER 6,   DECEMBER
                                                            31, 1994       1995       31, 1995
                                                           -----------  -----------  -----------
                         ASSETS
Current assets:
  Cash and cash equivalents..............................   $      73    $   8,558    $   3,250
  Accounts receivable, less allowance for doubtful
    accounts of $2,599, $2,304 and $2,365,
    respectively.........................................      23,242       17,947       23,696
  Inventories............................................      41,701       36,041       50,782
  Deferred income taxes..................................       5,006        2,082          286
  Other current assets...................................       1,528        1,714        1,760
                                                           -----------  -----------  -----------
      Total current assets...............................      71,550       66,342       79,774
                                                           -----------  -----------  -----------

Due from AMPCo...........................................      43,172       59,862       --
Property, plant and equipment:
  Land...................................................         587          661        1,319
  Buildings and improvements.............................      14,879       18,586        9,471
  Machinery and equipment................................      45,604       45,329       40,180
  Construction in progress...............................       3,068        3,099        3,882
                                                           -----------  -----------  -----------
                                                               64,138       67,675       54,852
  Less, accumulated depreciation.........................      27,976       30,082          470
                                                           -----------  -----------  -----------
                                                               36,162       37,593       54,382
Goodwill, net of accumulated amortization of $3,418,
  $3,711 and $192, respectively..........................      11,422       11,129       50,053
Prepaid pension cost.....................................       8,869        8,724        4,320
Note receivable from AMPCo...............................      21,000       --           --
Other assets.............................................       1,685        1,435        5,701
                                                           -----------  -----------  -----------
      Total assets.......................................   $ 193,860    $ 185,085    $ 194,230
                                                           -----------  -----------  -----------
                                                           -----------  -----------  -----------

     The accompanying notes are an integral part of the consolidated financial statements.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                 PREDECESSOR          SUCCESSOR
                                                           ------------------------  -----------
                                                            DECEMBER    NOVEMBER 6,   DECEMBER
                                                            31, 1994       1995       31, 1995
                                                           -----------  -----------  -----------
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt........................................   $   2,055    $      50    $  --
  Current portion of long-term debt......................       6,534       10,500       32,523
  Accounts payable.......................................       3,298        3,400        6,434
  Accrued expenses.......................................       9,756        7,599        7,437
  Income taxes payable...................................       3,113        5,103        1,455
                                                           -----------  -----------  -----------
      Total current liabilities..........................      24,756       26,652       47,849
                                                           -----------  -----------  -----------

Long-term debt...........................................      68,515       50,500       95,629
Deferred income taxes....................................       4,069          926        1,060
Accrued postretirement and postemployment benefits.......      12,348       12,751       12,773
Other liabilities........................................         880          926        2,169
Minority interest........................................       2,927       --           --
                                                           -----------  -----------  -----------
      Total liabilities..................................     113,495       91,755      159,480
                                                           -----------  -----------  -----------
Commitments and contingencies

Stockholders' equity;
  Common Stock, $100,000 par value; 130 shares
    authorized, issued and outstanding...................      13,000       13,000       --
  Common Stock, $1 par value; 1,000 shares authorized;
    100 shares issued and outstanding....................      --           --           --
  Paid-in capital........................................      13,117       13,117       31,128
  Retained earnings......................................      54,248       67,213        3,622
                                                           -----------  -----------  -----------
      Total stockholders' equity.........................      80,365       93,330       34,750
                                                           -----------  -----------  -----------
      Total liabilities and stockholders' equity.........   $ 193,860    $ 185,085    $ 194,230
                                                           -----------  -----------  -----------
                                                           -----------  -----------  -----------

     The accompanying notes are an integral part of the consolidated financial statements.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                           PREDECESSOR                SUCCESSOR
                                              -------------------------------------  -----------
                                                                                       PERIOD
                                                                          PERIOD        FROM
                                                                           FROM      NOVEMBER 7
                                                                         JANUARY 1       TO
                                              YEAR ENDED   YEAR ENDED       TO        DECEMBER
                                               DECEMBER     DECEMBER    NOVEMBER 6,      31,
                                               31, 1993     31, 1994       1995         1995
                                              -----------  -----------  -----------  -----------
Net sales...................................   $ 156,485    $ 163,285    $ 155,120    $  31,266
Cost of sales...............................      89,193       88,720       83,522       16,514
                                              -----------  -----------  -----------  -----------
    Gross profit............................      67,292       74,565       71,598       14,752
Selling, general and administrative
  expenses..................................      50,366       47,208       40,331        7,207
Restructuring expenses......................       5,200        5,400       --           --
                                              -----------  -----------  -----------  -----------
    Operating profit........................      11,726       21,957       31,267        7,545
Interest expense, net.......................       9,081        5,503        3,437        1,670
Other (income) expense, net.................      (1,995)      (2,706)      (2,360)          25
                                              -----------  -----------  -----------  -----------
Income before income taxes, minority
  interest and cumulative effect of
  accounting changes........................       4,640       19,160       30,190        5,850
Provision for income taxes..................       1,570        7,461       11,536        2,228
                                              -----------  -----------  -----------  -----------
Income before minority interest and
  cumulative effect of accounting changes...       3,070       11,699       18,654        3,622
Minority interest in earnings of
  subsidiary................................      (1,010)        (997)        (967)      --
                                              -----------  -----------  -----------  -----------
Income before cumulative effect of
  accounting changes........................       2,060       10,702       17,687        3,622
Cumulative effect of accounting changes, net
  of income taxes...........................      (6,898)      --           --           --
                                              -----------  -----------  -----------  -----------
Net income (loss)...........................   $  (4,838)   $  10,702    $  17,687    $   3,622
                                              -----------  -----------  -----------  -----------
                                              -----------  -----------  -----------  -----------
Pro forma earnings per share................                             $            $
                                                                        -----------  -----------
                                                                        -----------  -----------
Pro forma weighted average shares
  outstanding...............................
                                                                        -----------  -----------
                                                                        -----------  -----------

   The accompanying notes are an integral part of the consolidated financial statements.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                       PREDECESSOR   SUCCESSOR
                                                       -----------  -----------                           TOTAL
                                                         COMMON       COMMON      PAID IN   RETAINED   STOCKHOLDERS'
                                                          STOCK       STOCK*      CAPITAL   EARNINGS      EQUITY
                                                       -----------  -----------  ---------  ---------  ------------
Balance, January 1, 1993.............................   $  13,000                $  13,117  $  48,384   $   74,501
Net loss.............................................                               --         (4,838)      (4,838)
                                                       -----------               ---------  ---------  ------------
Balance, December 31, 1993...........................      13,000                   13,117     43,546       69,663

Net income...........................................      --                       --         10,702       10,702
                                                       -----------               ---------  ---------  ------------
Balance, December 31, 1994...........................      13,000                   13,117     54,248       80,365

Dividend to AMPCo....................................      --                       --         (4,722)      (4,722)
Net income...........................................      --                       --         17,687       17,687
                                                       -----------               ---------  ---------  ------------
Balance, November 6, 1995............................   $  13,000                $  13,117  $  67,213   $   93,330
                                                       -----------               ---------  ---------  ------------
                                                       -----------               ---------  ---------  ------------

Balance, November 7, 1995............................                $  --    *  $  31,128  $  --       $   31,128
Net income...........................................                   --          --          3,622        3,622
                                                                    -----------  ---------  ---------  ------------
Balance, December 31, 1995...........................                $  --    *  $  31,128  $   3,622   $   34,750
                                                                    -----------  ---------  ---------  ------------
                                                                    -----------  ---------  ---------  ------------

------------------------

* The Company has 100 shares of issued and outstanding common stock with a $1 par value.

   The accompanying notes are an integral part of the consolidated financial statements.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                      SUCCESSOR
                                                           PREDECESSOR               -----------
                                              -------------------------------------  PERIOD FROM
                                                                        PERIOD FROM  NOVEMBER 7
                                              YEAR ENDED   YEAR ENDED    JANUARY 1       TO
                                               DECEMBER     DECEMBER        TO        DECEMBER
                                                  31,          31,      NOVEMBER 6,      31,
                                                 1993         1994         1995         1995
                                              -----------  -----------  -----------  -----------
Cash flows from operating activities:
  Net income (loss).........................   $  (4,838)   $  10,702    $  17,687    $   3,622
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities:
    Depreciation and amortization...........       4,480        4,513        3,824          817
    Deferred income taxes...................      (1,818)        (853)        (219)         773
    Cumulative effect of accounting
      changes...............................       6,898       --           --           --
    Restructuring expenses..................       5,200        5,400       --           --
    Minority interest in earnings of
      subsidiary............................       1,010          997          967       --
    Loss (gain) on disposal of property,
      plant and equipment...................         763         (166)         126       --
    Changes in assets and liabilities, net
      of impact of acquisition:
      Accounts receivable...................      (2,236)         607        5,296       (4,360)
      Inventories...........................      (1,587)       1,845        5,660          449
      Other current assets..................           4           83         (185)         (46)
      Prepaid pension cost..................      (2,448)         (42)         145       --
      Accounts payable and accrued
        expenses............................        (123)       1,117         (954)      (5,317)
      Income taxes payable..................         504        1,834        1,990        1,455
      Other, net............................       1,130         (653)        (180)         (11)
                                              -----------  -----------  -----------  -----------
        Net cash provided by (used in)
          operating activities..............       6,939       25,384       34,157       (2,618)
                                              -----------  -----------  -----------  -----------
Cash flows from investing activities:
  Additions to property, plant and
    equipment...............................      (4,424)      (4,456)      (5,536)        (842)
  Proceeds from disposal of property, plant
    and equipment...........................      --              431          223       --
  Acquisition of business, net of cash
    acquired of $8,558......................      --           --           --         (161,215)
                                              -----------  -----------  -----------  -----------
        Net cash used in investing
          activities........................      (4,424)      (4,025)      (5,313)    (162,057)
                                              -----------  -----------  -----------  -----------
Cash flows from financing activities:
  Change in short-term debt.................         995         (405)      (2,005)      --
  Long-term borrowings......................      --           40,150       --          134,752
  Payments of long-term debt................      (6,194)     (40,855)      (4,762)      (6,600)
  Reduction in (addition to) intercompany
    receivable, net.........................      11,179      (11,909)     (13,592)      --
  Increase in note due from AMPCo...........      (9,000)      (8,900)      --           --
  Issuance of common stock..................      --           --           --           39,773
                                              -----------  -----------  -----------  -----------
        Net cash (used in) provided by
          financing activities..............      (3,020)     (21,919)     (20,359)     167,925
                                              -----------  -----------  -----------  -----------
Net (decrease) increase in cash and cash
  equivalents...............................        (505)        (560)       8,485        3,250
Cash and cash equivalents, beginning of
  period....................................       1,138          633           73       --
                                              -----------  -----------  -----------  -----------
Cash and cash equivalents, end of period....   $     633    $      73    $   8,558    $   3,250
                                              -----------  -----------  -----------  -----------
                                              -----------  -----------  -----------  -----------

   The accompanying notes are an integral part of the consolidated financial statements.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

                                                           PREDECESSOR
                                              -------------------------------------     SUCCESSOR
                                                                        PERIOD FROM  ---------------
                                              YEAR ENDED   YEAR ENDED    JANUARY 1     PERIOD FROM
                                               DECEMBER     DECEMBER        TO        NOVEMBER 7 TO
                                                  31,          31,      NOVEMBER 6,   DECEMBER 31,
                                                 1993         1994         1995           1995
                                              -----------  -----------  -----------  ---------------
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest (net of amount capitalized)......   $   9,721    $   7,277    $   5,169      $     881
  Income taxes..............................       3,253        7,244        9,766         --

SUPPLEMENTAL NON-CASH DISCLOSURE:

    During the period from January 1, 1995 through November 6, 1995, a Note receivable from AMPCo of $21,000 was reclassified to the Due from AMPCo account. Additionally, the Company recorded a dividend to AMPCo of $4,722, which was settled by adjusting the Due from AMPCo and the Liability to the Minority Interest.

   The accompanying notes are an integral part of the consolidated financial statements.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. GENERAL AND ACQUISITION:

    GENERAL--Swisher International Group Inc. and Subsidiaries (the "Company" or the "Successor") manufactures and sells cigars and smokeless tobacco products. The principal market for the Company's products is the United States.

    ACQUISITION--Through November 6, 1995, Swisher International Inc. (the "Predecessor") was a wholly owned subsidiary of American Maize-Products Company ("AMPCo"). On November 6, 1995, in connection with the sale of AMPCo and its subsidiaries to Eridania Beghin-Say, S.A. ("EBS"), the common stock of the Predecessor was simultaneously sold for $169,773 to the Company, which is a wholly owned subsidiary of Hay Island Holding Corporation (the "Parent"). This transaction is referred to as the "Acquisition."

    The aggregate purchase price was comprised of cash of $39,773, senior debt of $110,000 and subordinated debt of $20,000 payable to the seller.

    The Acquisition was accounted for as a purchase which results in a new basis of accounting for periods subsequent to the acquisition date. The fair value of assets acquired aggregated $203,859, including goodwill of $50,245 (net), and the fair value of liabilities aggregated $164,086. Based on the Parent's previous ownership interest in AMPCo, the amount of goodwill and shareholders' equity recognized as of the acquisition date was reduced by $8,645. For income tax purposes, the Acquisition has been treated as an asset purchase, accordingly, goodwill will be amortized over 15 years for income tax purposes.

    As a result of the Acquisition, the Company's consolidated financial position and results of operations as of December 31, 1995, and for the period from November 7, 1995 to December 31, 1995 are not comparable to prior periods.

2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES:

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Swisher International Group Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation. Except as indicated to the contrary, all references to "the Company" are to the Predecessor or to the Successor.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

    REVENUE RECOGNITION--Revenue is recognized when shipments are made to customers.

    PRO FORMA EARNINGS PER SHARE--Pro forma earnings per share is calculated
assuming that an aggregate of      shares of Common Stock will be outstanding as
a result of the anticipated stock split of 100 shares of the Company's Common Stock. The stock split will be completed immediately prior to the consummation of the Offerings.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES: (CONTINUED)
    ADVERTISING COSTS--Advertising costs of $1,467, $1,687, $1,946 and $117 for the years ended December 31, 1993 and 1994, for the period from January 1, 1995 to November 6, 1995 and for the period from November 7, 1995 to December 31, 1995, respectively, were expensed as incurred.

    RESEARCH AND DEVELOPMENT COSTS--Research and development expenditures are expensed as incurred. Expenditures amounted to $914, $643, $827 and $127 for the years ended December 31, 1993 and 1994, for the period from January 1, 1995 to November 6, 1995 and for the period from November 7, 1995 to December 31, 1995, respectively.

    MINORITY INTEREST--Through November 6, 1995, the Company owned 83% of the outstanding shares of American Maize Technologies, Inc. ("AMTI"). The minority interest through November 6, 1995 stated as a liability on the consolidated balance sheets is equal to the minority ownership percentage of AMTI's net assets. The minority interest in the consolidated statements of operations was equal to the minority ownership percent of AMTI's net income.

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents comprise highly liquid investments with original maturities of three months or less. The carrying value of cash equivalents approximates fair value.

    CONCENTRATION OF CREDIT RISK--Financial instruments which potentially subject the Company to a concentration of credit risk are cash and cash equivalents and accounts receivable.

    The Company maintains its cash and cash equivalents with various high quality banks. Amounts held in individual banks may periodically exceed, for brief time periods, federally insured amounts. The Company's customers are primarily wholesale tobacco and candy distributors, wholesale grocers and food and drug chains, in many geographic regions. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition but does not generally require collateral.

    INVENTORIES--Inventories are stated at the lower of cost or market. The last-in, first-out (LIFO) method is used to determine the cost of tobacco content in inventory. All tobacco inventory is included in current assets in conformity with standard industry practice, notwithstanding the fact that significant quantities of inventory are carried for several years for purposes of the curing process. The average cost and the first-in, first-out (FIFO) methods are used to calculate the cost of the remaining inventories.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment is stated at cost less accumulated depreciation. Expenditures for new facilities and those which increase useful lives are capitalized. Maintenance and repairs are expensed as incurred. When property, plant and equipment is sold or retired, the cost and accumulated depreciation applicable to assets retired are removed and any gain or loss on the transaction is included in income.

    Plant and equipment is depreciated over its estimated useful life, using the straight-line method. Depreciation is based on the following useful lives: buildings and improvements, 10 to 30 years; machinery and equipment, 5 to 15 years. Assets recorded under capital leases are amortized over the lease term or, if title ultimately passes to the Company, over their estimated useful lives. Depreciation expense approximated $3,775, $3,843, $3,088 and $470, respectively, for the years ended December 31, 1993 and 1994, for the period from January 1, 1995 to November 6, 1995 and for the period from November 7, 1995 to December 31, 1995.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES: (CONTINUED)
    GOODWILL--Goodwill arising from the Acquisition in November 1995 is being amortized over 40 years. Goodwill from acquisitions prior to November 6, 1995 of $14,632 was also amortized over 40 years.

    The Company periodically evaluates whether there has been a permanent impairment in the carrying value of goodwill by comparing it to anticipated future operating cash flows. Factors which management considers in performing this assessment include current operating results and trends, demand, competition and other economic factors.

    DEFERRED FINANCING COSTS--Deferred financing costs relate to costs incurred in connection with long-term bank financing obtained by the Company to finance the Acquisition. Costs of $4,815, which are included in other assets, are being amortized on a straight-line basis (which approximates the interest method) over the term of the financing agreements. Amortization expense for the period from November 7, 1995 to December 31, 1995 was $144.

    INTEREST RATE SWAPS--The Company may periodically enter into interest rate swap agreements which changes the interest payable on a portion of its outstanding long-term debt from a variable to a fixed rate basis. These agreements involve the receipt of variable rate payments in exchange for fixed rate payments over the life of the agreements without an exchange of the underlying principal amount. The differential to be paid or received is accrued and recognized as an adjustment to interest expense as interest rates change.

    INCOME TAXES--Under the liability method of accounting for income taxes, the Company recognizes deferred tax liabilities and assets which are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.

    A valuation allowance against deferred tax assets is required if, based on available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Management has determined, based on the reversal of existing taxable temporary differences and its expectations for the future, taxable income will more likely than not be sufficient to fully recognize deferred tax assets.

3. INVENTORIES:

    Inventories consist of the following:

                                                                 PREDECESSOR          SUCCESSOR
                                                           ------------------------  -----------
                                                            DECEMBER    NOVEMBER 6,   DECEMBER
                                                            31, 1994       1995       31, 1995
                                                           -----------  -----------  -----------
Finished goods...........................................   $  10,099    $   8,106    $   9,487
Work-in-process..........................................       2,154        2,119        3,654
Raw materials............................................      23,677       20,918       29,426
Stores and supplies......................................       5,771        4,898        8,215
                                                           -----------  -----------  -----------
                                                            $  41,701    $  36,041    $  50,782
                                                           -----------  -----------  -----------
                                                           -----------  -----------  -----------

    The tobacco content of inventories is stated using the LIFO method. As of December 31, 1994, November 6, 1995 and December 31, 1995, inventories of $32,951, $28,336, and $45,201, respectively, are stated using the LIFO method of accounting. These amounts are less than the corresponding FIFO

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

3. INVENTORIES: (CONTINUED)
(replacement) costs by $11,772 and $12,446 as of December 31, 1994 and November 6, 1995, respectively, and greater than the corresponding replacement costs by $1,719 as of December 31, 1995.

4. DEBT:

    Long-term debt consists of the following:

                                                                 PREDECESSOR          SUCCESSOR
                                                           ------------------------  -----------
                                                            DECEMBER    NOVEMBER 6,   DECEMBER
                                                            31, 1994       1995       31, 1995
                                                           -----------  -----------  -----------
Revolving credit borrowings with interest from 7.93%
  to 9.50% (a)...........................................   $  --        $  --        $   8,100
Term loan with interest of 7.93% (b).....................      --           --          100,000
Capital lease obligations (c)............................       9,549       --           --
9% Subordinated Note payable to AMPCo....................      31,000       31,000       --
9% Subordinated Note payable to AMPCo....................      34,500       30,000       --
Subordinated Note payable to an affiliate of EBS with
  interest at 6% (d).....................................      --           --           20,000
Miscellaneous............................................      --           --               52
                                                           -----------  -----------  -----------
                                                               75,049       61,000      128,152
Less, current portion....................................       6,534       10,500       32,523
                                                           -----------  -----------  -----------
                                                            $  68,515    $  50,500    $  95,629
                                                           -----------  -----------  -----------
                                                           -----------  -----------  -----------

------------------------

(a) Represents borrowings under $25,000 revolving credit facility.

(b) Payable in varying quarterly installments (minimum of $3,125) from February 1, 1996 through November 1, 2000.

(c) The Company leases land, buildings and equipment under a capital lease. As of December 31, 1994, property, plant and equipment included $8,635 (net of accumulated depreciation of $6,220), relating to the assets under lease. As of November 1, 1995, the Company has extinguished its liability under the capital lease by purchasing investments and placing such investments in an irrevocable trust, which will be used to satisfy principal and interest payments for the remainder of the lease.

(d) The note was repaid in June 1996, accordingly, the balance has been classified as current portion of long-term debt as of December 31, 1995.

    In connection with the Acquisition, the Company entered into a credit agreement (the "Agreement") which provides for a $100,000 term loan and a $25,000 revolving credit facility. The Agreement has a maturity of November 1, 2000. The Agreement is collateralized by all Company assets and common stock. At the Company's option, interest is payable based on (a) "base rate", which is defined as the greater of the prime rate, or federal funds rate plus 1/2%, plus an applicable margin, as defined, which was 1% as of December 31, 1995, or (b) a Eurodollar rate plus an applicable margin, as defined, which was 2% as of December 31, 1995. The weighted average interest rate on all outstanding debt as of December 31, 1995 was 7.55%.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

4. DEBT: (CONTINUED)
    In addition to scheduled maturities, the Agreement provides for mandatory principal prepayments based on the Company's excess cash flows, as defined. Presently, 75% of such excess cash flow, if any, is to be applied to principal repayments. In accordance with the Agreement, no mandatory prepayment was required as of December 31, 1995. The Agreement contains various restrictive covenants which restrict, among other things, additional indebtedness, the sale of assets, the payment of dividends and capital expenditures. The Agreement also includes covenants related to net worth, fixed charge coverage and leverage ratios (see Note 14 regarding subsequent events).

    During November 1995, the Company entered into a three-year interest rate swap agreement having an aggregate notional amount of $50,000 from November 16, 1995 to November 16, 1996, decreasing to a notional amount of $40,000 for the period from November 16, 1996 to November 16, 1997 and decreasing to a notional amount of $35,000 for the period from November 16, 1997 to November 16, 1998, at which time such swap expires. Under the terms of the swap agreement, the Company pays a fixed interest rate of 5.69% and receives a variable interest rate equal to three month LIBOR. Such agreement effectively converts the interest on $50,000 of long-term debt from a variable rate to a fixed rate of interest. In the event of nonperformance by the counterparties, the Company could lose some or all of any future positive cash flows. However, the Company does not currently anticipate nonperformance by such counterparties. The fair value of interest rate swap agreement represents the estimated receipts or payments that would be made to terminate the agreements. As of December 31, 1995, the Company would have had to pay approximately $400 to terminate the swap agreement.

    The aggregate annual maturities of the Company's long-term debt as of December 31, 1995 are as follows:

1996......................................................  $  32,523
1997......................................................     15,029
1998......................................................     20,000
1999......................................................     25,000
2000......................................................     35,600
                                                            ---------
                                                            $ 128,152
                                                            ---------
                                                            ---------

    The fair value of long-term debt approximated $72,990 and $59,095 as of December 31, 1994 and November 6, 1995, respectively. The fair value of the Company's long-term debt approximates the carrying value as of December 31, 1995 based on interest rates available for debt with similar terms.

    Interest costs, including related party amounts disclosed in Note 11, incurred during the years ended December 31, 1993 and 1994, for the period from January 1, 1995 to November 6, 1995 and for the period from November 7, 1995 to December 31, 1995 were $9,719, $6,770, $5,321 and $1,721, respectively. Interest capitalized in those periods approximated $167, $59, $26 and $30, respectively.

5. INCOME TAXES:

    Prior to the Acquisition, the Company's income tax filings were the responsibility of AMPCo. For periods subsequent to November 6, 1995, the Company will be included in consolidated income tax filings with its Parent. In accordance with a tax sharing agreement with its Parent, the Company has computed its

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

5. INCOME TAXES: (CONTINUED)
provision for income taxes for the period from November 7, 1995 through December 31, 1995 on a separate company basis.

    The provision for income taxes consists of:

                                                           PREDECESSOR                 SUCCESSOR
                                              -------------------------------------  -------------
                                                                        PERIOD FROM
                                              YEAR ENDED   YEAR ENDED    JANUARY 1    PERIOD FROM
                                               DECEMBER     DECEMBER        TO       NOVEMBER 7 TO
                                                  31,          31,      NOVEMBER 6,  DECEMBER 31,
                                                 1993         1994         1995          1995
                                              -----------  -----------  -----------  -------------
Current:
  Federal...................................   $   3,476    $   7,552    $  10,619     $   1,220
  State and local...........................         (88)         762        1,136           235
                                              -----------  -----------  -----------       ------
                                                   3,388        8,314       11,755         1,455
Deferred, principally federal...............      (1,818)        (853)        (219)          773
                                              -----------  -----------  -----------       ------
                                               $   1,570    $   7,461    $  11,536     $   2,228
                                              -----------  -----------  -----------       ------
                                              -----------  -----------  -----------       ------

    The difference between the actual income tax provision and the income tax provision computed by applying the statutory federal income tax rate to income before provision for income taxes is attributable to the following:

                                                              PREDECESSOR                    SUCCESSOR
                                              -------------------------------------------  -------------
                                                                             PERIOD FROM    PERIOD FROM
                                               YEAR ENDED     YEAR ENDED    JANUARY 1 TO   NOVEMBER 7 TO
                                              DECEMBER 31,   DECEMBER 31,    NOVEMBER 6,   DECEMBER 31,
                                                  1993           1994           1995           1995
                                              -------------  -------------  -------------  -------------
Federal statutory rate......................         34.0%          35.0%          35.0%          34.0%
State and local income taxes, net of federal
  income taxes..............................         (5.5)           2.2            2.4            4.4
Goodwill amortization.......................          2.3            0.7            0.3         --
Nondeductible expenses......................          1.4            0.8            0.4            0.3
Other, net..................................          1.6            0.2            0.1            (.6)
                                                    -----          -----          -----          -----
                                                     33.8%          38.9%          38.2%          38.1%
                                                    -----          -----          -----          -----
                                                    -----          -----          -----          -----

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

5. INCOME TAXES: (CONTINUED)
    The components of net deferred tax assets and liabilities are as follows:

                                                                 PREDECESSOR          SUCCESSOR
                                                           ------------------------  -----------
                                                            DECEMBER                  DECEMBER
                                                               31,      NOVEMBER 6,      31,
                                                              1994         1995         1995
                                                           -----------  -----------  -----------
Current deferred tax assets:
  Restructuring reserves.................................   $   2,881    $  --        $  --
  Vacation pay...........................................         107          183       --
  Workers' compensation..................................         545          535       --
  Inventory capitalization...............................         895          964          286
  Other..................................................         578          400       --
                                                           -----------  -----------  -----------
Current deferred income tax assets.......................   $   5,006    $   2,082    $     286
                                                           -----------  -----------  -----------
                                                           -----------  -----------  -----------

Noncurrent deferred tax assets:
  Postretirement and postemployment benefit accruals.....   $   4,169    $   4,455    $  --
  Deferred compensation..................................         228          313       --
                                                           -----------  -----------  -----------
                                                                4,397        4,768       --
                                                           -----------  -----------  -----------
Noncurrent deferred tax liabilities:
  LIFO inventory.........................................      --           --              551
  Goodwill...............................................      --           --              180
  Fixed assets and depreciation..........................       5,634        2,904          178
  Pension................................................       1,922        2,003           72
  Interest capitalization................................         321          303       --
  Other..................................................         589          484           79
                                                           -----------  -----------  -----------
                                                                8,466        5,694        1,060
                                                           -----------  -----------  -----------
Noncurrent deferred income tax liabilities...............   $   4,069    $     926    $   1,060
                                                           -----------  -----------  -----------
                                                           -----------  -----------  -----------

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

6. PENSION PLANS:

    The Company has several non-contributory defined benefit pension plans which cover substantially all employees. Pension benefits are generally based on either years of service and employee compensation during the last years of employment, or years of service times a multiplier. The Company's policy is to make annual contributions sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 ("ERISA").

    Actuarially determined pension costs are accrued currently and include amounts for current service and prior service costs, which are amortized on a straight-line basis over the participants' estimated remaining service period.

    Pension expense (income) includes the following:

                                                           PREDECESSOR
                                              -------------------------------------    SUCCESSOR
                                                                        PERIOD FROM  -------------
                                              YEAR ENDED   YEAR ENDED    JANUARY 1    PERIOD FROM
                                               DECEMBER     DECEMBER        TO       NOVEMBER 7 TO
                                                  31,          31,      NOVEMBER 6,  DECEMBER 31,
                                                 1993         1994         1995          1995
                                              -----------  -----------  -----------  -------------
Service cost................................   $   1,267    $   1,327    $     793     $     182
Interest cost...............................       2,720        2,771        2,445           495
Curtailment loss (gain)(a)..................        (939)         737       --            --
Actual return on plan assets................      (3,789)      (4,318)      (3,336)       (1,383)
Net amortization and deferral...............         (24)          50          (75)          618
                                              -----------  -----------  -----------       ------
                                               $    (765)   $     567    $    (173)    $     (88)
                                              -----------  -----------  -----------       ------
                                              -----------  -----------  -----------       ------

------------------------

(a) During 1993, the Company recognized a pension curtailment gain of $939 relating to a plant consolidation. During 1994, the Company recognized a pension curtailment loss of $737 which related to an additional plant consolidation.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

6. PENSION PLANS: (CONTINUED)
    The assumptions used in the calculation of the projected benefit obligation and the net periodic pension expense (benefit) as of and for the periods ended were as follows:

                                                                                      SUCCESSOR
                                                           PREDECESSOR               -----------
                                              -------------------------------------  PERIOD FROM
                                                                        PERIOD FROM  NOVEMBER 7
                                              YEAR ENDED   YEAR ENDED    JANUARY 1       TO
                                               DECEMBER     DECEMBER        TO        DECEMBER
                                                  31,          31,      NOVEMBER 6,      31,
                                                 1993         1994         1995         1995
                                              -----------  -----------  -----------  -----------
Assumed rates of return on plan assets......     10.0%        10.0%        10.0%        10.0%
Assumed discount rates (used to measure
  year-end projected benefit obligation)....      7.0          8.5          7.1          7.0
Assumed rates of compensation increases.....    5.0-9.7      5.0-9.7      5.0-9.7      5.0-9.7

    As of December 31, 1995, the plans' assets were primarily invested in equity and fixed income securities. The plans' funded status and amounts recognized in the Company's consolidated balance sheets were as follows:

                                                           PREDECESSOR
                                                     ------------------------
                                                                                    SUCCESSOR
                                                      DECEMBER                 --------------------
                                                         31,      NOVEMBER 6,
                                                        1994         1995       DECEMBER 31, 1995
                                                     -----------  -----------  --------------------
                                                        OVER-        OVER-       OVER-     UNDER-
                                                       FUNDED       FUNDED      FUNDED     FUNDED
                                                        PLANS        PLANS       PLANS      PLANS
                                                     -----------  -----------  ---------  ---------
Accumulated benefit obligation:
Vested benefit obligation..........................   $  31,821    $  37,573   $  19,066  $  19,087
Non-vested benefit obligation......................         693          677         392        312
                                                     -----------  -----------  ---------  ---------
                                                      $  32,514    $  38,250   $  19,458  $  19,399
                                                     -----------  -----------  ---------  ---------
                                                     -----------  -----------  ---------  ---------
Projected benefit obligation.......................   $  36,185    $  42,901   $  23,794  $  19,949
Plan assets at fair value..........................      41,018       47,133      29,814     18,121
                                                     -----------  -----------  ---------  ---------
Plan assets over (under) projected benefit
  obligation.......................................       4,833        4,232       6,020     (1,828)
Unrecognized net loss..............................       4,474        4,820          57         71
Unrecognized prior service cost....................         721          635      --         --
Balance of unrecognized net asset (obligation)
  existing from date of initial application........      (1,159)        (963)     --         --
                                                     -----------  -----------  ---------  ---------
Prepaid (accrued) pension cost.....................   $   8,869    $   8,724   $   6,077  $  (1,757)
                                                     -----------  -----------  ---------  ---------
                                                     -----------  -----------  ---------  ---------

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

6. PENSION PLANS: (CONTINUED)
    SUPPLEMENTAL PLAN--In addition to benefits provided under the Company's qualified pension plans, the Company also provides pension benefits under a non-contributory supplemental retirement plan (the "Supplemental Plan"). The Supplemental Plan, which covers certain executives and other key employees, provides for benefits in addition to the funded plans for limitations enacted under ERISA and the Internal Revenue Code, and maintains pre-1989 benefit levels for service prior to that date.

    The Company recorded pension expense under the Supplemental Plan of $153, $405, $234 and $45 for the years ended December 31, 1993 and 1994, for the period from January 1, 1995 to November 6, 1995 and for the period from November 7, 1995 to December 31, 1995, respectively.

    SAVINGS PLAN--The Company has a savings plan (the "Plan") under Section 401(k) of the Internal Revenue Code, to provide its eligible employees with additional income upon retirement. The Plan requires specified contributions and allows discretionary contributions by the Company. Expense under the Plan was $518, $450, $373 and $80 for the years ended December 31, 1993 and 1994, for the period from January 1, 1995 to November 6, 1995 and for the period from November 7, 1995 to December 31, 1995, respectively.

7. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

    The Company provides certain health care benefits for retired employees and their eligible dependents. A significant number of the Company's employees may become eligible for these benefits if they are employed until retirement age and have fulfilled certain service requirements.

    Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"). Under the statement, postretirement benefits are required to be recognized over the employees' active years of service. The Company previously accounted for these costs on a cash basis. The adoption of the statement created a transition obligation for previously unrecognized prior years' costs. As permitted under SFAS 106, the Company elected to record the transition obligation on the immediate recognition basis. Accordingly, the Company recorded a cumulative effect of an accounting change of $9,824 ($6,571, net of income taxes) for the year ended December 31, 1993.

    The provision for postretirement benefits included the following:

                                                            PREDECESSOR                   SUCCESSOR
                                              ---------------------------------------  ---------------
                                              YEAR ENDED   YEAR ENDED    PERIOD FROM     PERIOD FROM
                                               DECEMBER     DECEMBER    JANUARY 1 TO    NOVEMBER 7 TO
                                                  31,          31,       NOVEMBER 6,    DECEMBER 31,
                                                 1993         1994          1995            1995
                                              -----------  -----------  -------------  ---------------
Service cost................................   $     479    $     404     $     249       $      64
Interest cost...............................         775          666           565             122
Amortization of loss........................      --           --              (153)            (14)
                                              -----------  -----------        -----           -----
                                               $   1,254    $   1,070     $     661       $     172
                                              -----------  -----------        -----           -----
                                              -----------  -----------        -----           -----

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

7. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS: (CONTINUED)
    The amount recognized in the Company's consolidated balance sheets for postretirement benefits other than pensions is as follows

                                                                 PREDECESSOR          SUCCESSOR
                                                           ------------------------  -----------
                                                            DECEMBER                  DECEMBER
                                                               31,      NOVEMBER 6,      31,
                                                              1994         1995         1995
                                                           -----------  -----------  -----------
Actuarial present value of accumulated postretirement
  benefit obligation:
    Retirees.............................................   $   3,543    $   4,347    $   4,397
    Fully eligible active participants...................       2,483        2,184        2,221
    Other active participants............................       2,877        3,374        3,518
    Unrecognized gain....................................       2,762        2,168        2,084
                                                           -----------  -----------  -----------
                                                            $  11,665    $  12,073    $  12,220
                                                           -----------  -----------  -----------
                                                           -----------  -----------  -----------

    The assumptions used in the calculation of the accumulated postretirement benefit obligation are as follows:

                                                                 PREDECESSOR          SUCCESSOR
                                                           ------------------------  -----------
                                                            DECEMBER                  DECEMBER
                                                               31,      NOVEMBER 6,      31,
                                                              1994         1995         1995
                                                           -----------  -----------  -----------
    Discount rates.......................................        8.75%        7.37%        7.25%

    The health care cost trend rate used as of December 31, 1995 is 13%, decreasing gradually to 5.5% in 2001.

    A one percentage point increase in the assumed health care cost trend rate in each period would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $1,591, and the aggregate of the service cost and interest cost by $32 for the period from November 7, 1995 to December 31, 1995.

8. POSTEMPLOYMENT BENEFITS OTHER THAN TO RETIREES:

    The Company provides certain postemployment benefits to former or inactive employees after employment but before retirement. Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," which requires that these benefits be recorded on an accrual basis. The Company had previously recorded a portion of these costs on an accrual basis; however, the adoption of this statement created a transition obligation for previously unrecognized prior years' costs. As a result of the adoption of the statement, the Company recorded a charge of $489 ($327, net of income taxes) as a cumulative effect of an accounting change for the year ended December 31, 1993.

    Postretirement service cost expense amounted to approximately $269, $196, $157 and $7 for the years ended December 31, 1993 and 1994, for the period January 1, 1995 to November 6, 1995 and for the period from November 7, 1995 to December 31, 1995, respectively.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

8. POSTEMPLOYMENT BENEFITS OTHER THAN TO RETIREES: (CONTINUED)
    The amount recognized on the Company's consolidated balance sheets for postemployment benefits other than retirees is as follows:

                                                                   PREDECESSOR             SUCCESSOR
                                                           ----------------------------  -------------
                                                           DECEMBER 31,    NOVEMBER 6,   DECEMBER 31,
                                                               1994           1995           1995
                                                           -------------  -------------  -------------
Actuarial present value of accumulated postemployment
  benefit obligations:
Former employees.........................................    $     625      $     678      $     555
Unrecognized gain (loss).................................           58         --                 (2)
                                                                 -----          -----          -----
                                                             $     683      $     678      $     553
                                                                 -----          -----          -----
                                                                 -----          -----          -----

    The assumed discount rate used to determine the accumulated postemployment benefit obligation is 7.0%, 8.25%, 8.25% and 7.0% for the years ended December 31, 1993 and 1994, for the period from January 1, 1995 to November 6, 1995 and for the period from November 7, 1995 to December 31, 1995, respectively. A one percentage point increase in the assumed health care cost trend rate would increase the accumulated postemployment benefit obligation as of December 31, 1995 by $22.

9. RESTRUCTURING:

    During 1993 and 1994, the Company recorded restructuring expenses of $5,400 and $5,200, respectively. The charges related principally to costs of consolidation and reorganization of its plants, divestiture of non-performing assets and other organizational changes. The restructuring program was substantially completed as of December 31, 1994, and was fully completed by November 6, 1995.

10. COMMITMENTS AND OTHER:

    As of December 31, 1995, the Company was committed under long-term operating leases expiring through 1999. Minimum annual rental commitments were as follows:

                                                              TRANSPORTATION
YEAR ENDING DECEMBER 31:                                         EQUIPMENT        OTHER       TOTAL
                                                              ---------------  -----------  ---------
1996........................................................     $   1,193      $     269   $   1,462
1997........................................................           105            236         341
1998........................................................           106             55         161
1999........................................................        --                 33          33

    Rent expense was $2,463 and $1,810 for the years ended December 31, 1993 and 1994 and $1,450 and $246 for the periods from January 1, 1995 to November 6, 1995 and from November 7, 1995 to December 31, 1995, respectively.

    Commitments relating to contracts to purchase tobacco from various suppliers approximated $2,176 as of December 31, 1995.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

10. COMMITMENTS AND OTHER: (CONTINUED)
    During the year ended December 31, 1994, the period from January 1, 1995 to November 6, 1995 and the period from November 7, 1995 to December 31, 1995, sales to one customer aggregated approximately 10%, 11% and 17% of net sales, respectively.

11. RELATED PARTIES:

    Prior to November 6, 1995, AMPCo provided the Company with certain support in areas of finance, tax and accounting, treasury and risk management and human resources. Charges incurred for such services during the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to November 6, 1995 were $1,900, $1,900 and $1,500, respectively.

    AMPCo also provided the Company with financing for its short and long-term needs and held the bonds on a certain capital lease (see Note 4). Interest costs for the years ended December 31, 1993 and 1994 was $9,706 and $6,758, respectively, and $2,393 for the period from January 1, 1995 to November 6, 1995.

    Through November 6, 1995, a subsidiary of the Company held certain patents, copyrights and tradenames used by the Company and AMPCo. Royalty income of $2,338, $2,727 and $2,293 is included in other expense (income), net for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to November 6, 1995, respectively.

    Interest income recorded under a Note Receivable from AMPCo approximated $358, $986 and $1,537, respectively, for the years ended December 31, 1993 and 1994 and for the period from January 1, 1995 to November 6, 1995.

    Certain members of the Company's Board of Directors are affiliated with entities which provide legal, consulting and other advisory services to the Company. Payments to such entities aggregated $21, $22, $101 and $2,500 for the years ended December 31, 1993 and 1994, for the period from January 1, 1995 to November 6, 1995 and for the period from November 7, 1995 to December 31, 1995, respectively.

12. CONTINGENCIES:

    The Company has been named in three actions brought by plaintiffs against a number of smokeless tobacco manufacturers and certain other organizations. These actions seek damages and other relief in connection with injuries allegedly sustained as a result of smokeless tobacco products. The Company believes that it has a number of meritorious defenses to such pending litigation. All such cases are, and will continue to be, vigorously defended.

    The Company is also subject to other litigation, claims and contractual agreements arising in the ordinary course of business. In the opinion of management, the cost, if any, of resolving all litigation and contingencies should not have a significant impact on the Company's consolidated financial position. However, the cost of resolving such litigation and contingencies, if any, could have a significant effect on future results of operations and cash flows.

    The Food and Drug Administration ("FDA") has published a proposal to regulate tobacco products. The Company filed suit in Federal District Court in Greensboro, North Carolina, seeking judicial confirmation that the FDA lacks jurisdiction to regulate smokeless tobacco products. The Company is not

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             (DOLLARS IN THOUSANDS)

12. CONTINGENCIES: (CONTINUED)
able to predict the outcome of the FDA's proposal or assess the future effect, if any, that this proposal may have on its consolidated financial position, results of operations or cash flows.

    The Company is subject to laws and regulations relating to the protection of the environment. While it is not possible to quantify with certainty the potential impact of future actions regarding environmental matters, in the opinion of management, compliance with the present environmental protection laws, will not have a material adverse impact, if any, upon the Company's consolidated financial position, results of operations or cash flows.

    In addition, the Company has guaranteed certain leases of a predecessor discontinued operation which requires lease payments which aggregate a maximum amount of approximately $3,600 as of November 6, 1995. Under an Indemnity Agreement, dated as of November 6, 1995, AMPCo provided the Company with indemnification of these guarantees.

13. RECENTLY ISSUED ACCOUNTING STANDARDS:

    In March 1995, Statement No. 121 of the Financial Accounting Standards Board ("FAS"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" was issued, effective January 1, 1996. FAS No. 121 requires that in the event certain facts and circumstances indicate an asset may be impaired, an evaluation of recoverability must be performed to determine whether or not the carrying amount of the asset is required to be written down. The adoption of this statement did not have a significant effect on the Company's consolidated financial position or results of operations.

    In October 1995, FAS Statement No. 123, "Accounting for Stock-Based Compensation" was issued, effective January 1, 1996. The Company will continue to measure compensation costs for its employee stock compensation plans as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as allowed under FAS No. 123. The Company will provide the disclosures required under this statement commencing with its consolidated financial statements for the year ending December 31, 1996.

14. SUBSEQUENT EVENTS:

    During October 1996, the Company's Board of Directors approved the 1996 Stock Option Plan (the "Plan") under which incentive stock options or non-qualified stock options may be granted.

    Pursuant to the Plan, executive officers, key employees, directors and consultants of the Company are eligible to receive awards of stock options, stock appreciation rights, limited stock appreciation rights and restricted stock. The exercise price of incentive stock options may not be less than the fair market value as of the date of grant. Under the Plan, the Company will reserve 10% of the outstanding shares of its Class A Common Stock for issuance of awards under the Plan (subject to antidilution and similar adjustments).

    During April 1996, the terms of the Company's credit agreement were amended (the "Amended and Restated Credit Agreement") to provide for an additional term loan of $30,000, with minimum quarterly payments of $250, beginning November 1, 1996, and an addition of $2,000 to the revolving credit facility to an aggregate of $27,000. During October 1996, certain covenants of the Amended and Restated Credit Agreement were amended (the "Second Amended and Restated Credit Agreement") to (a) permit the Company to pay annual cash dividends of $10,000 plus 50% of net income, as defined, on a rolling four quarter basis, less dividends paid, (b) eliminate the annual limitation on capital expenditures and
(c) permit the Company to use the proceeds of the proposed sale of shares of its Common Stock to pay a cash dividend to its Parent.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED BALANCE SHEET, PRO FORMA CONDENSED
         CONSOLIDATED BALANCE SHEET AND PRO FORMA AS ADJUSTED CONDENSED
                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                      PRO FORMA
                                                                                       PRO FORMA     AS ADJUSTED
                                                                      SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,
                                                                          1996           1996           1996
                                                                      -------------  -------------  -------------
                               ASSETS
Current assets:
  Cash and cash equivalents.........................................   $     3,419
  Accounts receivable, less allowance for doubtful
    accounts of $2,398..............................................        25,262
  Inventories.......................................................        54,327
  Deferred income taxes.............................................           680
  Other current assets..............................................         2,190
                                                                      -------------  -------------  -------------
      Total current assets..........................................        85,878
                                                                      -------------  -------------  -------------
Property, plant and equipment:
  Land..............................................................         1,319
  Buildings and improvements........................................         9,632
  Machinery and equipment...........................................        40,847
  Construction in progress..........................................         7,353
                                                                      -------------  -------------  -------------
                                                                            59,151
  Less, accumulated depreciation....................................         3,044
                                                                      -------------  -------------  -------------
                                                                            56,107
Goodwill, net of accumulated amortization of $1,151.................        49,094
Prepaid pension costs...............................................         4,691
Other assets........................................................         5,774
                                                                      -------------  -------------  -------------
      Total assets..................................................   $   201,544
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED BALANCE SHEET, PRO FORMA CONDENSED
         CONSOLIDATED BALANCE SHEET AND PRO FORMA AS ADJUSTED CONDENSED
                     CONSOLIDATED BALANCE SHEET (CONTINUED)

                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                                      PRO FORMA
                                                                                       PRO FORMA     AS ADJUSTED
                                                                      SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,
                                                                          1996           1996           1996
                                                                      -------------  -------------  -------------
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt...................................................   $        23
  Current portion of long-term debt.................................        15,981
  Dividend payable..................................................       --
  Accounts payable..................................................         4,744
  Accrued expenses..................................................        10,762
  Income taxes payable to Parent....................................            39
                                                                      -------------  -------------  -------------
      Total current liabilities.....................................        31,549
Long-term debt......................................................       108,761
Deferred income taxes...............................................         4,318
Accrued postretirement and postemployment benefits..................        13,523
Other liabilities...................................................         2,169
                                                                      -------------  -------------  -------------
      Total liabilities.............................................       160,320
                                                                      -------------  -------------  -------------
Stockholders' equity;
  Common Stock, $100,000 par value; 130 shares authorized, issued
    and outstanding.................................................       --
  Common Stock, $1 par value; 1,000 shares authorized; 100 shares
    issued and outstanding, $.01 par value;        shares
    authorized;         shares issued and outstanding...............       --
Class A Common Stock, $    par value,         shares authorized,
          shares issued and outstanding.............................       --
Class B Common Stock, $    par value,         shares authorized,
          shares issued and outstanding.............................       --
  Paid-in capital...................................................        31,128
  Retained earnings.................................................        10,096
                                                                      -------------  -------------  -------------
      Total stockholders' equity....................................        41,224
                                                                      -------------  -------------  -------------
      Total liabilities and stockholders' equity....................   $   201,544
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                                       FOR THE NINE MONTHS ENDED
                                                                                      ----------------------------

                                                                                       PREDECESSOR     SUCCESSOR
                                                                                      -------------  -------------
                                                                                      SEPTEMBER 30,  SEPTEMBER 30,
                                                                                          1995           1996
                                                                                      -------------  -------------
Net sales...........................................................................   $   138,358    $   168,779
Cost of sales.......................................................................        74,097         85,883
                                                                                      -------------  -------------
    Gross profit....................................................................        64,261         82,896
Selling, general and administrative expenses........................................        34,780         44,515
                                                                                      -------------  -------------
    Operating profit................................................................        29,481         38,381
Interest expense....................................................................         3,040          7,088
Other (income) expense, net.........................................................        (1,820)            86
                                                                                      -------------  -------------
Income before provision for income taxes and minority interest......................        28,261         31,207
Provision for income taxes..........................................................        10,795         12,258
                                                                                      -------------  -------------
Income before minority interest.....................................................        17,466         18,949
Minority interest in earnings of subsidiary.........................................          (882)       --
                                                                                      -------------  -------------
Net income..........................................................................   $    16,584    $    18,949
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Pro forma earnings per share........................................................                  $
                                                                                                     -------------
                                                                                                     -------------
Pro forma weighted average shares outstanding.......................................
                                                                                                     -------------
                                                                                                     -------------

  The accompanying notes are an integral part of these consolidated financial statements.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                       FOR THE NINE MONTHS ENDED
                                                                                      ----------------------------

                                                                                       PREDECESSOR     SUCCESSOR
                                                                                      -------------  -------------
                                                                                      SEPTEMBER 30,  SEPTEMBER 30,
                                                                                          1995           1996
                                                                                      -------------  -------------
Cash flows from operating activities:
  Net income........................................................................    $  16,584     $    18,949
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization...................................................        2,499           4,384
    Deferred income taxes...........................................................         (193)          2,865
    Minority interest in earnings of subsidiary.....................................          882              --
    Loss on disposal of property, plant and equipment...............................          126              --
    Changes in assets and liabilities:
      Accounts receivable, net......................................................         (841)         (1,566)
      Inventories...................................................................        5,636          (3,546)
      Other current assets..........................................................         (254)           (430)
      Prepaid pension cost..........................................................          145            (399)
      Accounts payable and accrued expenses.........................................       (1,307)          1,643
      Income taxes payable..........................................................         (738)         (1,416)
      Other, net....................................................................          418            (145)
                                                                                      -------------  -------------
        Net cash provided by operating activities...................................       22,957          20,339
                                                                                      -------------  -------------
Cash flows from investing activities:
  Additions to property, plant and equipment........................................       (3,386)         (4,307)
  Proceeds from disposal of property, plant and equipment...........................          223              --
                                                                                      -------------  -------------
        Net cash used in investing activities.......................................       (3,163)         (4,307)
                                                                                      -------------  -------------
Cash flows from financing activities:
  Change in short-term debt.........................................................       (2,055)             --
  Long-term borrowings..............................................................           --         316,462
  Payments of long-term debt........................................................       (4,762)       (319,850)
  Cash dividends....................................................................           --         (12,475)
  Addition to intercompany receivable net...........................................       (1,671)             --
  Increase in note due from AMPCo...................................................       (8,000)             --
                                                                                      -------------  -------------
        Net cash used in financing activities.......................................      (16,488)        (15,863)
                                                                                      -------------  -------------
        Net increase in cash and cash equivalents...................................        3,306             169
Cash and cash equivalents, beginning of period......................................           73           3,250
                                                                                      -------------  -------------
Cash and cash equivalents, end of period............................................    $   3,379     $     3,419
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Supplemental cash flow information:
  Cash paid during the periods for:
    Interest (net of amount capitalized)............................................    $   5,297     $     6,757
    Income taxes....................................................................        9,766          13,674


  The accompanying notes are an integral part of these consolidated financial statements.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

1. GENERAL:

    Swisher International Group, Inc. and Subsidiaries (the "Company") manufactures and sells cigars and smokeless tobacco products. The principal market for the Company's products is the United States.

    The accompanying unaudited condensed consolidated financial statements and related pro forma information as of September 30, 1996, and for the nine months ended September 30, 1995 and 1996 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, the unaudited condensed consolidated financial statements as of September 30, 1996, and for the nine months ended September 30, 1995 and 1996 do not include all of the information and footnotes required by the generally accepted accounting principles. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto for the years ended December 31, 1993 and 1994, for the period from January 1, 1995 to November 6, 1995 and the period from November 7, 1995 to December 31, 1995 included elsewhere in this Prospectus. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the consolidated financial position and the consolidated results of their operations and their cash flows for the periods have been included. The results of operations for the nine months ended September 30, 1995 and 1996 are not necessarily indicative of the results for the entire year.

    As a result of the Acquisition of the Company on November 6, 1995, the Company's consolidated financial position, results of operations and cash flows as of September 30, 1996, and for the nine months ended September 30, 1996 are not comparable to prior periods.

2. INVENTORIES:

    Inventories consisted of the following as of September 30, 1996:

Finished goods.....................................................  $  11,590
Work-in-process....................................................      2,794
Raw materials......................................................     32,568
Stores and supplies................................................      7,375
                                                                     ---------
                                                                     $  54,327
                                                                     ---------
                                                                     ---------

    As of September 30, 1996, inventories of $46,056 are stated using the LIFO method of accounting.

3. INITIAL PUBLIC OFFERING:

    In October 1996, the Company filed a registration statement with the Securities and Exchange Commission relating to an anticipated public offering
(the "Offerings") of            shares of its Class A Common Stock. If such
Offerings are successfully completed, the net proceeds will be used to pay a cash dividend to Hay Island Holding Corporation ("Hay Island" or the "Parent").

4. PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET:

    The pro forma condensed consolidated balance sheet as of September 30, 1996 gives pro forma effect to the expected declaration of a dividend to Hay Island if the Offerings are successfully completed. The

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

4. PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET: (CONTINUED) pro forma condensed consolidated balance sheet as adjusted as of September 30, 1996 gives pro forma effect to the declaration of such dividend and to the receipt of estimated net proceeds from the anticipated successful completion of the Offerings.

5. PRO FORMA EARNINGS PER SHARE:

    Pro forma earnings per share is calculated assuming that an aggregate of shares of Common Stock will be outstanding as a result of the anticipated stock split of 100 shares of the Company's Common Stock. The stock split will be completed immediately prior to the consummation of the Offerings.

6. CASH DIVIDEND:

    During the nine months ended September 30, 1996, the Company declared and paid a $12,000 cash dividend to Hay Island. The Company obtained an amendment of the restrictive covenant, as included in the Amended and Restated Credit Agreement with its bank (see Note 8).

7. CONTINGENCIES:

    The Company has been named in three actions brought by plaintiffs against a number of smokeless tobacco manufacturers and certain other organizations. These actions seek damages and other relief in connection with injuries allegedly sustained as a result of smokeless tobacco products. The Company believes that it has a number of meritorious defenses to such pending litigation. All such cases are, and will continue to be, vigorously defended.

    The Food and Drug Administration ("FDA") has published a proposal to regulate tobacco products. The Company filed suit in Federal District Court in Greensboro, North Carolina, seeking judicial confirmation that the FDA lacks jurisdiction to regulate smokeless tobacco products. The Company is not able to predict the outcome of the FDA's proposal or assess the future effect, if any, that this proposal may have on its consolidated financial position, results of operations or cash flows.

    The Company is also subject to other litigation, claims and contractual agreements, including environmental matters, arising in the ordinary course of business. In the opinion of management, the cost, if any, of resolving all contingencies and litigation should not have a significant impact on the Company's consolidated financial position. However, the cost, if any, of resolving such litigation and contingencies could have a significant effect on future results of operations and cash flows.

    In addition, the Company has guaranteed certain leases of a predecessor discontinued operation which requires lease payments which aggregate a maximum amount of approximately $3,600 as of November 6, 1995. Under an Indemnity Agreement, dated as of November 6, 1995, AMPCo provided the Company with indemnification of these guarantees.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

8. LONG-TERM DEBT:

    As of September 30, 1996, the Company has interest rate swap agreements covering an aggregate notional amount of $65,000 through November 16, 1996, decreasing to a notional amount of $50,000 for the period from November 16, 1997 to November 16, 1998 and decreasing to $15,000 through July 2, 1999, at which time such swap agreements expire. Under the terms of the swap agreements, the Company pays a weighted average fixed rate of interest of 5.87% and receives a variable interest rate equal to the three month LIBOR. In the event of nonperformance by the counterparties, the Company could lose some or all of any future positive cash flows. However, the Company does not currently anticipate nonperformance by such counterparaties. The fair value of interest rate swap agreements represents the estimated receipts or payments that would be made to terminate the agreements. As of September 30, 1996, the Company would have received $200 if it terminated the swap agreements.

    During April 1996, the terms of the Company's credit agreement were amended (the "Amended and Restated Credit Agreement") to provide for an additional term loan of $30,000, with minimum quarterly payments of $250, beginning November 1, 1996, and an addition of $2,000 to the revolving credit facility to an aggregate of $27,000. During October 1996, certain covenants of the Amended and Restated Credit Agreement were amended (the "Second Amended and Restated Credit Agreement") to (a) permit the Company to pay annual cash dividends of $10,000 plus 50% of net income, as defined, on a rolling four quarter basis, less dividends paid, (b) eliminate the annual limitation on capital expenditures and
(c) permit the Company to use the proceeds of the proposed sale of shares of its Common Stock to pay a cash dividend to its Parent.

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)


    The following unaudited pro forma condensed consolidated financial data are based on the consolidated financial statements included elsewhere in this Prospectus, adjusted to give effect to (i) the Acquisition and (ii) the Services Agreement to be entered into upon consummation of the Offerings.



    The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1995 and the nine months ended September 30, 1995 is derived from the consolidated statement of operations of the Company for the year ended December 31, 1995 and the unaudited condensed consolidated statement of operations for the nine months ended September 30, 1995, respectively, included elsewhere in this Prospectus and gives pro forma effect to the Acquisition as if it had occurred on January 1, 1995 and to the Services Agreement as if it had been in effect as of January 1, 1995. The unaudited pro forma condensed consolidated statement of operations for nine months ended September 30, 1996 is derived from the unaudited condensed consolidated statement of operations for the nine months ended September 30, 1996 included elsewhere in this Prospectus and gives pro forma effect to the Services Agreement as if it had been in effect as of January 1, 1995.



    The unaudited pro forma condensed consolidated financial data is for information purposes and does not purport to be representative of results of operations or financial position of the Company had the Acquisition actually taken place as of January 1, 1995 or had the Services Agreement been in effect as of January 1, 1995.

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES

               CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND
            PRO FORMA CONDENSED CONSOLIDATED SATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                               PREDECESSOR     SUCCESSOR
                                               ------------  -------------
                                                                                           SUCCESSOR
                                               PERIOD FROM    PERIOD FROM   ---------------------------------------
                                               JANUARY 1 TO  NOVEMBER 7 TO    COMBINED                  PRO FORMA
                                               NOVEMBER 6,   DECEMBER 31,   DECEMBER 31,   PRO FORMA   DECEMBER 31,
                                                   1995          1995           1995      ADJUSTMENTS      1995
                                               ------------  -------------  ------------  -----------  ------------
Net sales....................................   $  155,120     $  31,266     $  186,386    $  --        $  186,386
Cost of sales................................       83,522        16,514        100,036       --           100,036
                                               ------------  -------------  ------------  -----------  ------------
Gross profit.................................       71,598        14,752         86,350       --            86,350
Selling, general and administrative
  expenses...................................       40,331         7,207         47,538        4,768(a)      52,306
                                               ------------  -------------  ------------  -----------  ------------
Operating profit.............................       31,267         7,545         38,812        4,768        34,044
Interest expense, net........................        3,437         1,670          5,107        3,338(b)       8,445
Other expense (income), net..................       (2,360)           25         (2,335)       2,335(c)      --
                                               ------------  -------------  ------------  -----------  ------------
Income before income taxes and minority
  interest...................................       30,190         5,850         36,040       10,441        25,599
Provision for income taxes...................       11,536         2,228         13,764       (3,632)(d)      10,132
                                               ------------  -------------  ------------  -----------  ------------
Income before minority interest..............       18,654         3,622         22,276        6,809        15,467
Minority interest in earnings of
  subsidiary.................................         (967)       --               (967)         967(e)      --
                                               ------------  -------------  ------------  -----------  ------------
Net income...................................   $   17,687     $   3,622     $   21,309    $   5,842    $   15,467
                                               ------------  -------------  ------------  -----------  ------------
                                               ------------  -------------  ------------  -----------  ------------
Pro forma earnings per share(f)..............                                                           $
                                                                                                       ------------
                                                                                                       ------------
Pro forma weighted average shares
  outstanding(f).............................
                                                                                                       ------------
                                                                                                       ------------

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES

               CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

                                  (UNAUDITED)

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                                                 SUCCESSOR
                                                                    PREDECESSOR                -------------
                                                                   -------------                 PRO FORMA
                                                                   SEPTEMBER 30,   PRO FORMA   SEPTEMBER 30,
                                                                       1995       ADJUSTMENTS      1995
                                                                   -------------  -----------  -------------
Net sales........................................................   $   138,358    $  --        $   138,358
Cost of sales....................................................        74,097       --             74,097
                                                                   -------------  -----------  -------------
  Gross profit...................................................        64,261       --             64,261
Selling, general and administrative expenses.....................        34,780        3,576(a)       38,206
                                                                   -------------  -----------  -------------
  Operating profit...............................................        29,481        3,576         26,055
Interest expense, net............................................         3,040        3,022(b)        6,062
Other expense (income), net......................................        (1,820)       1,820(c)      --
                                                                   -------------  -----------  -------------
Income before income taxes and minority interest.................        28,261        8,418         19,993
Provision for income taxes.......................................        10,795       (2,953)(d)        7,241
                                                                   -------------  -----------  -------------
Income before minority interest..................................        17,466        5,465         12,752
Minority interest in earnings of subsidiary......................          (882)         882(e)      --
                                                                   -------------  -----------  -------------
Net income.......................................................   $    16,584    $   6,287    $    12,752
                                                                   -------------  -----------  -------------
                                                                   -------------  -----------  -------------
Pro forma earnings per share(f)..................................                               $
                                                                                               -------------
                                                                                               -------------
Pro forma weighted average shares outstanding(f).................
                                                                                               -------------
                                                                                               -------------

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES



              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)



                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                                                     SUCCESSOR
                                                                     -----------------------------------------
                                                                                                   PRO FORMA
                                                                     SEPTEMBER 30,   PRO FORMA   SEPTEMBER 30,
                                                                         1996       ADJUSTMENTS      1996
                                                                     -------------  -----------  -------------
Net sales..........................................................   $   168,779    $  --        $   168,779
Cost of sales......................................................        85,833       --             85,883
                                                                     -------------  -----------  -------------
    Gross profit...................................................        82,896       --             82,896
Selling, general and administrative expenses.......................        44,515       (2,250)(a)       42,265
                                                                     -------------  -----------  -------------
    Operating profit...............................................        38,381       (2,250)        40,631
Interest expense, net..............................................         7,088       --              7,088
Other expense (income), net........................................            86       --                 86
                                                                     -------------  -----------  -------------
Income before income taxes.........................................        31,207       (2,250)        33,457
Provision for income taxes.........................................        12,258          878(d)       13,136
                                                                     -------------  -----------  -------------
Net income.........................................................   $    18,949    $  (1,372)   $    20,321
                                                                     -------------  -----------  -------------
                                                                     -------------  -----------  -------------
Pro forma earnings per share(f)....................................                               $
                                                                                                 -------------
                                                                                                 -------------
Pro forma weighted average shares outstanding(f)...................
                                                                                                 -------------
                                                                                                 -------------

               SWISHER INTERNATIONAL GROUP INC. AND SUBSIDIARIES


       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE NINE MONTHS
                       ENDED SEPTEMBER 30, 1995 AND 1996


                                  (UNAUDITED)

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                          DECEMBER 31,   SEPTEMBER 30,  SEPTEMBER 30,
                                                                              1995           1995           1996
                                                                          -------------  -------------  -------------
(a)        Selling, general and administrative expenses:
           Amortization of goodwill associated with the Acquisition of the Company on a straight-line basis over forty years, net of amount of amortization recorded by Predecessor. Pro forma
           adjustment to depreciation expense would not be significant
           to either period.............................................    $     768      $     576      $  --
           Estimated additional general and administrative expenses
           which would have been incurred as if the Company had been
           acquired as of January 1, 1995...............................        7,000          5,250         --
           To adjust general and administrative expenses for the
           Services Agreement, to be entered into upon consummation of the Offerings, between the Company and Hay Island, as if the
           Services Agreement had been in effect as of January 1,
           1995.........................................................       (3,000)        (2,250)        (2,250)
                                                                          -------------  -------------  -------------
                                                                            $   4,768      $   3,576      $  (2,250)
                                                                          -------------  -------------  -------------
                                                                          -------------  -------------  -------------
(b)        Interest expense, net:
           Increase in interest expense, net is as follows:
           Elimination of historical interest expense...................    $  (5,295)     $  (4,733)     $  --
                                                                          -------------  -------------  -------------
           Interest resulting from Acquisition debt:
           Senior debt of $110,000 at approximately 8%..................        8,590          6,443         --
           Subordinated debt of $20,000 at 6%...........................        1,200            900         --
                                                                          -------------  -------------  -------------
                                                                                9,790          7,343         --
               Less, interest expense recorded for acquisition debt for
               the period from November 7, 1995 to December 31, 1995....       (1,690)        --             --
                                                                          -------------  -------------  -------------
                                                                                8,100          7,343         --
                                                                          -------------  -------------  -------------
             Additional amortization of deferred financing fees of
             $4,815, net of amounts previously recorded.................          360            270         --
             Interest on estimated monthly working capital needs at
             approximately 8%...........................................          173            142         --
                                                                          -------------  -------------  -------------
                                                                            $   3,338      $   3,022      $  --
                                                                          -------------  -------------  -------------
                                                                          -------------  -------------  -------------
(c)        Other expense (income), net:
           To eliminate royalty income earned by subsidiary which was
           not acquired as part of the Acquisition......................    $   2,335      $   1,820      $  --
                                                                          -------------  -------------  -------------
                                                                          -------------  -------------  -------------
(d)        Provision for income taxes:
           Adjustment to income taxes resulting from other pro forma
           adjustments..................................................    $  (3,632)     $  (2,953)     $  878
                                                                          -------------  -------------  -------------
                                                                          -------------  -------------  -------------
(e)        Minority interest in earnings of subsidiary:
           Elimination of historical minority interest in subsidiary
           which was not acquired by the Company........................    $     967      $     882      $  --
                                                                          -------------  -------------  -------------
                                                                          -------------  -------------  -------------
(f)        Pro forma earnings per share:
           Pro forma earnings per share is calculated based on the
           aggregate number of shares of the Company's Class A and Class
           B Common Stock which will be outstanding immediately prior to the completion of the Offerings, as a result of an
           anticipated stock split of the Company's Common Stock.

       [Picture of groupings of the Company's cigar and smokeless tobacco products arranged on a neutral background.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           9
The Company....................................          14
Use of Proceeds................................          15
Dividend Policy................................          15
Capitalization.................................          16
Dilution.......................................          17
Selected Financial Data........................          18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          20
Business.......................................          28
Management.....................................          42
Principal Stockholder..........................          51
Certain Relationships and Related
  Transactions.................................          52
Description of Capital Stock...................          54
Shares Eligible for Future Sale................          58
Description of Credit Agreement................          60
Certain United States Tax Consequences to
  Non-United States Holders....................          61
Underwriting...................................          63
Legal Matters..................................          66
Experts........................................          66
Change In Accountants..........................          66
Available Information..........................          67
Index to Financial Statements..................         F-1


                            ------------------------

    UNTIL          , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                          SHARES

                        SWISHER INTERNATIONAL GROUP INC.

                              CLASS A COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                              MERRILL LYNCH & CO.
                              SALOMON BROTHERS INC
                           FORUM CAPITAL MARKETS L.P.

                                          , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION


                 PRELIMINARY PROSPECTUS DATED NOVEMBER 14, 1996


PROSPECTUS

                                          SHARES

                        SWISHER INTERNATIONAL GROUP INC.

                              CLASS A COMMON STOCK
                               ------------------

    Of the       shares of Class A Common Stock, par value $.01 per share (the
"Class A Common Stock"), of Swisher International Group Inc. being offered
hereby,       shares are being offered hereby outside the United States and
Canada by the International Managers and       shares are being offered in a
concurrent offering inside the United States and Canada by the U.S. Underwriters. The initial public offering price and the aggregate underwriting discount per share will be identical for each of the Offerings. See "Underwriting."

    Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), of the Company entitles its holder to ten votes. All of the shares of Class B Common Stock are owned by Hay Island Holding Corporation ("Hay Island"), a corporation controlled directly and indirectly by William Ziegler, III. Immediately after consummation of the Offerings (assuming no exercise of the over-allotment options granted to the Underwriters), Hay Island will beneficially own shares of
Class B Common Stock representing approximately    % of the combined voting
power of the outstanding shares of Common Stock. The net proceeds from the Offerings will be paid as a dividend to Hay Island. See "Use of Proceeds."

    Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price
per share of Class A Common Stock will be between $   and $   . For a discussion
of the factors that will be considered in determining the initial public offering price of the Class A Common Stock, see "Underwriting."

    The Company intends to make application to list the Class A Common Stock on the New York Stock Exchange.

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                             PRICE TO          UNDERWRITING        PROCEEDS TO
                                                              PUBLIC           DISCOUNT (1)        COMPANY (2)
Per Share.............................................          $                   $                   $
Total (3).............................................          $                   $                   $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $         .

(3) The Company has granted the International Managers and U.S. Underwriters options, exercisable within 30 days after the date hereof, to purchase up to
    an additional       and       shares of Class A Common Stock, respectively,
    solely to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discount and Proceeds to
    Company will be $         , $         and $         , respectively. See
    "Underwriting."

                           --------------------------

    The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in New York, New
York, on or about       , 1996.

                           --------------------------

MERRILL LYNCH INTERNATIONAL

               SALOMON BROTHERS INTERNATIONAL LIMITED

                                                      FORUM CAPITAL MARKETS L.P.
                                ---------------

               The date of this Prospectus is            , 1996.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING

    Subject to the terms and conditions set forth in a purchase agreement (the "International Purchase Agreement") among the Company and each of the underwriters named below (the "International Managers"), and concurrently with
the sale of       shares of Class A Common Stock to the U.S. Underwriters (as defined below), the Company has agreed to sell to each of the International Managers, and each of the International Managers has severally agreed to purchase from the Company, the number of shares of Class A Common Stock set forth opposite its name below.

                                                                                     NUMBER
            U.S. UNDERWRITERS                                                      OF SHARES
---------------------------------------------------------------------------------  ----------
Merrill Lynch International Limited..............................................
Salomon Brothers International Limited...........................................
Forum Capital Markets L.P........................................................

                                                                                   ----------
         Total...................................................................
                                                                                   ----------
                                                                                   ----------

    Merrill Lynch International Limited, Salomon Brothers International Limited and Forum Capital Markets L.P. are acting as representatives (the "International Representatives") of the International Managers.

    The Company has also entered into a purchase agreement (the "U.S. Purchase Agreement" and, together with the International Purchase Agreement, the "Purchase Agreements") with certain underwriters in the United States (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Salomon Brothers Inc and Forum Capital Markets L.P. are acting as representatives (the "U.S. Representatives" and, together with the International Representatives, the "Representatives"). Subject to the terms and conditions set forth in the U.S. Purchase Agreement, and concurrently with the
sale of       shares of Class A Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company has agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to
purchase from the Company, an aggregate of       shares of Class A Common Stock.
The initial public offering price per share of the Class A Common Stock and the underwriting discount per share of the Class A Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

    In the International Purchase Agreement the several International Managers have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class A Common Stock being sold pursuant to such agreement if any of the shares of Class A Common Stock being sold pursuant to such agreement are purchased and in the U.S. Purchase Agreement the several U.S. Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the shares of Class A Common Stock being sold pursuant to such agreement if any of the shares of Class A Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, the commitments of non-defaulting International Managers or U.S. Underwriters may be increased. The closings with respect to the sale of shares of Class A Common Stock to be purchased by the International Managers and the U.S. Underwriters are conditioned upon one another.

    The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. The Underwriters are permitted to sell shares of Class A Common Stock to each other for purposes of resale at the

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

initial public offering price, less an amount not greater than the selling concession. Pursuant to the Intersyndicate Agreement, sales may be made between the International Managers and the U.S. Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares of Class A Common Stock so sold shall be the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the International Managers and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to persons who are United States or Canadian persons or to persons they believe intend to resell to persons who are United States or Canadian persons, and the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to non-United States persons or non-Canadian persons or to persons they believe intend to resell to non-United States persons or non-Canadian persons, except, in each case, for transactions pursuant to the Intersyndicate Agreement.

    The International Representatives have advised the Company that the International Managers propose initially to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession
not in excess of $         per share of Class A Common Stock. The International
Managers may allow, and such dealers may reallow, a discount not in excess of
$         per share of Class A Common Stock on sales to certain other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

    At the request of the Company, the International Managers have reserved up
to       shares of Class A Common Stock for sale at the initial public offering price to directors, officers, employees, business associates and related persons of the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. Certain individuals purchasing reserved shares may be required to agree not to sell, offer or otherwise dispose of any shares of Class A Common Stock for a period of three months after the date of this Prospectus.

    The Company, Hay Island and certain executive officers have agreed, subject to certain exceptions, not to, directly or indirectly, (i) sell, grant any option to purchase or otherwise transfer or dispose of any Class A Common Stock or securities convertible into or exchangeable or exercisable for Class A Common Stock or file a registration statement under the Securities Act with respect to the foregoing or (ii) enter into any swap or other agreement or transaction that transfers, in whole or part, the economic consequence of ownership of the Class A Common Sock, without the prior written consent of Merrill Lynch, for a period of 180 days after the date of this Prospectus.

    The Company has granted an option to the International Managers, exercisable within 30 days after the date of this Prospectus, to purchase up to an aggregate
of       additional shares of Class A Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise this option only to cover over-allotments, if any, made on the sale of the Class A Common Stock offered hereby. To the extent that the International Managers exercise this option, each International Manager will be obligated, subject to certain conditions, to purchase a number of additional shares of Class A Common Stock proportionate to such International Manager's initial amount reflected in the foregoing table. The Company also has granted an option to the U.S. Underwriters, exercisable within 30 days after the date of this Prospectus, to
purchase up to an aggregate of       additional shares of Class A Common Stock
to cover over-allotments, if any, on terms similar to those granted to the International Managers.

    Prior to the Offerings, there has been no public market for the Class A Common Stock. The initial public offering price for the Class A Common Stock will be determined by negotiation between the Company and the Representatives. Among the factors considered in determining the public offering price, in addition to prevailing market conditions, will be the financial and operating history and condition of the

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

Company, an assessment of the Company's business and financial prospects, the Company's management, the prospects for the industry in which the Company operates and the recent market prices of securities of companies in industries similar to that of the Company. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Class A Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the offering made hereby at or above the initial public offering price.

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

    The Underwriters do not intend to confirm sales of Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

    Each of Merrill Lynch and Forum Capital Markets L.P. or their respective affiliates from time to time performs investment banking and other financial services for the Company and its affiliates. C. Keith Hartley, a director of the Company, is Managing Partner--Corporate Finance of Forum Capital Markets L.P.

    Each International Manager has agreed that (i) it has not offered or sold, and will not offer or sell, in the United Kingdom by means of any document any shares of Class A Common Stock other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"), (ii) it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 and the Regulations with respect to anything done by it in relation to the Class A Common Stock in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issuance of Class A Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on.

    Purchasers of the shares of Class A Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover page hereof.

       [Picture of groupings of the Company's cigar and smokeless tobacco products arranged on a neutral background.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


    THERE ARE RESTRICTIONS ON THE OFFER AND SALE OF CLASS A COMMON STOCK OFFERED HEREBY IN THE UNITED KINGDOM. ALL APPLICABLE PROVISIONS OF THE FINANCIAL SERVICES ACT OF 1986 AND THE COMPANIES ACT 1985 WITH RESPECT TO ANYTHING DONE BY ANY PERSON IN RELATION TO THE CLASS A COMMON STOCK IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM MUST BE COMPLIED WITH.



    IN THIS PROSPECTUS, REFERENCES TO "DOLLARS" AND "$" ARE TO UNITED STATES DOLLARS UNLESS STATED OTHERWISE.


                           --------------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          9
The Company....................................         14
Use of Proceeds................................         15
Dividend Policy................................         15
Capitalization.................................         16
Dilution.......................................         17
Selected Financial Data........................         18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         20
Business.......................................         28
Management.....................................         42
Principal Stockholder..........................         51
Certain Relationships and Related
  Transactions.................................         52
Description of Capital Stock...................         54
Shares Eligible for Future Sale................         58
Description of Credit Agreement................         60
Certain United States Tax Consequences to
  Non-United States Holders....................         61
Underwriting...................................         63
Legal Matters..................................         66
Experts........................................         66
Change in Accountants..........................         66
Available Information..........................         67
Index to Financial Statements..................        F-1


                           --------------------------

    UNTIL          , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                          SHARES

                        SWISHER INTERNATIONAL GROUP INC.

                              CLASS A COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                          MERRILL LYNCH INTERNATIONAL

                                SALOMON BROTHERS
                             INTERNATIONAL LIMITED
                           FORUM CAPITAL MARKETS L.P.

                                          , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated (except for Securities and Exchange Commission registration and National Association of Securities Dealers ("NASD") filing fees, which are actual amounts) as follows:

Securities and Exchange Commission Registration Fee................  $  42,424
NASD filing fee....................................................     14,500
New York Stock Exchange Inc., Listing Fee..........................      *
Blue Sky Qualification Fees and Expenses...........................      *
Printing and Engraving Expenses....................................      *
Legal Fees and Expenses............................................      *
Accounting Fees and Expenses.......................................      *
Transfer Agent and Registrar Fees..................................      *
Miscellaneous......................................................      *
                                                                     ---------
    Total..........................................................  $   *
                                                                     ---------
                                                                     ---------

------------------------

*   To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant is empowered by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), subject to the procedures and limitations therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Amended and Restated By-laws of the Registrant provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

    The foregoing statements are subject to the detailed provisions of the DGCL, the Registrant's Amended and Restated Certificate of Incorporation and the Registrant's Amended and Restated By-laws.

    Article IX of the Registrant's Amended and Restated By-laws allow the Registrant to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Registrant or such person who serves or served as a director, officer, agent or employee, at another corporation, partnership or other enterprise at the request of the Registrant.

    Pursuant to Section 102(b)(7) of the DGCL, Article Fifth of the Amended and Restated Certificate of Incorporation of the Registrant provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of his duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    There have been no sales of unregistered securities by the Registrant within the past three years.

ITEM 16. EXHIBITS AND SCHEDULES

    (a) Exhibits:


 EXHIBIT
 NUMBER                                             DESCRIPTION
---------  ---------------------------------------------------------------------------------------------

  *1.1.    Form of U.S. Purchase Agreement.

  *1.2.    Form of International Purchase Agreement.

   3.1.    Form of Amended and Restated Certificate of Incorporation of the Registrant.

   3.2.    Form of Amended and Restated Bylaws of the Registrant.

  *4.1.    Specimen stock certificate.

  *5.1.    Opinion of Schnader, Harrison, Segal & Lewis.

  10.1.    Form of Registration Rights Agreement between Registrant and Hay Island.

  10.2.    Form of Management Services Agreement between the Registrant and Hay Island.

  10.3.    Employment Agreement dated October 23, 1996 between the Registrant and Timothy Mann.

  10.4.    Employment Agreement dated October 23, 1996 between the Registrant and J. Thomas Ryan, III.

  10.5.    Employment Agreement dated October 23, 1996 between the Registrant and Nicholas J. Cevera,
            Jr.

  10.6.    Employment Agreement dated October 23, 1996 between the Registrant and Robert A. Britton.

 *10.7.    Second Amended and Restated Credit Agreement, dated as of October 28, 1996, between the
            Registrant and the Bank of Boston Connecticut, as administrative agent, and the group of financial institution parties thereto.

  10.8.    Management Incentive Plan.

  10.9.    Form of 1996 Stock Option Plan.

  10.10.   Supplemental Pension Program.

 *10.11.   Form of Tax Sharing Agreement.

  16.1.    Letter regarding change in certifying accountant.

**21.1.    List of Subsidiaries.

  23.1.    Consent of Coopers & Lybrand L.L.P., independent accountants.

 *23.2.    Consent of Schnader, Harrison, Segal & Lewis (included in Exhibit 5.1).

**24.1.    Power of Attorney (contained on page II-5).

  27.1.    Financial Data Schedule.


------------------------

     * To be provided by amendment.


    ** Previously filed.


    (b) Financial Statement Schedules:

    Schedule VIII--Valuation and Qualifying Accounts.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby further undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 14, 1996.






                                SWISHER INTERNATIONAL GROUP INC.

                                By:            /s/ ROBERT A. BRITTON
                                     -----------------------------------------
                                                 Robert A. Britton
                                              EXECUTIVE VICE PRESIDENT
                                            AND CHIEF FINANCIAL OFFICER







    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.










          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board,
    WILLIAM ZIEGLER, III*         Chief Executive Officer
------------------------------    and Director               November 14, 1996
     William Ziegler, III         (principal executive
                                  officer)

                                Chairman of the Executive
     WILLIAM T. ZIEGLER*          Committee, Chief
------------------------------    Operating Officer and      November 14, 1996
      William T. Ziegler          Director

                                Executive Vice President,
    /s/ ROBERT A. BRITTON         Chief Financial Officer
------------------------------    and Director               November 14, 1996
      Robert A. Britton           (principal financial and
                                  accounting officer)

        TIMOTHY MANN*
------------------------------  President and Director       November 14, 1996
         Timothy Mann

     J. THOMAS RYAN, III*       Executive Vice President-
------------------------------    Sales & Marketing and      November 14, 1996
     J. Thomas Ryan, III          Director

   NICHOLAS J. CEVERA, JR*      Executive Vice
------------------------------    President-Operations and   November 14, 1996
    Nicholas J. Cevera, Jr        Director

     CYNTHIA Z. BRIGHTON*
------------------------------  Vice President-Financial     November 14, 1996
     Cynthia Z. Brighton          Services and Director

      C. KEITH HARTLEY*
------------------------------  Director                     November 14, 1996
       C. Keith Hartley











          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
     ALFRED F. LA BANCA*
------------------------------  Director                     November 14, 1996
      Alfred F. La Banca

      DONALD E. MCNICOL*
------------------------------  Vice Chairman of the Board   November 14, 1996
      Donald E. McNicol           and Director

       JOHN R. TWEEDY*
------------------------------  Director                     November 14, 1996
        John R. Tweedy



*By:    /s/ ROBERT A. BRITTON
      -------------------------
          Robert A. Britton
          ATTORNEY-IN-FACT





                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                       DESCRIPTION
---------  ----------------------------------------------------------------------------------

 *1.1.     Form of U.S. Purchase Agreement.

 *1.2.     Form of International Purchase Agreement.

  3.1.     Form of Amended and Restated Certificate of Incorporation of the Registrant.

  3.2.     Form of Amended and Restated Bylaws of the Registrant.

 *4.1.     Specimen certificate.

 *5.1.     Opinion of Schnader, Harrison, Segal & Lewis.

  10.1.    Form of Registration Rights Agreement between the Registrant and Hay Island.

  10.2.    Form of Management Services Agreement between the Registrant and Hay Island.

  10.3.    Employment Agreement dated October 23, 1996 between the Registrant and Timothy
            Mann.

  10.4.    Employment Agreement dated October 23, 1996 between the Registrant and J. Thomas
            Ryan, III.

  10.5.    Employment Agreement dated October 23, 1996 between the Registrant and Nicholas J.
            Cevera, Jr.

  10.6.    Employment Agreement dated October 23, 1996 between the Registrant and Robert A.
            Britton.

 *10.7.    Second Amended and Restated Credit Agreement, dated as of October 28, 1996, between the Registrant and the Bank of Boston Connecticut, as administrative agent, and the group of financial institution parties thereto.

  10.8.    Management Incentive Plan.

  10.9.    Form of 1996 Stock Option Plan.

  10.10.   Supplemental Pension Program.

 *10.11.   Form of Tax Sharing Agreement.

  16.1.    Letter regarding change in certifying accountant.

**21.1.    List of Subsidiaries.

  23.1.    Consent of Coopers & Lybrand L.L.P., independent accountants.

 *23.2.    Consent of Schnader, Harrison, Segal & Lewis (included in Exhibit 5.1).

**24.1.    Power of Attorney (contained on page II-5).

  27.1.    Financial Data Schedule.


------------------------

     * To be provided by amendment.


    ** Previously filed.